As filed with the Securities and Exchange Commission on January 10, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SEACOAST BANKING CORPORATION OF FLORIDA
(Exact name of registrant as specified in its charter)
Florida (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	59-2260678 (I.R.S. Employer Identification No.)
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Joseph B. Shearouse, III First Bank of the Palm Beaches 615 North Dixie Highway West Palm Beach, Florida 33401 Telephone: (561) 847-2720	Michael V. Mitrione Gustav L. Schmidt Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 East West Palm Beach, Florida 33401 Telephone: (561) 655-1980
Approximate date of commencement of proposed sale of the securities to the public:   As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company” and “emergency growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock $0.10 par value	1,042,699	Not applicable	$17,360,925	$2,253.45
(1)
The maximum number of full shares issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based upon $3.33 (the book value per share of First Bank of the Palm Beaches common stock as of January 9, 2020) multiplied by 5,213,491 (the maximum number of such shares that may be exchanged for the securities being registered).

(3)
Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED January 10, 2020
PRELIMINARY PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of First Bank of the Palm Beaches:
On November 19, 2019, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, and First Bank of the Palm Beaches, or First Bank, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of our two banks. Under the merger agreement, First Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “merger”). The acquisition will expand Seacoast’s presence in the attractive Palm Beach market and strengthen its position in the state.
In the merger, each share of First Bank Class A common stock and Class B common stock, which we collectively refer to as First Bank common stock (except for specified shares of First Bank common stock held by First Bank, Seacoast or SNB and any dissenting shares), will be converted into the right to receive 0.2000 (which we refer to as the “exchange ratio”) of a share of Seacoast common stock (which we refer to as the “merger consideration” and also in an aggregate consideration amount as the “aggregate merger consideration”). In the event that First Bank’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than First Bank’s target consolidated tangible shareholders’ equity (defined in the merger agreement as $14,104,000, less the impact of after-tax permitted expenses including (i) those reasonable expenses incurred in connection with the merger and (ii) the fee payable to First Bank’s financial advisor) and First Bank’s general allowance for loan and lease losses is less than 0.73% of total loans and leases outstanding, then Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between First Bank’s target consolidated tangible shareholders’ equity and First Bank’s consolidated tangible shareholders’ equity.
The market value of the merger consideration will fluctuate with the market price of Seacoast common stock and other factors and will not be known at the time First Bank shareholders vote on the merger agreement. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on            , 2020, the last practicable date before the date of this document, the value of the per share stock consideration payable to holders of First Bank common stock was approximately $      . We urge you to obtain current market quotations for Seacoast common stock (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate.
Based on the current number of shares of First Bank common stock outstanding, Seacoast expects to issue up to approximately     million shares of common stock to the First Bank shareholders. Upon completion of the merger, current First Bank shareholders will own approximately 1.99% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of First Bank common stock outstanding that occurs for any reason prior to the completion of the merger will cause the actual number of shares issued upon completion of the merger to change.
First Bank will hold a special meeting of its shareholders in connection with the merger. Holders of First Bank common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. First Bank shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.
The special meeting of First Bank shareholders will be held on            , 2020 at            ,     , West Palm Beach, Florida, at    local time.
First Bank’s board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of First Bank and its shareholders, has authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that First Bank shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the First Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of First Bank shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to First Bank shareholders, describes the special meeting of First Bank, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 11, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, First Bank shareholders should contact Joseph B. Shearouse, III, 615 North Dixie Highway, West Palm Beach, Florida 33401, (561) 847-2720. We look forward to seeing you at the meeting.

Joseph B. Shearouse, III
Chairman & Chief Executive Officer
First Bank of the Palm Beaches
Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or First Bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is            , 2020, and it is first being mailed or otherwise delivered to the shareholders of First Bank on or about            , 2020.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2020
To the Shareholders of First Bank of the Palm Beaches:
First Bank of the Palm Beaches (“First Bank”) will hold a special meeting of shareholders at   local time, on            , 2020, at           , West Palm Beach, Florida           , for the following purposes:
•
for holders of First Bank common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 19, 2019, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank and First Bank, pursuant to which First Bank will merge with and into Seacoast National Bank, as more fully described in the attached proxy statement/prospectus; and

•
for holders of First Bank common stock to consider and vote upon a proposal to adjourn the First Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on            , 2020 as the record date for the First Bank special meeting. Only holders of record of First Bank common stock at that time are entitled to notice of, and to vote at, the First Bank special meeting, or any adjournment or postponement of the First Bank special meeting. In order for the merger agreement to be approved, the affirmative vote of at least a majority of the outstanding shares of First Bank common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of First Bank common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices hereby given may be transacted at such adjourned meeting.
First Bank shareholders are entitled to assert dissenters’ rights pursuant to Section 658.44 of the Florida Financial Institutions Code (a copy of which is attached as Appendix C to the accompanying proxy statement/prospectus) in connection with the approval of the merger agreement. The dissenters’ rights law provides that, if the merger is consummated, a dissenting shareholder will be entitled to payment in cash of the value of only those shares held by the shareholder (i) which at the First Bank special meeting are voted “AGAINST” approval of the merger agreement or (ii) with respect to which the shareholder has given written notice to First Bank, at or prior to the First Bank special meeting, that such shareholder dissents from the merger and which shares are not voted “FOR” approval of the merger agreement. For more information, please see “The Merger — Dissenters’ Rights for First Bank Shareholders” beginning on page 46.
Your vote is very important. We cannot complete the merger unless First Bank’s shareholders approve the merger agreement.
Regardless of whether you plan to attend the First Bank special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of First Bank common stock, please contact Joseph B. Shearouse, III , 615 North Dixie Highway, West Palm Beach, Florida 33401 at (561) 847-2720.
First Bank’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of First Bank and its shareholders, has authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and recommends that First Bank shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the First Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.
By Order of the Board of Directors,
Joseph B. Shearouse, III
Chairman & Chief Executive Officer
West Palm Beach, Florida
           , 2020

WHERE YOU CAN FIND MORE INFORMATION
Seacoast Banking Corporation of Florida
Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You can obtain any of the documents filed with or furnished to the SEC by Seacoast at no cost from the SEC’s website located at http://www.sec.gov. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085
Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 1,042,699 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.
Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 83. These documents are available free of charge upon written request to Seacoast at the address listed above.
To obtain timely delivery of these documents, you must request them no later than            , 2020 in order to receive them before the First Bank special meeting of shareholders.
Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and First Bank supplied all information contained in this proxy statement/prospectus relating to First Bank.
First Bank
First Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of First Bank common stock, please contact First Bank at:
First Bank of the Palm Beaches
615 North Dixie Highway
West Palm Beach, Florida 33401
Attention: Joseph B. Shearouse, III, Chairman & Chief Executive Officer
Telephone: (561) 847-2720
i

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or First Bank that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to First Bank shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

We have not authorized any person to give any information or make any representation about the merger of Seacoast Banking Corporation of Florida or First Bank of the Palm Beaches that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.
v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB” and First Bank of the Palm Beaches as “First Bank.”
Q:
Why am I receiving this proxy statement/prospectus?

A:
Seacoast, SNB and First Bank have entered into an Agreement and Plan of Merger, dated as of November 19, 2019 (which we refer to as the “merger agreement”) pursuant to which First Bank will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and using the name “Seacoast National Bank” (the “merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, a majority of the outstanding shares of First Bank Class A common stock and Class B common stock (which we refer to collectively as “First Bank common stock”) vote in favor of the proposal to approve the merger agreement.
In addition, First Bank is soliciting proxies from holders of First Bank common stock with respect to a proposal to adjourn the First Bank special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.
First Bank will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because First Bank’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of First Bank common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the First Bank meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.
Q:
Why do Seacoast and First Bank want to merge?

A:
We believe the combination of Seacoast and First Bank will create one of the leading community banking franchises in the Palm Beach market, providing our customers with additional branch locations and our shareholders with improved market share. The First Bank board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of First Bank and its shareholders and recommends that the First Bank shareholders vote “FOR” approval of the merger agreement. For more information about the reasons for the merger, see “The Merger — Seacoast’s Reasons for the Merger” and “The Merger — First Bank’s Reasons for the Merger and The Recommendation of the First Bank Board of Directors.”

Q:
What will I receive in the merger?

A:
If the merger is completed, for each share of First Bank common stock that you hold (other than dissenters’ shares) immediately prior to the effective time of the merger, you will receive 0.2000, which we refer to as the exchange ratio, of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also referred to in an aggregate consideration amount as the “aggregate merger consideration”). If First Bank’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than $14,104,000 (less the after-tax impact of permitted expenses) and First Bank’s general allowance for loan and lease losses is less than 0.73% of total loans and leases outstanding, Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between $14,104,000 (less the after-tax impact of permitted expenses) and First Bank’s consolidated tangible shareholders’ equity.

Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, First Bank shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the First Bank shareholder approval is obtained.
Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock and certain other adjustments. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that First Bank shareholders will receive.

Q:
How will the merger impact First Bank equity awards?

A:
Prior to the effective time of the merger, First Bank will take all actions necessary to cause each First Bank equity award issued and outstanding immediately prior to the effective time to be terminated in exchange for an amount in cash equal to (i) the aggregate number of shares of First Bank common stock subject to such equity award prior to termination multiplied by (ii) the excess, if any, of  (A) the value of the merger consideration, as finally determined as of the effective time of the merger, over (B) the exercise price per share for the applicable equity award. First Bank had a total of 658,399 stock options outstanding at November 19, 2019, of which 503,260 were vested and 155,139 were not vested.

Q:
How does First Bank’s board of directors recommend that I vote at the special meeting?

A:
First Bank’s board of directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.

Q:
When and where is the special meeting?

A:
The First Bank special meeting will be held at       , West Palm Beach, Florida, on            , 2020 at       local time.

Q:
Who can vote at the special meeting of shareholders?

A:
Holders of record of First Bank common stock at the close of business on            , 2020, which is the date that the First Bank board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:
What will happen to First Bank following the merger?

A:
Immediately following the effective time of the merger, First Bank will merge with and into SNB, with SNB being the surviving bank.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. You must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares.
Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of First Bank common stock will constitute a quorum for the transaction of business. Abstentions, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Bank common stock entitled to vote on the merger agreement as of the close of business on           , 2020, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy, or (3) fail to instruct your bank, broker, or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the merger agreement proposal and no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of First Bank common stock cast in favor of the adjournment proposal exceed the vote cast against the adjournment proposal.

Q:
Why is my vote important?

A:
If you do not submit a proxy or vote in person, it may be more difficult for First Bank to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of a majority of the outstanding shares of First Bank common stock entitled to vote on the merger agreement. First Bank’s board of directors recommends that you vote “FOR” the proposal to approve the merger agreement.

Q:
How many votes do I have?

A:
You are entitled to one vote for each share of First Bank common stock that you owned as of the close of business on the record date. As of the close of business on the record date,       shares of First Bank Class A common stock and        shares of First Bank Class B common stock were outstanding and entitled to vote at the First Bank special meeting, respectively.

Q:
Do First Bank directors and executive officers have interests in the merger that are different from, or in addition to, my interests?

A:
Yes. In considering the recommendation of the First Bank’s board of directors with respect to the merger agreement, you should be aware that some of First Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First Bank’s shareholders generally. Interests of certain officers and directors that may be different from or in addition to the interests of First Bank’s shareholders include, but are not limited to, the receipt of continued indemnification and insurance coverage under the merger agreement, the receipt of a cash payment in exchange for termination of the equity awards and the payment of change in control payments to certain executives.

Q:
If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker, or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker, or other nominee.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All First Bank shareholders, including shareholders of record and shareholders who hold their shares through nominees or any other holder of record, are invited to attend the special meeting.

Holders of record of First Bank common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Bank reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without First Bank’s express written consent.
Q:
Can I change my vote?

A:
Yes. If you are a holder of record of First Bank common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Bank’s corporate secretary or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by First Bank after the vote will not affect the vote. First Bank’s corporate secretary’s mailing address is: First Bank of the Palm Beaches, 615 North Dixie Highway, West Palm Beach, Florida 33401.

Q:
What are the U.S. federal income tax consequences of the merger to holders of First Bank common stock?

A:
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Assuming the merger so qualifies, holders of First Bank common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock that they receive in the merger. However, First Bank stockholders may recognize gain or loss in connection with cash received in lieu of any fractional shares of Seacoast common stock they would otherwise be entitled to receive.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of First Bank stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Q:
Are First Bank shareholders entitled to dissenters’ rights?

A:
Yes. First Bank shareholders are entitled to dissenters’ rights under Section 658.44 of the Florida Financial Institutions Code (the “FFIC”), a copy of which is attached as Appendix C to this proxy statement/prospectus. If you wish to assert dissenters’ rights, you (i) must vote “AGAINST” the Merger agreement proposal at the First Bank special meeting or (ii) must deliver to First Bank, at or prior to the First Bank special meeting, written notice of your intent to demand payment for your shares if the merger is consummated and you must not vote “FOR” approval of the merger agreement proposal. A summary of these procedures can be found under “The Merger — Dissenters Rights for First Bank Shareholders” beginning on page 46 and detailed information about the special meeting can be found under “Information About the Special Meeting” on page 22. Due to the complexity of the procedures for exercising dissenters’ rights, First Bank shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of dissenters’ rights.

Q:
What should I do if I hold my shares of First Bank stock in book-entry form?

A:
You are not required to take any specific actions if your shares of First Bank stock are held in book-entry form. After the completion of the merger, shares of First Bank stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Seacoast common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger, as applicable.

Q:
If I am a First Bank shareholder, should I send in my stock certificates now?

A:
No. Please do not send in your First Bank stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging First Bank stock certificates for the merger consideration. See “The Merger Agreement — Procedures for Converting Shares of First Bank Common Stock into Merger Consideration” beginning on page 52 of this proxy statement/prospectus.

Q:
Whom may I contact if I cannot locate my First Bank stock certificate(s)?

A:
If you are unable to locate your original First Bank stock certificate(s), you should contact Joseph B. Shearouse, III, 615 North Dixie Highway, West Palm Beach, Florida 33401, (561) 847-2720. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 1 State Street, 30th Floor, New York, New York 10004, or at (212) 509-4000.

Q:
When do you expect to complete the merger?

A:
Seacoast and First Bank expect to complete the merger in the first quarter of 2020. However, neither Seacoast nor First Bank can assure you when or if the merger will occur. First Bank must first obtain the approval of First Bank shareholders for the merger and Seacoast must receive the necessary regulatory approvals.

Q:
What happens if I sell or transfer ownership of shares of First Bank common stock after the record date for the First Bank special meeting?

A:
The record date for the First Bank special meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of First Bank common stock after the record date for the First Bank special meeting, but prior to completion of the merger, you will retain the right to vote at the First Bank special meeting, but the right to receive the merger consideration will transfer with the shares of First Bank common stock.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of First Bank common stock will not receive any consideration for their shares of First Bank common stock that otherwise would have been received in connection with the merger. Instead, First Bank will remain an independent bank.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of First Bank common stock, please contact: Joseph B. Shearouse, III, 615 North Dixie Highway, West Palm Beach, Florida 33401 at (561) 847-2720.

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SUMMARY
The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand the merger fully. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. First Bank and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.
Unless the context otherwise requires throughout this document, “we,” and “our” refer collectively to Seacoast and First Bank. The parties refer to the proposed merger of First Bank with and into SNB as the “merger” and the Agreement and Plan of Merger, dated November 19, 2019, by and among Seacoast, SNB and First Bank as the “merger agreement.”
Information Regarding Seacoast, SNB and First Bank
Seacoast Banking Corporation of Florida
Seacoast National Bank
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085
Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.
Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management and mortgage services to customers through advanced banking solutions and 48 traditional branches of SNB. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Daytona Beach area, into Orlando and Central Florida and the adjacent Tampa market, and west to Okeechobee and surrounding counties.
Seacoast is one of the largest community banks headquartered in Florida with approximately $6.9 billion in assets and $5.7 billion in deposits as of September 30, 2019.
First Bank of the Palm Beaches
615 North Dixie Highway
West Palm Beach, Florida 33401
Telephone: (561) 847-2720
First Bank of the Palm Beaches, or First Bank, is a community bank that was founded in 2006 by Palm Beach County business men and women as a friendly banking alternative to the mega banks. First Bank was founded on the belief that there has always been and will always be the need for a community bank whose bankers understand the local economy and the people that make it go. To that end, First Bank focuses on building personal relationships while also offering modern online banking and financial technology solutions.
First Bank’s mission is to provide exceptional banking services to residents and businesses located in the communities it serves by offering and delivering these services with the highest degree of professionalism and courtesy by employing bankers who are highly engaged and deeply rooted in the community. Underlying First Bank’s community-focused strategy are its core values of availability, honest, and community. First Bank takes pride in knowing its customers and understanding their unique needs and seeks to bolster strong customer relationships though local decision-making, investing in community, and making banking simple for customers.
With a management team possessing more than 194 years of combined banking experience, First Bank believes that its team has a thorough knowledge of the local market, their competition, and banking and regulatory requirements. First Bank believes that its focus on human capital has helped develop technical abilities and skill set diversity among its banking team, which has encouraged a strong sense of team, resulting in quality staff and employee loyalty. First Bank’s culture is client-focused with an emphasis on active community engagement.
At September 30, 2019, First Bank had total assets of approximately $189.1 million, gross loans of approximately $150.2 million, total deposits of approximately $171.7 million, and total shareholders’ equity of approximately $16.4 million.
Regulatory Approvals
Completion of the merger is subject to various regulatory approvals, including approvals from the Office of the Comptroller of the Currency, or OCC. Notifications and/or applications requesting approvals for the merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the OCC. The parties cannot be certain when or if they will obtain approval from the OCC or, if obtained, whether such approval will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 46 of this proxy statement/prospectus.
The Merger (see page 52)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
In the merger, First Bank will merge with and into SNB, with SNB as the surviving bank of such merger.
Closing and Effective Time of the Merger (see page 52)
The closing date is currently expected to occur in the first quarter of 2020. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Florida Department of State. The merger will become effective on a mutually agreeable date following the date on which the satisfaction or waiver of the closing conditions have occurred. Neither Seacoast nor First Bank can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and First Bank’s shareholder approvals will be received.
Merger Consideration (see page 52)
Under the terms of the merger agreement, each share of First Bank common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, First Bank, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.2000, which we refer to as the exchange ratio, of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also referred to in an aggregate consideration amount as the “aggregate merger consideration”). Please see “The Merger Agreement — Consideration” for more information. If First Bank’s consolidated tangible shareholders’ equity, as defined in the merger agreement, is less than $14,104,000 (less the after-tax impact of permitted expenses) and First Bank’s general allowance for loan and lease losses is less than 0.73% of total loans and leases outstanding, Seacoast shall have the option to adjust the merger consideration downward by an amount that is reflective of the overall shortfall between $14,104,000 (less the after-tax impact of permitted expenses) and First Bank’s consolidated tangible shareholders’ equity.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest and rounded to the nearest whole cent) in an amount equal to such fractional part of a share of Seacoast common stock, rounded to the nearest one hundredth of a share, multiplied by the average of the daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty (20) trading days ending on the trading day immediately prior to the determination date, which is defined as the later of the date on which the last required regulatory consent is obtained without regard to any requisite waiting period or the date on which the First Bank shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on November 18, 2019, the last trading day before the signing of the merger agreement, the value of the merger consideration payable to holders of First Bank common stock was approximately $32.9 million, or $5.91 per share of common stock (which includes First Bank stock options). Based on the closing price of Seacoast common stock on            , 2020, the last practicable date before the date of this document, the value of the merger consideration payable to holders of First Bank common stock was approximately $      . First Bank shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”
Equivalent First Bank Common Stock Per Share Value (see page    )
Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” First Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for First Bank common stock. The following table presents the closing price of Seacoast common stock on November 18, 2019, the last trading date prior to the public announcement of the merger agreement, and            , 2020, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of First Bank common stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio of 0.2000.
Date	Seacoast closing sale price		Equivalent First Bank per share value
November 18, 2019		$29.53		$5.91
, 2020	$		$
The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the merger consideration to be received by First Bank shareholders. Similarly, if Seacoast shares decline in value, so will the value of the merger consideration to be received by First Bank shareholders. First Bank shareholders should obtain current sale prices for Seacoast common stock.
Procedures for Converting Shares of First Bank Common Stock into Merger Consideration (see page    )
Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of First Bank common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s First Bank stock certificate(s) for the merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.
Please do not send in your certificates until you receive these instructions.
Material U.S. Federal Income Tax Consequences of the Merger (see page 44)
The merger is expected to qualify as a reorganization within the meaning of Section 368(a) of the Code and the merger agreement will constitute a “plan of reorganization” as such term is used in Sections 354 and 361 of the Code. Assuming the merger so qualifies, holders of First Bank common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the shares of Seacoast common stock they receive in the merger. However, First Bank stockholders may recognize gain or loss in connection with cash received in lieu of any fractional shares of Seacoast common stock they would otherwise be entitled to receive.
It is a condition to Seacoast’s obligation to complete the merger that it receives a tax opinion, dated the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. This opinion, however, will not bind the Internal Revenue Service or the courts, which could take a contrary view. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger Generally.”
The U.S. federal income tax consequences described above may not apply to all holders of First Bank stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Dissenters’ Rights (see page     and Appendix C)
Under Florida law, First Bank shareholders have the right to dissent from the merger and receive whatever consideration may be determined to be due to such dissenting shareholder under Section 658.44 of the FFIC instead of receiving the merger consideration. To exercise dissenters’ rights, First Bank shareholders must strictly follow the procedures established by Section 658.44 of the FFIC, which include either voting “AGAINST” the merger agreement proposal at the First Bank special meeting or delivering to First Bank at or prior to the First Bank special meeting written notice of the shareholder’s intent to demand payment for the shares of First Bank common stock if the merger agreement proposal is approved and not voting for the merger agreement proposal.
Opinion of First Bank’s Financial Advisor (see page 32 and Appendix B)
In connection with the merger, First Bank’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated November 19, 2019, to the First Bank board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of First Bank common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this document. The opinion was for the information of, and was directed to, the First Bank board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not address the underlying business decision of First Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Bank board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Bank common stock or any shareholder of any other entity as to how to vote or act in connection with the merger or any other matter.
For further information, please see the section entitled “The Merger — Opinion of First Bank’s Financial Advisor” beginning on page 32.
Recommendation of the First Bank Board of Directors (see page 29)
After careful consideration, the First Bank board of directors recommends that First Bank shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of First Bank, who as of the date of the merger agreement held shares of First Bank common stock, certain executive officers of First Bank and each beneficial holder of 5% or more of First Bank’s outstanding shares of common stock have entered into a shareholder support agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, subject to the terms of the shareholder support agreement.
For more information regarding the shareholder support agreements, please see the section entitled “Information About the First Bank Special Meeting — Shares Subject to Shareholder Support Agreement; Shares Held by Directors and Executive Officers.”

For a more complete description of First Bank’s reasons for the merger and the recommendations of the First Bank board of directors, please see the section entitled “The Merger — First Bank’s Reasons for the Merger and Recommendation of First Bank’s Board of Directors” beginning on page 29.
Interests of First Bank Directors and Executive Officers in the Merger (see page 48)
In considering the recommendation of the First Bank’s board of directors with respect to the merger agreement, you should be aware that some of First Bank’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of First Bank’s shareholders generally, including:
•
First Bank’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

•
The merger agreement provides for the termination of each Company equity award issued and outstanding in exchange for the receipt of a cash payment.

•
Certain First Bank executives are entitled to certain payments upon a change of control of First Bank.

These interests are discussed in more detail in the section entitled “The Merger — Interests of First Bank Directors and Executive Officers in the Merger” beginning on page 48. The First Bank board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.
Treatment of First Bank Equity Awards (see page 53)
The merger agreement requires First Bank to take all actions necessary to cause each First Bank equity award issued and outstanding immediately prior to the effective time of the merger to be terminated in exchange for an amount in cash, without interest, equal to the product of  (i) the aggregate number of shares of First Bank common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of merger consideration, as finally determined as of the effective time over the exercise price per share of the applicable equity award.
Conditions to Completion of the Merger (see page 62)
The completion of the merger depends on a number of conditions being fulfilled or, where permitted by applicable law, written waiver by the parties, including but not limited to:
•
the approval of the merger agreement and the transactions contemplated thereby by First Bank shareholders;

•
all regulatory consents required to consummate the transactions contemplated by the merger agreement shall have been obtained or made and remain in full force and effect and all waiting periods required by law shall have expired, and such regulatory consents shall not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger;

•
the absence of any judgment, order, injunction or decree issued by any governmental authority preventing the consummation of the merger and the absence of law or order by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated and be continuing by the SEC;

•
the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•
the accuracy, subject to varying degrees of materiality, of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•
performance and compliance in all material respects by the other party of its respective obligations under the merger agreement;

•
in the case of Seacoast, First Bank’s receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to certain contracts;

•
in the case of Seacoast, the holders of no more than 5% of First Bank common stock shall have exercised their dissenters’ rights under the FFIC;

•
the absence of any event which has had or is reasonably likely to have a material adverse effect on the other party;

•
in the case of Seacoast, receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
in the case of Seacoast, the executed claims letters and restrictive covenant agreements from certain of First Bank’s executive officers and directors;

•
in the case of Seacoast, First Bank’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $14,104,000 (less the after-tax impact of permitted expenses) and general allowance for loan and lease losses shall be an amount not less than 0.73% of total loans and leases outstanding;

•
in the case of Seacoast, all outstanding First Bank equity awards shall have been terminated and cashed out and First Bank’s board of directors and shareholders shall have terminated the First Bank stock plans; and

•
in the case of Seacoast, the delivery of a non-foreign affidavit by First Bank.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Third Party Proposals (see page 58)
First Bank has agreed to a number of limitations with respect to initiating, soliciting or participating in any discussions, communications or negotiations with respect to acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit First Bank from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.
Termination (see page 63)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by First Bank shareholders:
•
by mutual consent of the board of directors of First Bank and the board of directors or executive committee of the board of directors of Seacoast; or

•
by the board of directors of either Seacoast or First Bank, if there is a breach by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement that is not cured within the earlier of 30 days’ notice of such breach or June 30, 2020 or which breach cannot be cured prior to the closing; or

•
by the board of directors of either Seacoast or First Bank, if there is a material breach by the other party of any covenant set forth in the merger agreement that is not cured within 30 days’ notice of such breach or which breach cannot be cured prior to June 30, 2020; or

•
by the board of directors of either Seacoast or First Bank, if a requisite regulatory consent has been denied by final non-appealable action of a governmental authority; or

•
by the board of directors of either Seacoast or First Bank, if the First Bank shareholders fail to approve the merger agreement at a duly held meeting of such shareholders where the merger agreement was presented for approval and voted upon; or

•
by the board of directors of either Seacoast or First Bank, if the merger has not been completed by June 30, 2020, unless the failure to consummate the transactions contemplated by the merger agreement by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if  (i) the First Bank board of directors withdraws, qualifies or modifies its recommendation that the First Bank shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) First Bank has failed to substantially comply with its “no-shop” obligations set forth in the merger agreement, (iii) First Bank has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting or (iv) First Bank’s board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

•
by the board of directors of First Bank, if First Bank has received a superior proposal and has made a determination to accept such superior proposal (provided that First Bank has complied with the provisions related to superior proposals set forth in the merger agreement); or

•
by the board of directors of Seacoast, if holder of more than 5% in the aggregate of the outstanding shares of First Bank common stock have voted against the merger agreement and have given notice of their intention to exercise their dissenters’ rights.

Termination Fee (see page 63)
First Bank must pay Seacoast a termination fee of  $1,500,000 if:
•
Seacoast terminates the merger agreement because the First Bank board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

•
First Bank terminates the merger agreement as a result of its receipt of a superior proposal that has not been withdrawn; or

•
either party terminates the merger agreement because the First Bank shareholders have not approved the merger agreement and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because of willful breach by First Bank of a covenant or agreement set forth in the merger agreement that is not cured in accordance with the merger agreement and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because the First Bank board of directors withdraws, qualifies or modifies its recommendation that the First Bank shareholders approve the merger agreement in a manner adverse to Seacoast or has resolved to take such action and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because First Bank has failed to substantially comply with the “no-shop” provisions of the merger agreement by First Bank and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because First Bank has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been received by First Bank or a public announcement of an acquisition proposal has been made and not formally withdrawn or abandoned and First Bank enters into an acquisition proposal within 12 months of such termination.

NASDAQ Listing (see page 57)
Seacoast will cause the shares of Seacoast common stock to be issued to the holders of First Bank common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
First Bank Special Meeting (see page       )
The special meeting of First Bank shareholders will be held on            , 2020, at      , local time, at       , West Palm Beach, Florida. At the special meeting, First Bank shareholders will be asked to vote on: (i) the proposal to approve the merger agreement; (ii) the adjournment proposal; and (iii) any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.
Holders of First Bank common stock as of the close of business on            , 2020, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 5,213,491 shares of First Bank common stock held by approximately 167 shareholders of record. Each First Bank shareholder can cast one vote for each share of First Bank common stock owned on the record date.
As of the record date, directors and executive officers of First Bank and their affiliates owned and were entitled to vote approximately 1,244,416 shares of First Bank common stock (excluding approximately 476,339 shares which may be acquired by such persons upon the exercise of vested stock options), representing approximately 23.9% of the outstanding shares of First Bank common stock entitled to vote on that date. Pursuant to the support agreement, each director and executive officer of First Bank, who as of the date of the merger agreement held shares of First Bank common stock, and each beneficial holder of 5% or more of outstanding shares of First Bank common stock have agreed at any meeting of First Bank shareholders, however called, or any adjournment or postponement thereof  (and subject to certain exceptions) to vote the shares owned in favor of the merger proposal. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of First Bank common stock.
Required Shareholder Votes (see page       )
In order to approve the merger agreement, the affirmative vote of a majority of the outstanding shares of First Bank common stock entitled to vote at the First Bank special meeting must vote in favor of the merger agreement.
No Restrictions on Resale
All shares of Seacoast common stock received by First Bank shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Market Prices and Dividend Information (see page       )
Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of December 31, 2019, there were 51,513,733 shares of Seacoast common stock outstanding. Approximately 83% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 36% of its outstanding stock. Seacoast has approximately 2,179 shareholders of record as of December 31, 2019.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on December 21, 2019 were BlackRock, Inc., 55 East 52nd Street, New York, New York 10055 (14.81%) , T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202 (8.85%), the Vanguard Group (6.18%), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 and Capital Research & Mgmt Co. (5.92%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Seacoast did not pay cash dividends on its common stock during the periods indicated.
	Seacoast Common Stock
	High	Low	Dividend
2018
First Quarter	$28.44	$23.96	$—
Second Quarter	$33.51	$25.61	$—
Third Quarter	$34.95	$28.30	$—
Fourth Quarter	$29.86	$21.74	$—
2019
First Quarter	$29.75	$24.45	$—
Second Quarter	$28.78	$22.99	$—
Third Quarter	$27.64	$22.35	$—
Fourth Quarter	$31.02	$24.70	$—
2020
First Quarter (through January [•], 2020)
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.
Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.
As of December 31, 2019, there were 1,402,001 shares of First Bank Class A common stock, $5.00 par value per share, outstanding and 3,811,490 shares of First Bank Class B common stock, $1.00 par value per share, outstanding, which were held by approximately 167 holders of record. First Bank’s Class A common stock is identical in all respects to First Bank’s Class B common stock, other than par value, and First Bank’s Class A and Class B common stock are collectively referred to in this proxy statement/prospectus as First Bank common stock.
First Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the First Bank common stock. Management is not aware of any trades in First Bank’s common stock since January 1, 2018. First Bank has never paid any cash dividends on the shares of First Bank
First Bank Common Stock
	High	Low	Dividend
2018
First Quarter	$—	$—	$—
Second Quarter	$—	$—	$—
Third Quarter	$—	$—	$—
Fourth Quarter	$—	$—	$—

First Bank Common Stock
	High	Low	Dividend
2019
First Quarter	$—	$—	$—
Second Quarter	$—	$—	$—
Third Quarter	$—	$—	$—
Fourth Quarter	$—	$—	$—
2020
First Quarter (through January [•], 2020)	$—	$—	$—
Comparison of Shareholders’ Rights (see page 65)
The rights of First Bank shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of First Bank. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 65.
Risk Factors (see page 11)
Before voting at the First Bank special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 11 or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 83.

RISK FACTORS
An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2019, June 30, 2019 and September 30, 2019, and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Seacoast’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2019, June 30, 2019 and September 30, 2019 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.
Risks Associated with the Merger
The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting First Bank or Seacoast.
The businesses of Seacoast and First Bank differ in some respects and, accordingly, the results of operations of the combined company and the market price of Seacoast’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and First Bank. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference.”
Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the per share stock consideration that you will receive in the merger until the closing.
Under the terms of the merger agreement, each share of First Bank common stock outstanding immediately prior to the effective time of the merger (excluding shares of First Bank common stock owned by First Bank, Seacoast or SNB or the dissenting shares) will be converted into the right to receive 0.2000 shares of Seacoast common stock (plus cash in lieu of fractional shares), which is subject to adjustment based on the value of First Bank’s consolidated tangible shareholder’s equity and First Bank’s general allowance for loan and lease losses. The value of the shares of Seacoast common stock to be issued to First Bank shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and First Bank. We make no assurances as to whether or when the merger will be completed. First Bank shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of First Bank common stock at the special meeting.
The merger will not be completed unless important conditions are satisfied or waived, including approval by First Bank shareholders.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of Seacoast and First Bank may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before Seacoast and First Bank are obligated to complete the merger:
•
The merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of a majority of the outstanding shares of First Bank common stock;

•
All regulatory consents required to consummate the transactions contemplated by the merger agreement must have been obtained and all waiting periods required by law must have expired and such consents must not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries, including First Bank, after the effective time of the merger;

•
No order issued by any governmental authority preventing the consummation of the merger shall be in effect and no law or order shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order may have been issued by the SEC and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the registration statement shall have been initiated and continuing;

•
The holders of no more than 5% of First Bank common stock shall have taken the actions required by the FFIC to qualify their common stock as dissenting shares;

•
Since the date of the merger agreement, no fact, circumstance or event shall have occurred that has had or is reasonably likely to have a material adverse effect on either party;

•
Certain First Bank employees shall have entered into claims letters and/or restrictive covenant agreements;

•
First Bank’s consolidated tangible shareholders’ equity as of the close of business on the 5th business day prior to the closing date shall not be less than $14,104,000 and its general allowance for loan and lease losses shall not be less than 0.73% of total loans and leases outstanding;

•
All outstanding First Bank equity awards shall have been terminated and cashed out and First Bank’s board of directors and shareholders shall have taken all action necessary to terminate the First Bank stock plans;

•
Seacoast shall have received from its tax counsel a U.S. federal income tax opinion that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
The shares of Seacoast common stock to be issued pursuant to the merger shall have been approved for listing on the NASDAQ.

For a more detailed description of the conditions set forth in the merger agreement that must be satisfied or waived to complete the merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page      .
Shares of Seacoast common stock to be received by holders of First Bank common stock as a result of the merger will have rights different from the shares of First Bank common stock.
Upon completion of the merger, the rights of former First Bank shareholders will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with First Bank common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. See “Comparison of Shareholders’ Rights” beginning on page      for a discussion of the different rights associated with Seacoast common stock.
First Bank shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
First Bank shareholders currently have the right to vote in the election of the board of directors of First Bank and on other matters affecting First Bank. Upon the completion of the merger, First Bank’s shareholders will be shareholders of Seacoast with a percentage ownership of Seacoast that is smaller than such shareholders’ current percentage ownership of First Bank. It is currently expected that the former shareholders of First Bank as a group will receive shares in the merger constituting approximately 1.99% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, First Bank shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of First Bank.
If a First Bank shareholder exercises statutory dissenters’ rights, the value such shareholder receives could be less than the value of the merger consideration such shareholder would otherwise receive pursuant to the merger agreement.
Pursuant to Section 658.44 of the FFIC, a First Bank shareholder who perfects dissenters’ rights as provided in such section is entitled to receive payment in cash of the value of each share of First Bank common stock held by such shareholder. The value of the share of First Bank common stock, as determined in accordance with the Florida statutes, may be less than the value of a share of the First Bank common stock such shareholder would otherwise receive pursuant to the merger agreement. See “The Merger — Dissenters’ Rights for First Bank Shareholders.”
Seacoast and First Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of First Bank and Seacoast. These uncertainties may impair Seacoast’s or First Bank’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or First Bank to seek to change existing business relationships with Seacoast or First Bank or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.
Seacoast and First Bank have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts First Bank from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent First Bank from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to First Bank’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on First Bank’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page      for a description of the covenants applicable to First Bank and Seacoast.
Seacoast may fail to realize the cost savings estimated for the merger.
Although Seacoast estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast and First Bank in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger.
The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast and First Bank. Although Seacoast and First Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of First Bank and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and First Bank would have to recognize these expenses without realizing the anticipated benefits of the merger.
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
It is expected that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of Seacoast to complete the merger is conditioned upon the receipt of a U.S. federal income tax opinion to that effect from Seacoast’s tax counsel. This tax opinion represents the legal judgment of counsel rendering the opinion and is not binding on the Internal Revenue Service or the courts. If the merger does not qualify as a tax-free reorganization, then the holders of shares of First Bank common stock will recognize any gain with respect to the entire consideration received in the merger, including any shares of Seacoast stock received as well as any cash received in lieu of fractional shares of Seacoast common stock. The consequences of the merger to any particular First Bank shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.
Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Seacoast following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or have a material adverse effect. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.
The opinion of First Bank’s financial advisor delivered to First Bank’s board of directors prior to the signing of the merger agreement does not reflect any changes in circumstances since the date of the opinion.
First Bank’s board of directors received the opinion of First Bank’s financial advisor regarding the fairness, from a financial point of view, to the holders of First Bank common stock, of the exchange ratio on November 19, 2019. Subsequent changes in the operation and prospects of Seacoast or First Bank, general market and economic conditions and other factors that may be beyond the control of Seacoast or First Bank may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. The opinion does not address the fairness of the exchange ratio from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinion of First Bank’s financial advisor, please refer to the section entitled “The Merger — Opinion of First Bank’s Financial Advisor” beginning on page      .

First Bank’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of First Bank shareholders.
Executive officers of First Bank and the Chairman of the board of directors of First Bank negotiated the terms of the merger agreement with Seacoast, and the First Bank board of directors approved and recommended that First Bank shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain First Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of First Bank shareholders generally. See “The Merger — Interests of First Bank Directors and Executive Officers in the Merger” on page      for information about these financial interests.
The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire First Bank.
Until the completion of the merger, with some limited exceptions, First Bank and its directors, officers, employees, representatives and affiliates are prohibited from initiating, soliciting, encouraging or knowingly facilitating any inquiry or proposal relating to any acquisition proposal, from engaging or participating in any negotiations concerning or with any person relating to any acquisition proposal or providing any confidential or nonpublic information or data to any person relating to an acquisition proposal. In addition, First Bank has agreed to pay to Seacoast in certain circumstances a termination fee equal to $1,500,000. These provisions could discourage other companies from trying to acquire First Bank even though those other companies might be willing to offer greater value to First Bank shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on First Bank’s financial condition. See “The Merger Agreement — Third Party Proposals” beginning on page      and “The Merger Agreement — Termination Fee” beginning on page      .
Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and First Bank.
If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.
Some of the performing loans in the First Bank loan portfolio being acquired by Seacoast may be under-collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.
In an acquisition transaction, the purchasing financial institution may be acquiring under-collateralized loans from the seller. Under-collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under-collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, First Bank’s and Seacoast’s loan portfolios may have under-collateralized loans that are still performing.
When it acquires a loan portfolio, Seacoast will establish an allowance for credit losses to recognize the full amount of expected credit losses over the life of the acquired loans. With respect to the First Bank loan portfolio, Seacoast has preliminarily estimated a $1.3 million allowance for credit losses which Seacoast believes is adequate to mitigate the risk of under-collateralized performing loans. There is no assurance that the allowance for credit losses that Seacoast will place on the First Bank loan portfolio to mitigate against under-collateralized performing loans will be adequate or that Seacoast will not incur losses that could be greater than this estimate.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and First Bank before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:
•
the failure to obtain the approval of First Bank shareholders in connection with the merger;

•
the risk that the merger may not be completed in a timely manner or at all, which may adversely affect Seacoast’s and First Bank’s business and the price of Seacoast common stock;

•
the risk that a condition to closing of the proposed merger may not be satisfied;

•
the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;

•
the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger;

•
the parties’ ability to promptly and effectively integrate the businesses of Seacoast and First Bank, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expenses;

•
the diversion of management time on issues related to the merger;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•
the effect of the announcement or pendency of the merger on Seacoast’s customer, employee and business relationships, operating results, and business generally;

•
deposit attrition, operating costs, customer loss and business disruption following the proposed merger, including difficulties in maintaining relationships with employees, may be greater than expected;

•
reputational risks and the reaction of the companies’ customers to the proposed merger;

•
customer acceptance of the combined company’s products and services;

•
increased competitive pressures and solicitations of customers and employees by competitors;

•
the failure to consummate or delay in consummating the merger for other reasons;

•
the outcome of any legal proceedings that may be instituted against Seacoast or First Bank related to the merger agreement or the merger;

•
changes in laws or regulations;

•
the dilution caused by Seacoast’s issuance of additional shares of its common stock in the merger or related to the merger;

•
the sale price of Seacoast common stock could decline before the completion of the merger, including as a result of the financial performance of Seacoast or First Bank or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•
the continuation of the historically low short-term interest rate environment, other changes in interest rates, deposit flows, loan demand and real estate values; and

•
changes in general business, economic and market conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated by reference herein. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or First Bank. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2018, 2017, 2016, 2015 and 2014 is derived from the audited consolidated financial statements of Seacoast. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2019 and 2018, is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.
The results of operations as of and for the nine months ended September 30, 2019, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2019 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2018; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”
(Amounts in thousands, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Net interest income	$181,858	$151,531	$211,515	$176,296	$139,588	$109,487	$74,907
Provision for (recapture of) loan losses	6,199	9,388	11,730	5,648	2,411	2,644	(3,486)
Noninterest income:
Other	41,678	37,506	50,645	43,230	37,427	32,434	24,744
Gain on sale of VISA stock	—	—	—	15,153	—	—	—
Securities gains/(losses), net	(1,322)	(198)	(623)	86	368	161	469
Noninterest expenses	122,682	112,809	162,273	149,916	130,881	103,770	93,366
Income before income taxes	93,333	66,642	87,534	79,201	44,091	35,668	10,240
Provision for income taxes	21,770	15,329	20,259	36,336	14,889	13,527	4,544
Net income	$71,563	$51,313	$67,275	$42,865	$29,202	$22,141	$5,696
Per Share Data
Net income available to common shareholders:
Diluted	$1.38	$1.07	$1.38	$0.99	$0.78	$0.66	$0.21
Basic	1.39	1.09	1.40	1.01	0.79	0.66	0.21
Cash dividends declared	—	—	—	—	—	—	—
Book value per common share	18.70	15.50	16.83	14.70	11.45	10.29	9.44
Assets	$6,890,645	$5,930,934	$6,747,659	$5,810,129	$4,680,932	$3,534,780	$3,093,335
Net loans	4,952,684	4,025,458	4,792,791	3,790,255	2,856,136	2,137,202	1,804,814
Deposits	5,673,141	4,643,510	5,177,240	4,592,720	3,523,245	2,844,387	2,416,534
Shareholders’ equity	962,678	732,831	864,267	689,664	435,397	353,453	312,651
Performance Ratios(1)
Return on average assets	1.41%	1.17%	1.11%	0.82%	0.69%	0.67%	0.23%
Return on average equity	10.48	9.65	9.08	7.51	7.06	6.56	2.22
Net interest margin(2)	3.95	3.79	3.85	3.73	3.63	3.64	3.25
Average equity to average assets	13.47	12.10	12.23	10.96	9.85	10.21	10.34

(1)
Performance ratios for interim periods are presented on an annualized basis

(2)
On a fully taxable equivalent basis

MARKET PRICES AND DIVIDEND INFORMATION
Seacoast Banking Corporation of Florida
Seacoast common stock is listed and trades on the NASDAQ Global Select Market under the symbol “SBCF.” As of December 31, 2019, there were 51,513,733 shares of Seacoast common stock outstanding. Approximately 83% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top institutional investors own approximately 36% of its outstanding stock. Seacoast has approximately 2,179 shareholders of record as of December 31, 2019.
To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on December 21, 2019 were BlackRock, Inc. (14.81%), 55 East 52nd Street, New York, New York 10055, T. Rowe Price Associates, Inc. (8.85%), 100 E. Pratt Street, Baltimore, Maryland 21202, The Vanguard Group (6.18%), 100 Vanguard Blvd., Malvern, Pennsylvania 19355 and Capital Research & Mgmt Co. (5.92%), 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated.
The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.
	Seacoast Common Stock
	High		Low		Dividend
2018
First Quarter		$28.44		$23.96		$—
Second Quarter		$33.51		$25.61		$—
Third Quarter		$34.95		$28.30		$—
Fourth Quarter		$29.86		$21.74		$—
2019
First Quarter		$29.75		$24.45		$—
Second Quarter		$28.78		$22.99		$—
Third Quarter		$27.64		$22.35		$—
Fourth Quarter		$31.02		$24.70		$—
2020
First Quarter (through January [•], 2020)	$		$		$
Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.
Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant.

First Bank of the Palm Beaches
As of December 31, 2019, there were 1,402,001 shares of First Bank Class A common stock, $5.00 par value per share, outstanding and 3,811,490 shares of First Bank Class B common stock, $1.00 par value per share, outstanding, which were held by approximately 167 holders of record. First Bank’s Class A common stock is identical in all respects to First Bank’s Class B common stock, other than par value, and First Bank’s Class A and Class B common stock are collectively referred to in this proxy statement/prospectus as First Bank common stock.
First Bank common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the First Bank common stock. Management is not aware of any trades in First Bank’s common stock since January 1, 2018. First Bank has never paid any cash dividends on the shares of First Bank
First Bank Common Stock
	High	Low	Dividend
2018
First Quarter	$—	$—	$—
Second Quarter	$—	$—	$—
Third Quarter	$—	$—	$—
Fourth Quarter	$—	$—	$—
2019
First Quarter	$—	$—	$—
Second Quarter	$—	$—	$—
Third Quarter	$—	$—	$—
Fourth Quarter	$—	$—	$—
2020
First Quarter (through January [•], 2020)	$—	$—	$—

INFORMATION ABOUT THE FIRST BANK SPECIAL MEETING
This section contains information about the special meeting that First Bank has called to allow First Bank shareholders to vote on the approval of the merger agreement. The First Bank board of directors is mailing this proxy statement/prospectus to you, as a First Bank shareholder, on or about            , 2020. Together with this proxy statement/prospectus, the First Bank board of directors is also sending you a notice of the special meeting of First Bank shareholders and a form of proxy that the First Bank board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on            , 2020 at      , local time, at      , West Palm Beach, Florida.
Matters to be Considered at the Meeting
At the special meeting, First Bank shareholders will be asked to consider and vote on:
•
a proposal to approve the merger agreement, which we refer to as the merger proposal;

•
a proposal of the First Bank board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal; and

•
any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the First Bank board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the First Bank Board of Directors
The First Bank board of directors recommends that First Bank shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — First Bank’s Reasons for the Merger and Recommendations of the First Bank Board of Directors.”
Record Date and Quorum
           , 2020 has been fixed as the record date for the determination of First Bank shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 5,213,491 shares of First Bank common stock outstanding and entitled to vote at the special meeting, held by approximately 167 holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of First Bank common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of First Bank common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of First Bank common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Vote
The affirmative vote of a majority of the outstanding shares of First Bank common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of First Bank common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.
Each share of First Bank common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Vote — Shareholders of Record
Voting in Person.   If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.
Voting by Proxy.   Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the First Bank board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your First Bank stock certificates for the merger consideration.
YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
•
submitting another valid proxy card bearing a later date;

•
attending the special meeting and voting your shares in person; or

•
delivering prior to the special meeting a written notice of revocation to First Bank’s Corporate Secretary at the following address: First Bank of the Palm Beaches, 615 North Dixie Highway, West Palm Beach, Florida 33401.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of First Bank and their affiliates owned and were entitled to vote 1,244,416 shares of First Bank common stock (excluding approximately 476,339 shares which may be acquired by such persons upon the exercise of vested stock options), representing approximately 23.9% of the outstanding shares of First Bank common stock entitled to vote on that date.
A total of 1,993,269 shares of First Bank common stock, representing approximately 38.2% of the outstanding shares of First Bank common stock entitled to vote at the special meeting, are subject to a support agreement between Seacoast and each of First Bank’s directors and executive officers who held shares of First Bank common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of First Bank’s outstanding shares of common stock (excluding approximately 476,339 shares which may be acquired by such persons upon the exercise of vested stock options). Pursuant to the support agreement, each director and executive officer of First Bank who held shares of First Bank common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of First Bank’s outstanding shares of common stock have agreed to, at any meeting of First Bank shareholders, however called, or any adjournment or postponement thereof  (and subject to certain exceptions):
•
vote (or cause to be voted) all shares of First Bank’s common stock owned by such shareholder in favor of the approval of the terms of the merger agreement, the merger and each of the transactions contemplated by the merger agreement;

•
not vote or grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the merger agreement, the merger and the transactions contemplated by the merger agreement; and

•
vote (or cause to be voted) his shares against any competing transaction.

Pursuant to the shareholder support agreement, without the prior written consent of Seacoast, each director, certain executive officers and beneficial holder of 5% or more of First Bank’s common stock have further agreed not to sell or otherwise transfer any shares of First Bank common stock. The foregoing summary of the shareholder support agreement entered into by First Bank’s directors and certain executive officers who held shares of First Bank common stock as of the date of the merger agreement, and each beneficial holder of 5% or more of First Bank’s outstanding shares of common stock does not purport to be complete, and is qualified in its entirety by reference to the form of shareholder support agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this document.
For more information about the beneficial ownership of First Bank common stock by each 5% or greater beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of First Bank Common Stock by Management and Principal Shareholders of First Bank.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the First Bank board of directors. First Bank will bear the entire cost of soliciting proxies from you. First Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of First Bank stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of First Bank in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Attending the Meeting
All holders of First Bank common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without First Bank’s express written consent.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact First Bank at:
First Bank of the Palm Beaches
615 North Dixie Highway
West Palm Beach, Florida 33401
Telephone: (561) 847-2720
Attn: Joseph B. Shearouse, III, Chairman & Chief Executive Officer

PROPOSAL 1: THE MERGER
Background of the Merger
The First Bank Board of Directors has regularly discussed First Bank’s business strategy, performance and prospects in the context of the national and local business and regulatory environment, as well as economic conditions bearing a direct impact on the successful implementation of First Bank’s business plan. The board of directors and management have regularly discussed the progress made in deploying capital raised in 2014, improving operational efficiencies and asset quality, while growing First Bank’s assets. In this regard, management undertook aggressive actions to improve asset quality and increase earning assets. From December 31, 2010 through September 30, 2019, non-performing loans to total loans decreased from 10.37% to 0.15%, and assets increased from $64 million to $189 million. Deposits increased from $67 million to $171 million and total loans outstanding increased from $56 million to $149 million. During 2018, the board and management recognized that First Bank would likely need to consider a number of possible options, including, raising additional capital to support continued growth, looking for a potential partner to grow, or seeking to partner with a larger financial institution. In connection with the board’s evaluation of these strategic alternatives, Joseph B. Shearouse, III, Chairman and Chief Executive Officer of First Bank, from time to time, informally discussed these potential alternatives with other financial institutions and representatives of investment banks who were familiar with First Bank’s market. Mr. Shearouse regularly updated the board of directors regarding such discussions. In September 2018, concurrent with the opening of First Bank’s Wellington branch, the board of directors met to discuss First Bank’s overall strategic plan and options as it approached $200 million in assets. The Board agreed to reconsider its options in 2019 and directed the Chief Executive to hold informal discussions with representatives of certain investment banks relating to the mergers and acquisition environment, capital raising options and the competitive landscape in First Bank’s market area.
On April 30, 2019, the board met with representatives of Keefe, Bruyette, and Woods, Inc., or KBW, a nationally recognized investment bank with extensive experience advising community banks. KBW reviewed with the board the banking environment nationally and in Florida, including mergers and acquisitions activity and strategies and capital raising options. At the time, no action was taken to pursue a particular course of action. The board did agree to consider the implications of each strategic option and met the following week to have further discussion. At the May 3, 2019 board meeting, the board met to discuss strategic options and First Bank’s success in implementing its business plan. While the board concluded that management had successfully repositioned First Bank by improving profitability and operations, the relatively small size of First Bank and capital constraints on growth presented challenges going forward, particularly if economic conditions moderated or deteriorated.
From June through August of 2019, KBW, acting as First Bank’s financial advisor and in accordance with First Bank’s directives, contacted 21 financial institutions to solicit their level of interest in pursuing a potential business combination with First Bank. Eight of the institutions, including Seacoast, entered into confidentiality agreements and received financial and operational information regarding First Bank.
In July of 2019, Seacoast asked Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to assist Seacoast as it considered the merits of a potential transaction with First Bank. On July 12, 2019, Seacoast formally engaged Sandler O’Neill as its financial advisor in connection with the potential First Bank transaction.
On August 2, 2019, Denny Hudson, Seacoast’s Chairman and Chief Executive Officer, met with Jay Shearouse, Chairman and Chief Executive Officer of First Bank, to discuss Seacoast’s interest in a potential merger.
First Bank subsequently received indications of interest from four institutions, including one from Seacoast submitted on August 15, 2019, which included a price of  $5.24 for each outstanding share of First Bank common stock and a 60-day exclusivity period.
On August 22, 2019, the board held a meeting which was attended by senior management and representatives of KBW and First Bank’s outside legal counsel, Gunster, Yoakley & Stewart, P.A. (“Gunster”). At the board meeting, KBW reviewed the process conducted to date and then reviewed with the board each of the non-binding indications of interest and each interested financial institution, including the ability of each institution to timely complete a possible transaction and in the case of Seacoast, the one bidder offering stock consideration, its business and financial prospects.
Following a discussion of each of the several indications of interest, the board of directors authorized senior management and KBW to continue discussions with and permit further due diligence by the two financial institutions providing what the board believed to be the highest bids, which included Seacoast.
On October 7, 2019 following a formal due diligence and loan review process, Seacoast submitted to First Bank a revised indication of interest which included an exchange ratio of 0.2096.
On October 8, 2019, Alston & Bird LLP, counsel to Seacoast (“Alston & Bird”), circulated an initial draft of the merger agreement to First Bank in order to demonstrate its commitment to the proposed transaction.
On October 23, 2019, Mr. Hudson and Mr. Shearouse met to discuss Seacoast’s preliminary offer terms, including pricing. Mr. Hudson informed Mr. Shearouse that Seacoast was unable to increase its proposed exchange ratio.
Following this discussion, on the same date, the board of directors of First Bank met with representatives of KBW and Gunster in attendance to review the final non-binding offers of the two remaining financial institutions. The board also reviewed the history of the board’s actions taken through the date of the meeting, including the challenge of obtaining comparable value for First Bank shareholders in the event the board decided to continue operating as an independent community bank, and the process undertaken to determine that each bidder’s indication of interest provided the best value reasonably attainable for First Bank’s shareholders. KBW also reviewed information regarding Seacoast’s business and financial prospects, as well as the second bidder’s ability to fund its proposed transaction and complete the process in a timely manner. Each party indicated that their bid was their best and final offer. Seacoast’s final bid was approximately 4.8% higher than the bid of the other financial institution, based on Seacoast’s stock price as of October 21, 2019. Moreover, Seacoast’s bid proposed that the merger consideration consist 100% of publicly traded common stock, which was viewed favorably by the board following review of Seacoast’s business and financial prospects, as well as the ability afforded to shareholders of being able to defer a tax event, as opposed to a cash transaction, which would be immediately taxable. The bid of the other financial institution was an all-cash offer and would result in an immediate taxable event for First Bank’s shareholders. Following this discussion, the board of directors unanimously voted to authorize a special transaction committee consisting of First Bank’s Chief Executive Officer and two independent directors, with the assistance of KBW and Gunster, to negotiate with Seacoast and its representatives, the terms of a definitive merger agreement and related documents.
Following this meeting, the price of Seacoast common stock rose substantially, from a closing price of $26.23 on October 23, 2019 to a closing price of  $28.69 on October 29, 2019. Based on this significant increase in the market price of Seacoast common stock, Sandler O’Neill communicated to KBW that Seacoast planned to adjust its exchange ratio.
On October 30, 2019, Gunster circulated a proposed revised draft of the merger agreement, which included a proposed exchange ratio of 0.2096 and other proposed changes recommended in consultation with First Bank’s special committee.
On November 1, 2019, Seacoast provided to First Bank a non-binding letter of intent for the potential acquisition of First Bank, which included an exclusivity period which expired on November 15, 2019 and an exchange ratio of 0.2000.
On November 4, 2019 the board of directors of First Bank met to consider the revised non-binding letter of intent and the effect of the 4.9% reduction in exchange ratio and, after review and discussion in consultation with KBW, the board affirmed its decision to proceed with its negotiation of a definitive agreement with Seacoast. Following the meeting, First Bank executed the revised non-binding letter of intent including an exchange ratio of 0.2000 and an exclusivity period which expired on November 15, 2019.

Alston & Bird received access to an electronic data room on November 4, 2019 and commenced its diligence review, including legal due diligence, while Seacoast and its other representatives continued its due diligence review, including credit due diligence. Concurrently with Seacoast’s due diligence review of First Bank, representatives of First Bank also conducted reverse due diligence on Seacoast.
Also on November 4, 2019, Alston & Bird circulated a revised draft of the merger agreement to Gunster. On November 5, 2019, Gunster and Alston & Bird preliminarily reviewed and discussed issues relating to the terms of the merger agreement via conference call. Based on such discussion, Alston & Bird circulated a further revised draft of the merger agreement to Gunster on November 8, 2019. Over the course of the following week, Seacoast and its representatives continued negotiations with First Bank and its representatives with respect to the terms of the potential transaction and the draft merger agreement. The issues raised in these negotiations included the respective covenants of the parties pending closing of the transaction, the amount of the termination fee payable by First Bank in certain circumstances, whether or not a shareholder vote would be required in connection with certain potential 280G payments, the terms of certain employment arrangements, permitted expenses and First Bank’s ability to enter into alternative third party acquisition proposals under certain circumstances. Representatives of Seacoast and Alston & Bird had multiple telephonic conference calls with representatives of First Bank and Gunster to negotiate the terms of the draft merger agreement and ancillary agreements and Alston & Bird and Gunster each exchanged further revised drafts of the merger agreement and ancillary agreements on November 14, 2019. On November 16, 2019, the parties discussed extending the exclusivity period that ended on November 15, 2019 and agreed to continue to work together towards signing a definitive agreement. Alston & Bird circulated a revised draft of the merger agreement and ancillary agreements on November 16, 2019, which were provided to the First Bank board in advance of its upcoming special meeting to consider and vote on the approval of the merger, and execution versions of the documents on November 19, 2019.
On November 19, 2019, First Bank’s board of directors held a meeting to consider the merger agreement and the transactions contemplated therein. Representatives of Gunster provided an overview of certain legal aspects related to the merger agreement, the ancillary documents related to the merger agreement and the transactions contemplated therein and responded to questions from the board. KBW then reviewed the financial aspects of the proposed merger and rendered its opinion to the board, which was initially rendered verbally and subsequently confirmed by a written opinion, dated November 19, 2019, to the effect that, as of the date of such opinion and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Bank common stock.
Following further discussion, the First Bank board of directors’ special transaction committee and the full board each unanimously (i) determined and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement were advisable and in the best interests of First Bank and its shareholders, (ii) authorized, adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) recommended the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement to the First Bank shareholders and (iv) resolved that the merger agreement be submitted to the First Bank shareholders for adoption thereof.
On November 19, 2019, Seacoast’s board of directors also met in special session to review and consider the merger agreement and the transactions and agreements contemplated by it. The management team made a presentation relating to the strategic and financial considerations and rationale of the transaction. Further to this discussion, a representative of Sandler O’Neill reviewed the principal terms of the proposed transaction and the financial impacts of the merger on Seacoast and provided comparable transaction analysis for Florida and national bank mergers. At the meeting, Alston & Bird reviewed for the directors the terms and conditions of the merger agreement, the merger and the various agreements to be signed in connection with the merger agreement, and engaged in discussions with the board members on such matters. After additional discussion and deliberation, the Seacoast board of directors adopted and approved the draft merger agreement and the transactions and agreements contemplated by it (subject to no material terms or conditions being revised) and determined that the merger agreement and the transactions contemplated by it were in the best interests of Seacoast and its shareholders.

The parties signed the merger agreement and a press release announcing the transaction was issued on November 19, 2019. A conference call to discuss the merger was held the next morning on November 20, 2019.
First Bank’s Reasons for the Merger and Recommendation of the First Bank Board of Directors
After careful consideration, First Bank’s board of directors, at a meeting held on November 19, 2019, determined that the merger agreement is advisable, fair to and in the best interests of First Bank and its shareholders. Accordingly, First Bank’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that First Bank shareholders vote “FOR” the approval of the merger agreement at the First Bank special meeting. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the First Bank board of directors evaluated the merger and the merger agreement in consultation with First Bank’s executive management team, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
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the operational results that First Bank could expect to achieve by continuing to operate independently, and the likely risks and benefits to First Bank shareholders of that course of action, compared to the value of the merger consideration to be received from Seacoast and the ability of First Bank shareholders to continue as shareholders of a larger institution with greater liquidity;

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the current and prospective environment in which First Bank and Seacoast operate, including current national and local economic conditions, the current interest rate environment, expected continued increase in operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for small community banks versus that of larger financial institutions, and the likely effect of these factors on First Bank both with and without the proposed transaction;

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the exchange ratio is fixed so that if the market price of Seacoast common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by First Bank shareholders in exchange for their shares of First Bank common stock will also be higher;

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the benefits expected to be achieved through economies of scale and the impact to operational costs and the expected benefits that a merger with a larger financial institution could provide as a result of economies of scale, as well as increased efficiencies of operations and enhanced customer products and services;

•
the board’s review, discussions with First Bank’s management, and consideration of other strategic alternatives available to First Bank for enhancing long-term shareholder value and the potential risks, benefits, and uncertainties associated with such alternatives;

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the complementary nature of the cultures of the two institutions, which management believes will facilitate integration and implementation of the transaction;

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management’s expectation that the combined institution will have a strong capital position upon completion of the transaction;

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the board’s belief that the transaction is likely to provide substantial value to First Bank’s shareholders and will allow them to continue to participate as shareholders of a larger institution;

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the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow First Bank shareholders to participate in a significant portion of the future performance of the combined institution and potentially benefit from the synergies resulting from the merger;

•
the historical performance of Seacoast’s common stock and the value to First Bank shareholders represented by the stock consideration to be paid in the merger;

•
the greater liquidity in the trading market for Seacoast common stock relative to the market for First Bank common stock due to the listing of Seacoast’s shares on The Nasdaq Global Select Market;

•
the financial presentation, dated November 19, 2019, of KBW to the First Bank board of directors and the opinion, dated November 19, 2019, of KBW to the First Bank board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of First Bank common stock of the exchange ratio in the merger, as more fully described below under “Opinion of First Bank’s Financial Advisor;”

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the nonfinancial terms of the merger agreement, including the ability of First Bank’s board of directors, under certain circumstances, to withdraw, qualify, amend or modify its recommendation to First Bank shareholders to approve the merger agreement (subject to payment of a termination fee), which the board reviewed with outside legal counsel;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of burdensome regulatory conditions; and

•
the expected tax treatment of the merger as a tax-free “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — U.S. Federal Income Tax Consequences of the Merger.”

The First Bank board of directors also considered a number of potential risks and uncertainties associated with the merger, including the following:
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the risk that the merger may not be consummated or that the closing may be delayed as a result of factors outside either party’s control;

•
The ability of Seacoast to proportionately decrease the exchange ratio, and thereby reduce the value of the transaction, if First Bank does not satisfy the minimum equity closing condition under the merger agreement;

•
the potential risk of diverting management attention and resources from the operation of First Bank’s business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•
the requirement that First Bank conduct its business in the ordinary course and the other restrictions on the conduct of First Bank’s business prior to the completion of the merger, which may delay or prevent First Bank from undertaking business opportunities that may arise prior to completion of the merger;

•
that under the merger agreement, subject to certain exceptions, First Bank cannot solicit competing acquisition proposals;

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that First Bank’s directors and executive officers have financial interests in the merger in addition to their interests as First Bank shareholders, including financial interests that are the result of compensation arrangements with First Bank, and the manner in which such interests would be impacted by the merger;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating First Bank’s business, operations and workforce with those of Seacoast and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

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the possibility that First Bank will have to pay a $1.5 million termination fee to Seacoast if the merger agreement is terminated under certain circumstances;

•
that the exchange ratio is fixed so that if the market price of Seacoast common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by First Bank shareholders in exchange for their shares of common stock will also be lower; and

•
the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the First Bank board of directors, you should be aware that certain directors and officers of First Bank may have interests in the merger that are different from, or in addition to, interests of First Bank shareholders generally and may create potential conflicts of interest. The First Bank board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, and in recommending to First Bank’s shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of First Bank Executive Officers and Directors in the Merger.”
The foregoing discussion of the factors considered by the First Bank board of directors is not intended to be exhaustive and is intended to illustrate the material factors considered by the First Bank board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the First Bank board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have weighed certain factors differently. The First Bank board of directors considered all these and other factors as a whole, including through discussions with, and questioning of, First Bank’s management and First Bank’s financial and legal advisors. After its consideration, the First Bank board concluded the various factors supported its determination to approve the merger.
For the reasons set forth above, the First Bank board of directors has adopted and approved the merger and the merger agreement and the transactions contemplated thereby and recommends that First Bank shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Each of the directors of First Bank has entered into a shareholder support agreement with Seacoast, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the First Bank special meeting. The shareholder support agreements are discussed in more detail in the section entitled “Information About the First Bank Special Meeting — Shares Subject to Shareholder Support Agreements; Shares Held by Directors and Executive Officers” beginning on page    of this proxy statement/prospectus.
Seacoast’s Reasons for the Merger
As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of First Bank is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors and senior management reviewed the business, financial condition, results of operations and prospects for First Bank, the market condition of the market area in which First Bank conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Palm Beach County market, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both First Bank and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders. The board considered the fact that the acquisition would increase Seacoast’s existing footprint in Palm Beach County, that market overlap would drive cost savings, and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attrition. In addition, the board of directors also considered the analysis and presentations from its outside financial advisor, Sandler O’Neill.
While management of Seacoast believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Seacoast has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.
Opinion of First Bank’s Financial Advisor
First Bank engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to First Bank, including an opinion to the First Bank board of directors as to the fairness, from a financial point of view, to the holders of First Bank common stock of the exchange ratio in the proposed merger of First Bank with and into Seacoast Bank. First Bank selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding companies and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the telephonic meeting of the First Bank board held on November 19, 2019, at which the First Bank board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the First Bank board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Bank common stock. The First Bank board approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Bank board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of First Bank common stock. It did not address the underlying business decision of First Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Bank board in connection with the merger, and it does not constitute a recommendation to any holder of First Bank common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Bank and Seacoast and bearing upon the merger, including, among other things:
•
the execution version of the merger agreement;

•
the audited financial statements for the three fiscal years ended December 31, 2018 of First Bank;

•
the unaudited quarterly financial statements for the quarters ended March 31, 2019 and June 30, 2019 of First Bank;

•
certain draft and unaudited quarterly financial results for the quarter ended September 30, 2019 of First Bank (provided by First Bank);

•
the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of Seacoast;

•
the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 of Seacoast;

•
certain regulatory filings of First Bank and Seacoast and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•
certain other interim reports and other communications of First Bank and Seacoast to their respective shareholders; and

•
other financial information concerning the businesses and operations of First Bank and Seacoast that was furnished to KBW by First Bank and Seacoast or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of First Bank and Seacoast;

•
the assets and liabilities of First Bank and Seacoast;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial information for First Bank and certain financial and stock market information for Seacoast with similar information for certain other companies the securities of which were publicly traded;

•
financial and operating forecasts and projections of First Bank that were prepared by First Bank management, provided to KBW and discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the First Bank board;

•
certain publicly available consensus “street estimates” of Seacoast, as well as assumed long-term Seacoast growth rates provided to KBW by Seacoast management, all of which information was discussed with KBW by Seacoast management and used and relied upon by KBW based on such discussions, at the direction of First Bank management and with the consent of the First Bank board; and

•
estimates regarding certain pro forma financial effects of the merger on Seacoast (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Seacoast management, provided to and discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of First Bank management and with the consent of the First Bank board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of First Bank and Seacoast regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by First Bank, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with First Bank.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of First Bank as to the reasonableness and achievability of the financial and operating forecasts and projections of First Bank referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were prepared and represented the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of First Bank, upon Seacoast management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Seacoast, the assumed long-term Seacoast growth rates, and the estimates regarding certain pro forma financial effects of the merger on Seacoast (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Seacoast “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Seacoast management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of First Bank and Seacoast that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Seacoast referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of First Bank and Seacoast and with the consent of the First Bank board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Bank or Seacoast since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with First Bank’s consent, that the aggregate allowances for loan and lease losses for First Bank and Seacoast are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Bank or Seacoast, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Bank or Seacoast under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the execution version reviewed by KBW and referred to above) with no adjustments to the exchange ratio and with no other consideration or payments in respect of First Bank common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessaryregulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First Bank, Seacoast or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of First Bank that First Bank relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Bank, Seacoast, the merger and any related transaction and the merger agreement. KBW did not provide advice with respect to any such matters. KBW assumed, at the direction of First Bank and without independent verification, that First Bank’s Consolidated Tangible Shareholders’ Equity (as defined in the merger agreement) as of the close of business on the fifth business day prior to the Closing Date (as defined in the merger agreement) would not be less than First Bank’s Target Consolidated Tangible Shareholders’ Equity (as defined in the merger agreement).
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of First Bank common stock, without regard to the differences between the classes of First Bank common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to First Bank, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of First Bank to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Bank or the First Bank board;

•
the fairness of the amount or nature of any compensation to any of First Bank’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of First Bank common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Bank (other than the holders of First Bank common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Seacoast or any other party to any transaction contemplated by the merger agreement;

•
the relative fairness of the exchange ratio as between holders of the different classes of First Bank common stock;

•
any adjustment (as provided in the merger agreement) to the exchange ratio assumed for purposes of KBW’s opinion;

•
the actual value of Seacoast common stock to be issued in the merger;

•
the prices, trading range or volume at which Seacoast common stock would trade following the public announcement of the merger or following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to First Bank, Seacoast, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Bank and Seacoast. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the First Bank board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Bank board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Bank and Seacoast and the decision of First Bank to enter into the merger agreement was solely that of the First Bank board.
The following is a summary of the material financial analyses presented by KBW to the First Bank board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the First Bank board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below includes information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of  $5.91 per outstanding share of First Bank common stock, or $32.9 million in the aggregate (inclusive of the implied value of in-the-money First Bank stock options), based on the 0.200 exchange ratio in the merger and the closing price of Seacoast common stock on November 18, 2019.
Seacoast Selected Companies Analyses.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Seacoast to 17 selected major exchange-traded (defined as the NASDAQ, New York Stock Exchange and NYSE MKT) banks and thrifts which were headquartered in the Southeast U.S. and had total assets between $3 billion and $15 billion. Merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:
Amerant Bancorp Inc.	HomeTrust Bancshares, Inc.
Carolina Financial Corporation	Live Oak Bancshares, Inc.
Carter Bank & Trust	Renasant Corporation
City Holding Company	ServisFirst Bancshares, Inc.
FB Financial Corporation	TowneBank
First Bancorp	Trustmark Corporation
First Bancshares, Inc.	United Community Banks, Inc.
Franklin Financial Network, Inc.	WesBanco, Inc.
Home BancShares, Inc.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months (“LTM”) available or as of the end of such period and market price information as of November 18, 2019. KBW also used 2019 and 2020 EPS estimates taken from publicly available consensus “street estimates” for Seacoast and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Seacoast’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Seacoast and the selected companies:
	Seacoast Banking Corporation of Florida	Selected Companies
		25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	1.50%	0.85%	1.42%	1.32%	1.60%
LTM Core Return on Average Tangible Common Equity(1)	15.07%	8.53%	16.02%	13.94%	16.51%
LTM Net Interest Margin	3.96%	3.49%	3.66%	3.70%	4.07%
LTM Fee Income / Revenue Ratio(2)	18.1%	17.2%	21.6%	21.9%	29.2%
LTM Efficiency Ratio	52.7%	65.2%	58.5%	58.0%	53.7%

(1)
Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)
Excludes realized gains on sale of securities as calculated by S&P Global Market Intelligence

KBW’s analysis also showed the following concerning the financial condition of Seacoast and the selected companies:
	Seacoast Banking Corporation of Florida	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	11.05%	9.74%	10.16%	10.22%	10.59%
Total Capital Ratio	15.55%	14.07%	14.71%	14.79%	16.15%
Loans / Deposits	87.9%	85.1%	89.5%	88.5%	91.3%
Loan Loss Reserves / Loans	0.67%	0.58%	0.70%	0.79%	0.93%
Nonperforming Assets / Loans + OREO	1.04%	1.00%	0.80%	1.18%	0.63%
LTM Net Charge-offs / Average Loans	0.18%	0.16%	0.08%	0.12%	0.03%

In addition, KBW’s analysis showed the following concerning the market performance of Seacoast and the selected companies:
	Seacoast Banking Corporation of Florida	Selected Companies
		25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	10.3%	(3.7)%	(2.8)%	2.8%	9.5%
One-Year Total Return	10.3%	(2.9)%	(1.6)%	4.9%	12.6%
Year-To-Date Stock Price Change	13.5%	12.5%	17.1%	21.6%	26.5%
Price / Tangible Book Value per Share	2.07x	1.48x	1.77x	1.77x	1.97x
Price / 2019E EPS	15.1x	12.3x	14.4x	16.4x	17.2x
Price / 2020E EPS	14.9x	12.7x	13.6x	14.9x	15.6x
Dividend Yield	0.0%	0.8%	1.3%	1.6%	2.6%
2019 Dividend Payout Ratio	0.0%	12.3%	26.4%	23.0%	32.9%
No company used as a comparison in the above selected companies analysis is identical to Seacoast. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
First Bank Selected Companies Analyses.   Using publicly available information, KBW compared the financial performance and financial condition of First Bank to 16 selected major exchange-traded U.S. banks and thrifts which had total assets between $100 million and $750 million and a LTM return on average assets between 25 basis points and 100 basis points. Merger targets and mutual holding companies were excluded from the selected companies. KBW also reviewed the market performance of the selected companies.
The selected companies were as follows:
American River Bankshares	Mid-Southern Bancorp, Inc.
Bank of the James Financial Group, Inc.	MSB Financial Corp.
CBM Bancorp, Inc.	Ottawa Bancorp, Inc.
Eagle Financial Bancorp, Inc.	Sound Financial Bancorp, Inc.
Elmira Savings Bank	Southwest Georgia Financial Corporation
Fauquier Bankshares, Inc.	Summit State Bank
Glen Burnie Bancorp	Village Bank and Trust Financial Corp.
IF Bancorp, Inc.	WVS Financial Corp.
To perform this analysis, KBW used profitability and other financial information for the latest 12 months available or as of the end of such period and market price information as of November 18, 2019. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Bank’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of First Bank and the selected companies:
	The First Bank of the Palm Beaches	Selected Companies
		25th Percentile	Median	Average	75th Percentile
LTM Core Return on Average Assets(1)	0.60%	0.57%	0.75%	0.70%	0.87%
LTM Core Return on Average Tangible Common Equity(1)	6.87%	3.90%	7.74%	6.89%	9.37%
LTM Net Interest Margin	4.20%	3.30%	3.60%	3.46%	3.73%
LTM Fee Income / Revenue Ratio(2)	10.2%	8.4%	15.6%	15.3%	20.0%
LTM Efficiency Ratio	78.4%	77.2%	74.7%	74.0%	71.3%

(1)
Core income excluded extraordinary items, non-recurring items, gains/losses on sale of securities and amortization of intangibles as calculated by S&P Global Market Intelligence.

(2)
Excludes realized gains on sale of securities as calculated by S&P Global Market Intelligence

KBW’s analysis also showed the following concerning the financial condition of First Bank and the selected companies:
	The First Bank of the Palm Beaches	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.69%	9.02%	9.83%	12.52%	12.63%
Total Capital Ratio	12.51%	12.61%	13.46%	16.93%	18.05%
Loans / Deposits	87.5%	86.7%	90.5%	89.6%	99.0%
Loan Loss Reserves / Loans	0.73%	0.87%	0.94%	0.98%	1.13%
Nonperforming Assets / Loans + OREO	0.18%	1.88%	1.05%	1.27%	0.78%
LTM Net Charge-offs / Average Loans	(0.04)%	0.12%	0.03%	0.07%	0.00%
In addition, KBW’s analysis showed the following concerning the market performance of the selected companies (excluding the impact of LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than or equal to 50.0x):
	Selected Companies
	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	(4.5)%	1.5%	(1.4)%	3.6%
One-Year Total Return	(2.7)%	3.4%	1.1%	6.8%
Year-To-Date Stock Price Change	3.8%	6.9%	5.9%	11.9%
Price / Tangible Book Value per Share	0.93x	1.08x	1.07x	1.22x
Price / LTM EPS	12.1x	14.5x	18.5x	21.3x
Dividend Yield	0.5%	1.7%	1.8%	2.4%
LTM Dividend Payout Ratio	14.2%	23.5%	28.6%	33.4%
The above tangible book value per share and LTM EPS multiples for the selected companies were compared with the corresponding transaction multiples for the proposed merger (based on the implied transaction value for the merger of  $5.91 per outstanding share of First Bank common stock) of 2.00x First Bank’s tangible book value per share as of September 30, 2019 and 30.3x First Bank’s EPS for the 12 months ended September 30, 2019.

No company used as a comparison in the above selected companies analysis is identical to First Bank. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Select Transactions Analysis — Florida Transactions.   KBW reviewed publicly available information related to 11 selected whole bank transactions announced since January 1, 2016 with disclosed transaction values in which the acquired company was headquartered in Florida, had total assets between $100 million and $400 million and a LTM return on average assets greater than 30 basis points. Terminated transactions were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company
West Florida Banking Corp.	Flagship Community Bank
Sunstate Bank	Intercontinental Bankshares, LLC
First Bancshares, Inc.	Sunshine Financial, Inc.
Seacoast Banking Corporation of Florida	NorthStar Banking Corporation
Seacoast Banking Corporation of Florida	Palm Beach Community Bank
National Commerce Corporation	Patriot Bank
HCBF Holding Company, Inc.	Jefferson Bankshares, Inc.
Seacoast Banking Corporation of Florida	GulfShore Bancshares, Inc.
Stonegate Bank	Insignia Bank
Sunshine Bancorp, Inc.	FBC Bancorp, Inc.
Stonegate Bank	Regent Bancorp, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financials prior to the announcement of the respective transaction:
•
Total transaction consideration to tangible common equity of the acquired company;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Total transaction consideration to LTM net income of the acquired company.

The resulting transaction multiples and core deposit premiums for the selected transactions were compared with the corresponding transaction multiples and core deposit premium for the proposed merger based on the implied transaction value for the merger of  $5.91 per outstanding share of First Bank common stock, or $32.9 million in the aggregate, and using historical financial information for First Bank as of or for the 12 months ended September 30, 2019.
The results of the analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for one of the selected transactions, which multiple was considered to be not meaningful because it was greater than 50.0x:
Selected Transactions
	Seacoast / First Bank	25th Percentile	Median	Average	75th Percentile
Deal Value / Tangible Common Equity	2.00x	1.38x	1.48x	1.47x	1.57x
Core Deposit Premium	11.4%	6.4%	6.9%	8.8%	10.5%
Deal Value / LTM Net Income(1)	30.3x	17.9x	23.6x	24.5x	30.2x

(1)
LTM net income adjusted for deferred tax revaluation due to the Tax Cuts and Jobs Act in the case of two selected transactions and tax-affected in the case of one selected transaction in the acquired company was a S-Corporation.

No company or transaction used as a comparison in the above selected transaction analysis is identical to First Bank or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Select Transactions Analysis — Southeast Transactions.   KBW reviewed publicly available information related to 13 selected whole bank and non-mutual thrift transactions announced in 2019 with disclosed transaction values in which the acquired company was headquartered in the Southeast U.S., had total assets between $100 million and $400 million and a LTM return on average assets greater than 30 basis points. Terminated transactions were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company
SmartFinancial, Inc.	Progressive Financial Group, Inc.
First Citizens BancShares, Inc.	Community Financial Holding Company, Inc.
Summit Financial Group, Inc.	Cornerstone Financial Services, Inc.
Reliant Bancorp, Inc.	Tennessee Community Bank Holdings, Inc.
Community First Bancshares, Inc. (MHC)	ABB Financial Group, Inc.
First Financial Banc Corporation	First National Corporation of Wynne
Guaranty Capital Corporation	First Alliance Bancshares, Inc.
River Financial Corporation	Trinity Bancorp, Inc.
West Florida Banking Corp.	Flagship Community Bank
Blue Ridge Bankshares, Inc.	Virginia Community Bankshares, Inc.
Allegheny Bancshares, Inc.	Mount Hope Bankshares, Inc.
United Community Banks, Inc.	First Madison Bank & Trust
First Citizens BancShares, Inc.	First South Bancorp, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financials prior to the announcement of the respective transaction:
•
Total transaction consideration to tangible common equity of the acquired company;

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•
Total transaction consideration to LTM net income of the acquired company.

The resulting transaction multiples and core deposit premiums for the selected transactions were compared with the corresponding transaction multiples and core deposit premium for the proposed merger based on the implied transaction value for the merger of  $5.91 per outstanding share of First Bank common stock, or $32.9 million in the aggregate, and using historical financial information for First Bank as of or for the 12 months ended September 30, 2019.
The results of the analysis are set forth in the following table:
Selected Transactions
	Seacoast / First Bank	25th Percentile	Median	Average	75th Percentile
Deal Value / Tangible Common Equity	2.00x	1.35x	1.53x	1.44x	1.70x
Core Deposit Premium	11.4%	7.3%	9.0%	8.6%	9.7%
Deal Value / LTM Net Income(1)	30.3x	11.4x	14.5x	13.6x	16.5x

(1)
LTM net income tax-affected in the case of one selected transaction in the acquired company was a S-Corporation.

No company or transaction used as a comparison in the above selected transaction analysis is identical to First Bank or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Seacoast and First Bank to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data for Seacoast and First Bank as of or for the period ended September 30, 2019, (ii) consensus net income “street estimates” of Seacoast publicly available as of November 12, 2019 as discussed with Seacoast management, and (iii) financial forecasts and projections relating to the net income of First Bank provided by First Bank management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Seacoast and First Bank shareholders in the combined company based on the 0.200x exchange ratio in the merger:
	Seacoast Banking Corporation of Florida % of Total	First Bank of the Palm Beaches % of Total
Pro Forma Ownership:
At 0.200x Merger Exchange Ratio	98.0%	2.0%
Balance Sheet:
Assets	97.3%	2.7%
Gross Loans Held for Investment	97.1%	2.9%
Deposits	97.1%	2.9%
Tangible Common Equity	97.8%	2.2%
Income Statement:
2019E Net Income	97.9%	2.1%
2019E Adj. Net Income	98.9%	1.1%(1)
2020E GAAP Net Income	98.0%	2.0%

(1)
Adjusted to exclude non-core gain expected in Q4 2019 from sale of Transferrable Development Rights.

Forecasted Pro Forma Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Seacoast and First Bank. Using (i) closing balance sheet estimates as of March 31, 2020 for Seacoast and First Bank provided by Seacoast management or provided by First Bank management (as adjusted by Seacoast management), (ii) consensus “street estimates” of Seacoast publicly available as of November 12, 2019 as discussed with Seacoast management and assumed long-term growth rates for Seacoast provided by Seacoast management, (iii) financial forecasts and projections relating to the net income of First Bank provided by First Bank management (as adjusted by Seacoast management), and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain accounting adjustments and restructuring charges assumed with respect thereto) provided by Seacoast management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Seacoast. This analysis indicated the merger could be accretive to Seacoast’s estimated 2020 EPS and estimated 2021 EPS and dilutive to Seacoast’s estimated tangible book value per share as of March 31, 2020. Furthermore, the analysis indicated that, pro forma for the merger, each of Seacoast’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of March 31, 2020 could be lower. For all of the above analysis, the actual results achieved by Seacoast following the merger may vary from the projected results, and the variations may be material.

First Bank Discounted Cash Flow Analysis.   KBW performed a discounted cash flow analysis of First Bank to estimate a range for the implied equity value of First Bank. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of First Bank provided by First Bank management, and KBW assumed discount rates ranging from 12.0% to 16.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that First Bank could generate over the period from September 30, 2019 to December 31, 2024 as a standalone company and (ii) the present value of First Bank’s implied terminal value at the end of such period. KBW assumed that First Bank would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of First Bank, KBW applied a range of 10.0x to 13.0x First Bank’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of First Bank common stock of  $2.81 to $4.34.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of First Bank.
Seacoast Standalone Discounted Cash Flow Analysis.   KBW performed a discounted cash flow analysis of Seacoast to estimate a range for the implied equity value of Seacoast. In this analysis, KBW used consensus “street estimates” of Seacoast publicly available as of November 12, 2019 as discussed with Seacoast management and assumed long-term growth rates for Seacoast provided by Seacoast management, and KBW assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Seacoast could generate over the period from September 30, 2019 to December 31, 2024 as a standalone company, and (ii) the present value of Seacoast’ implied terminal value at the end of such period. KBW assumed that Seacoast would maintain a tangible common equity to tangible asset ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Seacoast, KBW applied a range of 12.0x to 15.0x Seacoast’s estimated 2025 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Seacoast common stock of  $26.13 per share to $35.33 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analysis did not purport to be indicative of the actual values or expected values of Seacoast or the pro forma combined company.
Miscellaneous.   KBW acted as financial advisor to First Bank and not as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and Seacoast), may from time to time purchase securities from, and sell securities to, First Bank and Seacoast. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Seacoast for its and their own respective accounts and for the accounts of its and their respective customers and clients. KBW employees may also from time to time maintain individual positions in First Bank and Seacoast. As First Bank was previously informed by KBW, such positions currently include an individual position in shares of First Bank common stock held by a senior member of the KBW advisory team providing services to First Bank in connection with the proposed merger.
Pursuant to the KBW engagement agreement, First Bank agreed to pay KBW a total cash fee equal to $500,000, $150,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the merger. First Bank also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, during the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to First Bank. During the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Seacoast. KBW may in the future provide investment banking and financial advisory services to First Bank or Seacoast and receive compensation for such services.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of First Bank common stock that exchange their shares of First Bank common stock for shares of Seacoast common stock in the merger. This summary is based upon the Code, Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
For purposes of this discussion, a “U.S. holder” means a beneficial owner of First Bank common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the U.S. or any state or political subdivision thereof or the District of Columbia, (iii) a trust if  (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. This discussion addresses only U.S. holders of First Bank common stock.
This discussion addresses only those First Bank common stockholders that hold their shares of First Bank common stock as a capital asset within the meaning of Section 1221 of the Code (generally, stock held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special treatment under the U.S. federal income tax laws, including if you are:
•
a financial institution;

•
a tax-exempt organization;

•
an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•
retirement plans, individual retirement accounts or other tax-deferred accounts;

•
an insurance company;

•
a regulated investment company;

•
a real estate investment trust;

•
a dealer or broker in stocks and securities, commodities or currencies;

•
a trader in securities that elects the mark-to-market method of accounting;

•
a holder of First Bank stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•
a person that is not a U.S. holder (as defined above);

•
a person that has a functional currency other than the U.S. dollar;

•
a holder of First Bank stock that holds such stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•
a U.S. expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger and it does not address any other U.S. federal tax consequences (such as gift or estate taxes or the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010). The actual tax consequences of the merger to you may be complex. These consequences will depend on your individual situation. Holders of First Bank common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds First Bank common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding First Bank common stock should consult their own tax advisors.
Tax Consequences of the Merger Generally
The parties intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the parties’ obligation to complete the merger that Seacoast receive an opinion from Alston & Bird LLP, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Alston & Bird LLP provided on behalf of Seacoast will be based on representation letters provided by Seacoast and First Bank and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service or any court. First Bank and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger. There can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth in this discussion. In addition, if any of the representations or assumptions upon which these opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each of Seacoast and First Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code, and neither Seacoast nor First Bank will recognize any gain or loss as a result of the merger.
Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, as a U.S. holder of First Bank common stock that exchanges all of your First Bank common stock for Seacoast common stock, you will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Seacoast common stock.
The aggregate tax basis of the Seacoast common stock you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the First Bank common stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of Seacoast common stock for which cash is received. The holding period of the Seacoast common stock received (including any fractional shares deemed received and sold for cash as described below) will include the holding period of the First Bank shares surrendered.
If a U.S. holder acquired different blocks of First Bank common stock at different times or at different prices, the Seacoast common stock such holder receives will be allocated pro rata to each block of First Bank common stock, and the basis and holding period of each block of Seacoast common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of First Bank common stock exchanged for such block of Seacoast common stock.
Cash In Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of Seacoast common stock, you will be treated as having received the fractional share of Seacoast common stock pursuant to the merger and then as having sold that fractional share of Seacoast common stock for cash in a redemption by Seacoast. As a result, assuming that the cash received is not treated as a dividend, you generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share. This gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, as of the effective date of the merger, your holding period for the shares (including the holding period of the First Bank common stock deemed surrendered in exchange for a fractional share of Seacoast common stock) is greater than one year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
In certain instances, you may be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:
•
furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•
provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
A First Bank shareholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger. Each First Bank shareholder who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Seacoast common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such First Bank shareholder’s basis in the First Bank common stock surrendered and the fair market value of the Seacoast common stock received in the merger. A “significant holder” is a holder of First Bank common stock who, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of First Bank or securities of First Bank with a basis for U.S. federal income tax purposes of at least $1 million.
Accounting Treatment
The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, First Bank’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.
Regulatory Approvals
Under federal law, the merger must be approved by the OCC. After receipt of approval of the merger from the OCC, the parties must wait for up to 30 days before completing the merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the merger may be completed on or after the fifteenth (15th) day after approval from the OCC.
As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether the regulatory approvals will be obtained or as to the date of such approval. There also can be no assurance that the regulatory approvals received will not contain a condition that would increase any of the minimum regulatory capital requirements of Seacoast following the merger or have a material adverse effect. See “The Merger Agreement — Conditions to Completion of the Merger.”
Dissenters’ Rights for First Bank Shareholders
Notwithstanding any other provisions of this proxy statement/prospectus, shares of First Bank common stock issued and outstanding at the effective time of the merger which are held by a First Bank shareholder who perfects his or her dissenters’ rights in accordance with Section 658.44 of the FFIC (which we refer to as “dissenting shares”) will not be converted into or represent the right to receive the merger consideration, and any such holder will be entitled only to such rights of appraisal as are granted by Section 658.44 of the FFIC, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal; provided, however, that no payment in connection with dissenting shares will be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the FFIC and surrendered to Seacoast the certificate or certificates representing the dissenting shares for which payment is being made. If after the effective time of the merger any such dissenting shareholder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of common stock shall be treated as if they had been converted at the effective time of the merger into the right to receive the merger consideration. First Bank must give Seacoast prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by First Bank relating to shareholders’ rights of appraisal (any shareholder making such demand is referred to as a “dissenting shareholder”). Each dissenting shareholder that becomes entitled to payment for any shares of common stock held by such dissenting shareholder will receive payment from Seacoast pursuant to the FFIC. The value of the dissenting shares, as determined in accordance with the FFIC, may be less than the value of the shares of First Bank common stock such shareholder would otherwise receive pursuant to the merger agreement.
TO THE SHAREHOLDERS OF FIRST BANK:
YOU ARE HEREBY NOTIFIED THAT YOU MAY BE ENTITLED TO ASSERT DISSENTERS’ RIGHTS PURSUANT TO FLORIDA STATUTES SECTION 658.44, A COPY OF WHICH IS ATTACHED IN ITS ENTIRETY AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS.
Any First Bank shareholder desiring to assert dissenters’ rights (1) must vote “AGAINST” the merger proposal at the First Bank special meeting or (2) must deliver to First Bank at or prior to the First Bank special meeting written notice of the shareholder’s intent to demand payment for the shares of First Bank common stock if the merger proposal is approved, and must not vote “FOR” the merger proposal. On or promptly after the effective time of the merger, Seacoast may fix an amount which it considers to be not more than the fair market value of the shares of First Bank common stock and which it will pay to the dissenting shareholders and, if it fixes such amount, will offer to pay such amount to the holders of all dissenting shares of First Bank. The owners of dissenting shares who have accepted such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger.
This is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 658.44 of the FFIC, which is reproduced in its entirety as Appendix C to this proxy statement/prospectus.
For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger — Exercise of Dissenters’ Rights.”
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Board of Directors and Management of SNB Following the Merger
The members of the board of directors and officers of SNB immediately prior to the effective time of the merger will be the directors and officers of the surviving bank and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
Information regarding the executive officers and directors of SNB is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2018 and its definitive proxy statement on Schedule 14A for its 2019 annual meeting, filed with the SEC on February 26, 2019 and April 5, 2019, respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Interests of First Bank Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of First Bank will receive the same merger consideration for their First Bank shares as the other First Bank shareholders. In considering the recommendation of the First Bank board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of First Bank may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of First Bank shareholders generally. The First Bank board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that First Bank shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — First Bank’s Reasons for the Merger and Recommendations of the First Bank Board of Directors.” First Bank’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.
Treatment of First Bank Equity Awards
The merger agreement requires First Bank to take all actions necessary to cause each award, grant, unit, option to purchase or other right to receive shares of First Bank common stock, which we refer to as First Bank equity awards, issued and outstanding immediately prior to the effective time to be terminated. Each holder of such equity award will be entitled to receive an amount in cash, without interest, equal to the product of  (i) the aggregate number of shares of First Bank common stock subject to such equity award immediately prior to its termination, multiplied by (ii) the excess, if any, of the value of the merger consideration, as determined as of the effective time, over the per share exercise price of the First Bank equity award.
The following table sets forth, for each of First Bank’s senior officers and directors, the number of all outstanding stock options held by each such person as of December 31, 2019, and the estimated value of the merger consideration that each will receive as of the effective time of the merger in connection with such award:
Name	Number of Stock Options (#)	Resulting Stock Option Consideration ($)
Senior Officers:
Joseph B. Shearouse, III	58,780	$172,799
John Ahrenholz	58,780	$172,799
Steve Eassa	58,780	$172,799
Brian Mahoney	58,780	$172,799
Cindy Sheppard	53,780	$152,249
Non-Employee Directors:
Darrell Bowen	42,857	$140,571
Thomas Burns	42,857	$143,571
Patrick Koenig	42,857	$143,571
Michael Lehman	42,857	$143,571
John Maus	42,857	$143,571
Alan Schick	42,857	$143,571
John Surovek	42,857	$143,571
Change in Control Agreements with First Bank
Joseph Shearouse (Chairman and Chief Executive Officer), John Ahrenholz (President and Chief Operating Officer), Steven Eassa (Senior Vice President and Chief Lending Officer), Brian Mahoney

(Senior Vice President and Chief Financial Officer) and Cindy Sheppard (Senior Vice President and Chief Risk Officer) currently have change in control agreements with First Bank that provide for cash payments in the event of a change in control. The change in control agreements provide for a severance payment equal to a multiple of base salary and highest annual cash bonus over the last three full fiscal years (2.99X, in the case of Messrs. Shearouse and Ahrenholz, and 1X in the case of Mr. Eassa, Mr. Mahoney and Ms. Sheppard), plus payment for COBRA premiums for a period of time following termination of employment, if the employee is terminated within 12 months following a change in control (three years, in the case of Messrs. Shearouse and Ahrenholz, and one year in the case of Mr. Eassa, Mr. Mahoney and Ms. Sheppard). As of January 1, 2020, the estimated value of the change in control or severance payments to each executive is as follows:
Name	Change in Control or Severance Payments
Joseph B. Shearouse, III	$1,086,931
John Ahrenholz	$818,241
Steven Eassa	$236,784
Brian Mahoney	$236,784
Cindy Sheppard	$214,080
•
The employment agreement provides for a one-time cash payment to Mr. Shearouse in an amount equal to $[770,000] within 30 days following the effective time of the merger, which represents a portion of the amount that would be due to Mr. Shearouse under his existing change in control agreement with First Bank, provided that Mr. Shearouse executes a release of claims.

•
Upon expiration of his initial employment term or upon the earlier resignation or termination of his employment for any reason other than cause, Seacoast will pay Mr. Shearouse a cash payment equal to $[320,000] as consideration for his compliance with these covenants and the confidentiality obligations set forth in the employment agreement.

The percentage of beneficial ownership is calculated based on 5,213,491 outstanding shares of First Bank common stock (including both Class A and Class B common stock). Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of December 31, 2019. As of December 31, 2019, First Bank’s directors and executive officers held 476,399 stock options that were exercisable within 60 days after December 31, 2019. Unless otherwise indicated, to First Bank’s knowledge, the persons identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Effective as of closing, Mr. Shearouse’s change in control agreement will be terminated and replaced with an employment agreement with Seacoast, as described below. The change in control payments to the other officers listed above will be paid in cash in a single lump sum within thirty (30) days following closing, provided that each officer executes a release of claims.
Restrictive Covenant Agreements; Claims Letters
Certain non-employee directors of First Bank and/or First Bank have entered into a restrictive covenant agreement with Seacoast, covering a three-year period commencing with the effective time of the merger, in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. Certain executive officers of First Bank have entered into a restrictive covenant agreement with Seacoast, covering a two-year period commencing with the effective time of the merger, in the form attached as Exhibit C to the merger agreement attached as Appendix A to this document. In addition, each director and certain executive officers of First Bank has entered into a claims letter in the form attached as Exhibit B to the merger agreement attached as Appendix A to this document, by which they have agreed to release certain claims against First Bank, effective as of the effective time of the merger.

Indemnification and Insurance
As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance,” after the effective time of the merger, Seacoast will indemnify and defend the present and former directors and officers of First Bank against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by First Bank’s organizational documents and the FFIC. Seacoast also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of First Bank pursuant to First Bank’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by First Bank. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 150% of the annual premiums paid by First Bank for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.
Employment Agreement
Seacoast and SNB will enter into an employment agreement with Mr. Shearouse, to be effective upon the effective time of the merger. The employment agreement provides for a one-time cash payment to Mr. Shearouse in an amount equal to $[770,000] within 30 days following the effective time of the merger, which represents a portion of the amount that would be due to Mr. Shearouse under his existing change in control agreement with First Bank, provided that Mr. Shearouse executes a release of claims. Pursuant to the employment agreement, SNB will employ Mr. Shearouse as Palm Beach Market President for an initial term of two years. During the term of his employment, Seacoast will pay Mr. Shearouse a salary equal to $250,000 per year. If Mr. Shearouse’s employment is terminated for any reason, including a termination by SNB with or without “cause” (as defined in the employment agreement), or a resignation with or without “good reason” (as defined in the employment agreement), he will be entitled to receive any unpaid salary through the termination date, payment in lieu of any accrued but unused vacation time and payment of any unreimbursed expenses (which we collectively refer to as “accrued obligations”). Pursuant to the employment agreement, Mr. Shearouse is subject to certain restrictive covenants, including a covenant not to compete, a covenant not to solicit any customer or prospective customer for purposes of engaging in the business of banking, and a covenant not to solicit certain protected employees of Seacoast and/or SNB, each of which applies during the term of the employment agreement and for a period ending on the later of: (i) the third anniversary of the effective date of the agreement and (ii) the second anniversary following the termination of his employment. Upon expiration of his initial employment term or upon the earlier resignation or termination of his employment for any reason other than cause, Seacoast will pay Mr. Shearouse a cash payment equal to $[320,000] as consideration for his compliance with these covenants and the confidentiality obligations set forth in the employment agreement.

PROPOSAL 2: ADJOURNMENT OF THE FIRST BANK SPECIAL MEETING
First Bank shareholders are being asked to approve the adjournment proposal.
If this adjournment proposal is approved, the First Bank special meeting could be adjourned to any date. If the First Bank special meeting is adjourned, First Bank shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares of First Bank common stock will be voted in favor of the adjournment proposal.
The affirmative vote of a majority of the votes cast on the proposal, in person or by proxy, at the special meeting by holders of shares of First Bank common stock is required to approve the adjournment proposal.
THE FIRST BANK BOARD OF DIRECTORS RECOMMENDS THAT FIRST BANK SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
The Merger
The boards of directors of Seacoast and First Bank have each approved and adopted the merger agreement, which provides for the merger of First Bank with and into SNB, with SNB surviving the merger as the surviving bank in the merger. Each share of First Bank common stock outstanding immediately prior to the effective time of the merger (excluding shares held by First Bank, SNB, Seacoast and their wholly-owned subsidiaries, and dissenting shares described below) shall be converted into the right to receive the merger consideration as described further below. Each share of Seacoast common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of Seacoast common stock and will not be affected by the merger.
All shares of Seacoast common stock received by First Bank shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Closing and Effective Time of the Merger
The parties will use their reasonable best efforts to cause the effective time of the merger to occur on a mutually agreeable date following the date on which satisfaction or waiver of the closing conditions set forth in the merger agreement has occurred.
We currently expect that the merger will be completed in the first quarter of 2020, subject to the approval of the merger agreement by First Bank shareholders and certain bank regulators and subject to other conditions as described further in this proxy statement/prospectus. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and First Bank will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger.”
Merger Consideration
Under the terms of the merger agreement, each share of First Bank common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Seacoast, First Bank, SNB and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive 0.2000, which we refer to as the exchange ratio, of a share of Seacoast common stock (which we refer to as the “merger consideration,” and also referred to in an aggregate consideration amount as the “aggregate merger consideration”). Please see “The Merger Agreement — Consideration” for more information. If First Bank’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing date is less than $14,104,000 (less the after-tax impact of permitted expenses) and general allowance for loan and lease losses is less than 0.73% of total loans and leases outstanding, Seacoast shall have the option to adjust the merger consideration downward by an amount that equals the difference between $14,104,000 (less the after-tax impact of permitted expenses) and First Bank’s consolidated tangible shareholders’ equity.
For each fractional share that would otherwise be issued, Seacoast will pay cash (without interest) in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average daily volume weighted average price of Seacoast common stock on the NASDAQ Global Select Market for the twenty trading days ending on the trading day immediately prior to the determination date, less any applicable withholding taxes. The “determination date” is defined in the merger agreement as the later of the date on which the last required consent obtained without regard to any requisite waiting period or the date on which First Bank shareholder approval is obtained. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.

In addition, each share of First Bank common stock issued and outstanding and held by a shareholder who has given notice of its intention to assert the right to dissent in accordance Section 658.44 of the FFIC and who has not voted in favor of the merger agreement and has otherwise complied with the provisions of Florida law will not be converted into the right to receive the merger consideration (which we refer to as “dissenting shares”). Instead, dissenting shares will become the right to receive whatever consideration may be determined to be due to such dissenting shareholder under Section 658.44 of the FFIC. If any dissenting shareholder fails to perfect or effectively withdraws its demand for appraisal or otherwise loses its rights as a dissenting shareholder under Section 658.44, dissenting shares held by such dissenting shareholder will be treated as though such dissenting shares had been converted into and exchangeable, at the effective time, for the right to receive the merger consideration (without interest). See “The Merger — Dissenters’ Rights for First Bank Shareholders.”
If the number of shares of Seacoast common stock or First Bank common stock issued and outstanding prior to the effective time of the merger is increased or decreased as a result of a stock split, stock combination, stock dividend or similar transaction with respect to the Seacoast common stock or First Bank common stock, then the merger consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the parties.
Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of  $          on          , 2020, the last practicable trading date prior to the printing of this proxy statement/prospectus, each share of First Bank common stock will be entitled to be exchanged for total merger consideration with a value equal to approximately $          per share.
The value of the shares of Seacoast common stock to be issued to First Bank shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.”
Treatment of First Bank Equity Awards
The merger agreement requires First Bank to take all actions necessary to cause each First Bank equity award issued and outstanding immediately prior to the effective time of the merger to be terminated in exchange for an amount in cash, without interest, equal to the product of  (i) the total number of shares of First Bank common stock subject to such First Bank equity award prior to its termination, multiplied by (ii) the excess, if any, of the value of the merger consideration as finally determined as of the effective time of the merger, over the exercise price per share of the First Bank equity award.
Exchange Procedures
Seacoast has appointed as the exchange agent under the merger agreement its exchange agent, Continental Stock Transfer and Trust Company. The merger agreement requires Seacoast to cause the exchange agent as promptly as practicable after the effective time and within five business days, to send to each former holder of shares of First Bank common stock, including holders of First Bank equity awards who received First Bank common stock in accordance with the exercise of such First Bank equity awards prior to the effective time, but excluding the holders, if any, of dissenting shares, transmittal materials for use in exchanging such holder’s First Bank certificates for the merger consideration. Upon surrender to the transfer agent of its certificates, a holder will be entitled to receive the merger consideration and any cash in lieu of a fractional share of Seacoast common stock to be issued.
Subject to law, following the surrender of any certificate or book-entry shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Seacoast common stock issued in exchange for First Bank common stock, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Seacoast common stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to shares of Seacoast common stock with a record date after the effective time of the merger and with a payment date subsequent to surrender.

After the effective time of the merger, there will be no registration of transfers on the stock transfer books of First Bank of First Bank common stock.
Organizational Documents of Surviving Bank; Directors and Officers
The organizational documents of SNB in effect immediately prior to the effective time of the merger shall be the organizational documents of the surviving bank after the effective time of the merger. The directors and officers of SNB immediately prior to the effective time of the merger shall continue as the directors and officers of the surviving bank following the effective time of the merger.
Conduct of Business Pending the Merger
Pursuant to the merger agreement, First Bank has agreed to certain restrictions on its activities until the effective time of the merger. In general, First Bank has agreed that, except as otherwise contemplated or permitted by the merger agreement, it will:
•
conduct its business in the ordinary course consistent with past practice;

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use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;

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maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed; and

•
provide Seacoast with First Bank’s consolidated balance sheets and related statements of operations and shareholders’ equity and comprehensive income prepared for any periods subsequent to the date of the merger agreement.

Each of the parties have agreed not to take any action that would adversely affect or delay (i) the approval of the merger agreement by First Bank shareholders, (ii) the receipt of all required regulatory consents or (iii) the ability of either party to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.
Each of Seacoast and First Bank have agreed to use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit consummation of merger as promptly as practicable and otherwise to enable the consummation of the transactions contemplated by the merger agreement.
First Bank has also agreed that, except as expressly contemplated or permitted by the merger agreement, it will not, without the prior written consent of Seacoast’s chief executive officer or chief financial officer (not to be unreasonably withheld, conditioned or delayed), do any of the following:
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amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;

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adjust, split, combine, subdivide or reclassify any capital stock;

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make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares its capital stock;

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grant any securities or obligations convertible into or exercisable for or giving any person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument;

•
issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock, except pursuant to the exercise of First Bank equity awards outstanding as of the date of the merger agreement;

•
make any change in any instrument or contract governing the terms of any of its securities;

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make any investment in any other person, other than in the ordinary course of business or consistent with past practices;

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charge off  (except as may be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases or sell any asset held as other real estate owned (“OREO”) or other foreclosed assets for an amount less than its book value;

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terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claim that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any policies imposed by any governmental authority;

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lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practices);

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mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practices);

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sell, assign or transfer any of its assets in excess of  $50,000 in the aggregate (except in the ordinary course of business consistent with past practices and except for property held as OREO);

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incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person (except (i) in the ordinary course of business consistent with past practice or (ii) pursuant to contracts in force as of the date of the merger agreement and disclosed in the disclosure schedules attached thereto);

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transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property (other than in the ordinary course of business consistent with past practice);

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except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;

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other than purchases of investment securities in the ordinary course of business or in consultation with Seacoast, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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terminate or waive any material provision of any contract other than normal renewals of contracts without materially adverse changes of terms or otherwise amend or modify any material contract;

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other than in the ordinary course of business and consistent with past practice or as required by benefit plans and contracts in effect as of the date of the merger agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any director, officer or employee, whether under a benefit plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards) or employment agreement, retention agreement or severance arrangement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any First Bank stock plan, except as provided in the merger agreement, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and incentive compensation that is reasonably anticipated to exceed $100,000;

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settle any litigation, except in the ordinary course of business;

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revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any regulatory authority;

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file or amend any tax return except in the ordinary course of business or settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;

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enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of law) or surrender any claim for a refund of taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

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knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied, except as may be required by applicable law;

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merge or consolidate with any other person;

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acquire assets outside of the ordinary course of business consistent with past practices from any other person with a value or purchase price in the aggregate in excess of  $50,000, other than purchase obligations pursuant to contracts in effect prior to the execution of the merger agreement and set forth in the disclosure schedules attached to the merger agreement;

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enter into any contract that is material and would have been material had it been entered into prior the execution of the merger agreement;

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make any adverse changes in the mix, rates, terms or maturities of its deposits or other liabilities;

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close or relocate any existing branch or facility;

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make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits;

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take any action or fail to take any action that will cause First Bank’s consolidated tangible shareholders’ equity to be less than $14,104,000 (less permitted expenses) at the effective time of the merger;

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make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds, provided that First Bank may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);

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take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;

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knowingly take any action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree or commit to take any of the actions set forth above.

Company Shareholder Approval
First Bank has agreed to call a meeting of its shareholders as soon as reasonably practicable after the Registration Statement on Form S-4 is declared effective by the SEC for the purpose of obtaining shareholder approval of the merger agreement. First Bank has further agreed to use its reasonable best efforts to cause the shareholder meeting to occur as soon as reasonably practicable.
Regulatory Matters
This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing.

Each of Seacoast and First Bank has agreed to use all reasonable best efforts to obtain all permits required by the securities laws, including state securities law or “blue sky” permits, necessary to carry out the transactions contemplated by the merger agreement and each of Seacoast and First Bank has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
Seacoast and First Bank have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.
Seacoast and First Bank have agreed to consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party has agreed to keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement.
Seacoast and First Bank have agreed to promptly furnish to each other copies of applications filed with all governmental authorities and copies of written communications received by such party from any governmental authorities with respect to the transactions contemplated by the merger agreement. Additionally, each of Seacoast and First Bank has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and making all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.
NASDAQ Listing
Seacoast has agreed to cause the shares of Seacoast common stock to be issued in connection with the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.
Employee Matters
Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of First Bank on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries and provided further that in no event is Seacoast required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable). Seacoast will give the covered employees full credit for their prior service with First Bank for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.
With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate following the closing date of the merger, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the First Bank benefit plan in which the covered employee participated immediately prior to the effective time of the merger and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within 6 months after the effective time of the merger, any covered employee is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of a death, disability or unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount set forth in its severance policies. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 6 months after the effective time of the merger will be as set forth in its severance policies.
Indemnification and Directors’ and Officers’ Insurance
From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of First Bank against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to (i) the fact that such person is or was a director, officer or employee of First Bank, its subsidiaries or any of its predecessors or (ii) the merger agreement or any of the transactions contemplated by the merger agreement, whether asserted or arising before or after the effective time, to the same extent permitted by law and as such persons are indemnified or have the right to advancement of expenses pursuant to First Bank’s organizational documents and the FFIC. All existing rights to indemnification and all existing limitations on liability existing in favor of the directors, officers and employees of First Bank as provided in its organizational documents shall survive the merger and remain in full force and effect and shall be honored by Seacoast.
Seacoast also has agreed, for a period of no less than six years following the effective time of the merger, to provide directors’ and officers’ liability insurance to reimburse present and former officers and directors of First Bank or its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger. Such insurance must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified party as the coverage provided by First Bank. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 150% of the annual premiums paid by First Bank for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.
Third Party Proposals
First Bank has agreed that it will not, and will cause its directors, officers, and employees, any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative and its affiliates not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person related to any acquisition proposal. “Acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of First Bank or 25% or more of any class of equity or voting securities of First Bank, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of First Bank, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving First Bank, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement.
However, the merger agreement provides that if First Bank receives an unsolicited bona fide acquisition proposal that does not violate the “no shop” provisions in the merger agreement and First Bank’s board of directors concludes in good faith that there is a reasonable likelihood that such proposal constitutes or is reasonably likely to result in a superior proposal (as defined below), then First Bank may, and may permit its officers and representatives to, furnish or cause to be furnished non-public information or data and participate in negotiations or discussions to the extent the First Bank board of directors concludes in good faith (after consultation with its outside legal counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable law. Prior to providing any non-public information, First Bank shall have entered into a confidentiality agreement with such third party with terms no less favorable to First Bank than the confidentiality agreement entered into by First Bank and Seacoast prior to the execution of the merger agreement. First Bank must promptly advise Seacoast within two (2) business days following receipt or notice of any acquisition proposal and the substance of such proposal (including the identity of the person making such proposal) and must keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of First Bank common stock on terms that the First Bank board of directors concludes in good faith, (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such proposal on the terms set forth in the proposal (as compared to, and with due regard for, the terms of the merger agreement) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, is more favorable to the First Bank shareholders from a financial point of view than the merger (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement).
The merger agreement generally prohibits First Bank’s board of directors from making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to Seacoast the recommendation of the First Bank board of directors set forth in this proxy statement/prospectus that the First Bank shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to Seacoast such recommendation). At any time prior to the approval of the merger agreement by the First Bank shareholders, however, the First Bank board of directors may effect a change in recommendation if the First Bank board of directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) that an acquisition proposal constitutes or would reasonably be expected to constitute a superior proposal and that the failure to accept such superior proposal would reasonably be expected to result in a breach of its fiduciary obligations under applicable laws, and terminate the merger agreement and enter into a definitive agreement with respect to such superior proposal.
The First Bank board of directors may not make a change in recommendation and terminate the merger agreement with respect to an acquisition proposal, unless: (i) First Bank has not breached any of the provisions of the merger agreement relating to third party acquisition proposals in any respect; (ii) the First Bank board of directors determines in good faith (after consultation with outside legal counsel and its financial advisors) that such superior proposal has been made and has not been withdrawn and continues to be or is reasonably be expected to continue to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by Seacoast); (iii) First Bank has given Seacoast at least 4 business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any superior proposal including the identity of the person making such superior proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such superior proposal; and (iv) before effecting such change in recommendation, First Bank has negotiated, and has caused its representatives to negotiate, in good faith with Seacoast during the notice period (to the extent Seacoast wishes to negotiate) to enable Seacoast to revise the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal. In the event of any material change to the terms of a superior proposal, First Bank shall be required to deliver a new written notice to Seacoast and the four business day negotiation period with Seacoast shall have recommenced.
If the First Bank board of directors makes a change in recommendation, or if First Bank terminates the merger agreement to enter into an agreement with respect to a superior proposal, First Bank could be required to pay Seacoast a termination fee of  $1,500,000 in cash. See “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee.”
Systems Integration; Operating Functions
From and after the date of the merger agreement, First Bank shall and shall cause its directors, officers and employees to and shall make all commercially reasonable best efforts (without undue disruption to its business) to cause First Bank’s data processing consultants and software providers to, cooperate and assist

First Bank and Seacoast in connection with an electronic and systems conversion of all applicable data of First Bank to the Seacoast systems, including the training of First Bank employees during normal banking hours. Additionally, First Bank shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to (i) sample data files with data dictionary no later than 30 days following the date of the merger agreement, (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast, (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment, payees and order debit cards no later than 21 days prior to the targeted conversion date, and (iv) a final set of data files no later than the date of the targeted conversion date. First Bank shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of First Bank) after the merger, and in preparing for the consolidation of appropriate operating functions to be effective at the effective time of the merger, or such later time as may be decided by Seacoast. First Bank shall take any action Seacoast may reasonably request prior to the effective time of the merger to facilitate the combination of the operations of First Bank with SNB. First Bank shall provide office space and support services in connection with the foregoing, and senior officers of First Bank and Seacoast shall meet from time to time as First Bank or Seacoast may reasonably request, to review the financial and operational affairs of First Bank and its subsidiaries, and First Bank shall give due consideration to Seacoast’s input on such matters, with the understanding that, neither Seacoast nor SNB will be permitted to exercise control of First Bank prior to the effective time of the merger and First Bank shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws.
Representations and Warranties
The merger agreement contains generally customary representations and warranties of Seacoast and First Bank relating to their respective businesses. The representations and warranties of each of Seacoast and First Bank have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•
will not survive consummation of the merger;

•
may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•
are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•
were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by Seacoast and First Bank to each other primarily relate to:
•
corporate organization, existence, power and standing;

•
corporate authorization to enter into the merger agreement and to consummate the merger;

•
absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•
regulatory consents and approvals required in connection with the merger;

•
capitalization;

•
ownership of subsidiaries;

•
financial statements;

•
legal proceedings;

•
compliance with laws and the absence of regulatory agreements;

•
reports filed with governmental entities, including, in the case of Seacoast, the SEC;

•
Community Reinvestment Act compliance;

•
absence of any actions or any fact or circumstance that would prevent the merger from qualifying as a “reorganization” within the meaning of the Code or materially impede or delay the receipt of any required regulatory consent;

•
fees paid to financial advisors; and

•
representations and warranties not misleading.

First Bank has also made representations and warranties to Seacoast with respect to:
•
absence of a material adverse effect on First Bank since January 1, 2019 and absence of certain other changes or events;

•
tax matters;

•
environmental matters;

•
labor relations and employee benefit plans;

•
material contracts;

•
intellectual property;

•
loan and investment portfolios;

•
adequacy of allowances for losses;

•
loans to executive officers and directors;

•
privacy of customer information;

•
technology systems;

•
maintenance of insurance policies;

•
corporate documents;

•
the inapplicability to the merger of state takeover laws;

•
real and personal property;

•
opinion of financial advisor; and

•
transactions with affiliates.

Additionally, Seacoast has also made a representation and warranty to First Bank with respect to the legality of Seacoast common stock to be issued in connection with the merger.
Certain of the representations and warranties of First Bank and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to First Bank and Seacoast, any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to perform its obligations under the merger agreement or to timely consummate the merger or the other transactions contemplated by the merger agreement; provided, however, that “material adverse effect” shall not be deemed to include (A) the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent or at the direction of the other party in contemplation of the transactions contemplated by the merger agreement, (B) changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies,

(C) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies and (D) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (B), (C) or (D) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole, as compared to other banks and their holding companies.
Conditions to Completion of the Merger
Mutual Closing Conditions.   The obligations of Seacoast and First Bank to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
the approval of the merger agreement and the transactions contemplated thereby by First Bank shareholders;

•
all regulatory consents required to consummate the transactions contemplated by the merger agreement shall have been obtained or made and remain in full force and effect and all waiting periods required by law shall have expired, and such regulatory consents shall not be subject to any condition or consequence that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger;

•
the absence of any judgment, order, injunction or decree issued by any governmental authority preventing the consummation of the merger and the absence of law or order by any governmental authority that prohibits, restrains or makes illegal the consummation of the merger;

•
the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending such effectiveness having been issued and no proceedings for that purpose shall have been initiated and be continuing by the SEC;

•
the approval for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;

•
the accuracy, subject to varying degrees of materiality, of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•
performance and compliance in all material respects by the other party of its respective obligations under the merger agreement; and

•
the absence of any event which has had or is reasonably likely to have a material adverse effect on the party.

Additional Closing Conditions to the Obligations of Seacoast.   In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:
•
First Bank’s receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmations required as a result of the transactions contemplated by the merger agreement pursuant to certain contracts;

•
the holders of no more than 5% of First Bank common stock shall have exercised their dissenters’ rights under the FFIC;

•
receipt by Seacoast of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•
the executed claims letters and restrictive covenant agreements from certain of First Bank’s executive officers and directors;

•
First Bank’s consolidated tangible shareholders’ equity as of the close of business on the fifth business day prior to the closing of the merger shall be an amount not less than $14,104,000 (less the after-tax impact of permitted expenses) and general allowance for loan and lease losses shall be an amount not less than 0.73% of total loans and leases outstanding;

•
all outstanding First Bank equity awards shall have been terminated and cashed out and First Bank’s board of directors and shareholders shall have terminated the First Bank stock plans; and

•
the delivery of a non-foreign affidavit by First Bank

Termination
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by First Bank shareholders, as follows:
•
by mutual consent of the board of directors of First Bank and the board of directors or executive committee of the board of directors of Seacoast; or

•
by the board of directors of either Seacoast or First Bank, if there is a breach by the other party of any representation, warranty, covenant or agreement set forth in the merger agreement that is not cured within the earlier of 30 days’ notice of such breach or June 30, 2020 or which breach cannot be cured prior to the closing; or

•
by the board of directors of either Seacoast or First Bank, if there is a material breach by the other party of any covenant set forth in the merger agreement that is not cured within 30 days’ notice of such breach or which breach cannot be cured prior to June 30, 2020; or

•
by the board of directors of either Seacoast or First Bank, if a requisite regulatory consent has been denied by final non-appealable action of a governmental authority; or

•
by the board of directors of either Seacoast or First Bank, if the First Bank shareholders fail to approve the merger agreement at a duly held meeting of such shareholders where the merger agreement was presented for approval and voted upon; or

•
by the board of directors of either Seacoast or First Bank, if the merger has not been completed by June 30, 2020, unless the failure to consummate the transactions contemplated by the merger agreement by such date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement; or

•
by the board of directors of Seacoast, if  (i) the First Bank board of directors withdraws, qualifies or modifies its recommendation that the First Bank shareholders approve the merger agreement in a manner adverse to Seacoast, (ii) First Bank has failed to substantially comply with its “no-shop” obligations set forth in the merger agreement, (iii) First Bank has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting or (iv) First Bank’s board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

•
by the board of directors of First Bank, if First Bank has received a superior proposal and has made a determination to accept such superior proposal (provided that First Bank has complied with the provisions related to superior proposals set forth in the merger agreement); or

•
by the board of directors of Seacoast, if holder of more than 5% in the aggregate of the outstanding shares of First Bank common stock have voted against the merger agreement and have given notice of their intention to exercise their dissenters’ rights.

Termination Fee
First Bank must pay Seacoast a termination fee of  $1,500,000 if:
•
Seacoast terminates the merger agreement because the First Bank board of directors has recommended, endorsed, accepted or agreed to a third party acquisition proposal; or

•
First Bank terminates the merger agreement as a result of its receipt of a superior proposal that has not been withdrawn; or

•
either party terminates the merger agreement because the First Bank shareholders have not approved the merger agreement and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because of willful breach by First Bank of a covenant or agreement set forth in the merger agreement that is not cured in accordance with the merger agreement and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because the First Bank board of directors withdraws, qualifies or modifies its recommendation that the First Bank shareholders approve the merger agreement in a manner adverse to Seacoast or has resolved to take such action and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because First Bank has failed to substantially comply with the “no-shop” provisions of the merger agreement by First Bank and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
Seacoast terminates the merger agreement because First Bank has failed to substantially comply with its obligation to call, give notice of and commence a shareholder meeting and First Bank enters into an acquisition proposal within 12 months of such termination; or

•
after the date of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been received by First Bank or a public announcement of an acquisition proposal has been made and not formally withdrawn or abandoned and First Bank enters into an acquisition proposal within 12 months of such termination.

Waiver; Amendment
The merger agreement, including the disclosure letters and exhibits, may be amended at any time before the effective time of the merger, by subsequent writing signed by each of the parties, whether before or after the First Bank shareholders have approved the transactions contemplated by the merger agreement, except to the extent that any such amendment would require the approval of the shareholders, unless such required approval is obtained.
At any time prior to or at the effective time of the merger, either party has the right to: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) waive or extend the time for the compliance or fulfillment by the other party of any and all of such other party’s obligations under the merger agreement; and (iii) waive any or all of the conditions precedent to its obligations under the merger agreement, except any condition which, if not satisfied, would result in the violation of any law. No waiver by a party will be effective unless in writing signed by a duly authorized officer of such party. The failure of a party to require performance of any performance under the merger agreement will in no manner affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or of the breach of any term in the merger agreement in one or more instances will be deemed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of the merger agreement.
Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses, except that Seacoast has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part and will pay any other filings fees with the SEC in connection with the merger and Seacoast will pay one half of the costs and expenses of printing and mailing this proxy statement/prospectus.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Seacoast and First Bank are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, each share of First Bank common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration, which will consist of Seacoast common stock. As a result, the rights of former shareholders of First Bank who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of First Bank shareholders and Seacoast shareholders. The following summary does not include a complete description of all differences between the rights of First Bank shareholders and Seacoast shareholders, nor does it include a complete discussion of the respective rights of First Bank shareholders and Seacoast shareholders.
The following summary is qualified in its entirety by reference to the Florida Business Corporation Act, or the FBCA, Seacoast’s articles of incorporation and bylaws, and First Bank’s articles of incorporation and bylaws. Seacoast and First Bank urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the FBCA, Seacoast’s articles of incorporation and bylaws, and First Bank’s articles of incorporation and bylaws and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of Seacoast shareholders and the rights of First Bank shareholders. First Bank will send copies of its articles of incorporation and bylaws to you, without charge, upon your request. Seacoast’s articles and bylaws are filed as exhibits to its Form 10-K, filed on February 26, 2019, and are incorporated by reference herein. See the section entitled “Where You Can Find Additional Information” beginning on page     of this proxy statement/prospectus.
	First Bank	Seacoast
Capital Stock	Holders of First Bank capital stock are entitled to all the rights and obligations provided to capital shareholders under the FFIC, FBCA and First Bank’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	First Bank’s authorized capital stock consists of 10,000,000 shares of Class A Common Stock, par value $5.00 per share, and 20,000,000 shares of Class B Common Stock, par value $1.00 per share.	Seacoast’s authorized capital stock consists of 120,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share.
Outstanding	As of December 31, 2019, there were 1,402,001 shares of First Bank Class A Common Stock outstanding and 3,811,490 shares of First Bank Class B Common Stock outstanding.	As of December 31, 2019, there were 51,513,733 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	The holders of the First Bank Class A Common Stock and the First Bank Class B Common Stock are entitled to one vote per share on all matters, voting together as a single class.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.

	First Bank	Seacoast
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Dividends
First Bank’s Articles of Incorporation provide that no dividend, whether in cash or other property, will be declared or paid or set apart for payment in any fiscal year on any share of First Bank Class A Common Stock or First Bank Class B Common Stock, unless the same per share dividend is declared and paid on both classes.
Under the FFIC, First Bank’s board of directors may, after charging off bad debts, depreciation, and other worthless assets, if any, and making provision for reasonably anticipated future losses on loans and other assets, may quarterly, semiannually, or annually declare a dividend of so much of the aggregate of the net profits of that period combined with its retained net profits of the preceding two years and, with the approval of the office, may declare a dividend from retained net profits which accrued prior to the preceding two years, but must, before the declaration of a dividend on its common stock, carry 20 percent of its net profits for such preceding period as is covered by the dividend to its surplus fund, until the same shall at least equal the amount of its common and preferred stock then issued and outstanding. Under the FFIC, First Bank may not declare any dividend at any time at which its net income from the current year combined with the retained net income from the preceding two years is a loss or which would cause its capital to fall below the minimum amount required by law, regulation, order, or any written agreement with a state or federal bank regulatory agency. Additionally, under the FFIC, First Bank may not declare and pay a dividend if it has determined that it is imminently insolvent.

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:
•
The corporation would not be able to pay its debts as they come due in the usual course of business; or

•
The corporation’s assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
•
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or

•
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

	First Bank	Seacoast
Number of Directors	First Bank’s articles of incorporation provide that the number of directors serving on First Bank’s board should not be fewer than five. A majority of the full board of directors may, at any time during the years following the annual meeting of shareholders on which such action has been authorized, increase the number of directors by not more than two per year and appoint persons to fill resulting vacancies. First Bank’s bylaws provide that the number of directors may be increased or decreased from time to time by action of the board of directors, but no decrease shall have the effect of shortening the terms of any incumbent director. The board of directors of First Bank currently has eight directors.
Seacoast’s bylaws provide that the number of directors serving on the Seacoast board of directors shall be such number as determined from time to time by a vote of 66 2∕3% of the whole board of directors and a majority of the Continuing Directors (director who either (i) was first elected as a director of the company prior to March 1, 2002 or (ii) was designated as a Continuing Directors by a majority vote of the Continuing Directors), but in no event shall be fewer than three directors nor greater than fourteen directors (exclusive of the directors to be elected by the holders of one or more series of preferred stock voting separately as a class).
There are currently eleven directors serving on the Seacoast board of directors.
The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meeting of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

Election of Directors	Under the FFIC and FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present. First Bank’s articles of incorporation do not otherwise provide for the vote required to elect directors.	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors the annual meeting at which a quorum is present. Seacoast’s articles of incorporation do not otherwise provide for the vote required to elect directors.

	First Bank	Seacoast
However, notwithstanding the plurality standard, in an uncontested election for directors, our Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.
Removal of Directors	First Bank’s bylaws provide that directors may be removed with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director(s).	Seacoast’s bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2∕3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more of Seacoast’s then outstanding common stock (“Independent Majority of Shareholders”) at a shareholders’ meeting duly called and held for that purpose upon not less than 30 days’ prior written notice.
Vacancies on the Board of Directors	First Bank’s bylaws provide that in the event of any vacancy on the board of directors, including any vacancy created by any increase in the number of directors authorized, the board of directors may fill such vacancy by the affirmative vote of a majority of the remaining directors, though less than the quorum of the board of directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders.	Seacoast’s bylaws provide that vacancies in the Seacoast’s board of directors may be filled by the affirmative vote of (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors, even if less than a quorum exists, or if no directors remain, by the affirmative vote of not less than 66 2∕3% of all shares of common stock entitled to vote and an Independent Majority of Shareholders.

	First Bank	Seacoast
Action by Written Consent
First Bank’s bylaws provide that any action required or permitted by law to be taken at a board of directors’ meeting or committee meeting may be taken without a meeting if action is taken by all members of the board or the committee. The action must be evidenced by one or more written consents describing the action taken and signed by each director or committee member. Action taken shall be effective when the last director signs the consent, unless the consent specifies a different effective date. The consent signed shall have the effect of a meeting vote and may be described as such in any document.
First Bank’s bylaws also provide that any action that is required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than a minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. In order to be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote thereon, and delivered to First Bank by delivery to its principal office in Florida, its principal place of business, the corporate secretary, or another officer or agent of First Bank having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take the corporate action referred to therein unless,within sixty days of the date of the earliest dated consent delivered in the manner required by the bylaws, written consent signed by the number of shareholders required to take action is delivered to First Bank by delivery as set forth in the bylaws.
Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.

	First Bank	Seacoast

Any written consent may be revoked prior to the date that First Bank receives the required number of consents to authorize the proposed action. Within ten days after obtaining such authorization by written consent, notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action.
The notice shall fairly summarize the material features of the authorized action and, if the action is such for which dissenters’ rights are provided under Florida law, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with further provisions of Florida law regarding the rights of dissenting shareholders.
The consent signed shall have the effect of a meeting vote and may be described as such in any document. Whenever shareholder action is taken by written consent, the written consent of the shareholders consenting thereto or the written report of inspectors appointed to tabulate such consents shall be filed with the minutes of proceedings of shareholders.

Advance Notice requirements for Shareholder Nominations and Other Proposals	None.	Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.

	First Bank	Seacoast
To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that Seacoast mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders.
Notice of Shareholder Meeting	Notice of the date, time and place of each shareholder meeting must be sent (via mail, courier service, teletype, telegraph, in person, or other form of electronic communication) to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.	Notice of each shareholder meeting must be given to each shareholder entitled to vote not less than 10, nor more than 60 days before the date of the meeting.
Amendments to Charter
First Bank’s articles of incorporation may be amended in accordance with the FFIC and FBCA, but any such amendment must be approved by the Florida Office of Financial Regulation.
Subject to certain requirements set forth in Section 607.1003 of the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
Seacoast’s articles of incorporation have similar amendment provisions, except that the affirmative vote of (1) 66 2∕3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of articles of incorporation”) of the articles of incorporation.

	First Bank	Seacoast
The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares), subject to approval by the Florida Office of Financial Regulation.
Amendments to Bylaws	Under the FFIC, unless the articles of incorporation provide otherwise, First Bank’s board of directors have authority to adopt or amend bylaws that do not conflict with bylaws that may have been adopted by the First Bank shareholders. Furthermore, under the FBCA, First Bank’s bylaws may be altered, amended or repealed in a manner consistent with the FBCA at any time by a majority of the full board of directors.
Seacoast’s bylaws may be amended by a vote of  (1) 66 2∕3% of all directors and (2) majority of the Continuing Directors. In addition, the shareholders may also amend the Bylaws by the affirmative vote of  (1) 66 2∕3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.
Under the FBCA, Seacoast’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Seacoast board of directors.

Special Meeting of Shareholders	First Bank’s bylaws provide that a special meeting of the shareholders shall be held when directed by the chairman of the board, the president, or the board of directors, or when requested in writing by the holders of not less than one-fourth of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholders should sign, date, and deliver to First Bank’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. A meeting requested by shareholders shall be called for a date not less than ten nor more than 60 days after the request is made. The call for the meeting shall be issued by the secretary, unless the chairman of the board, the president, the board of directors, or shareholders requesting the calling of the meeting shall designate another person to do so.	Seacoast’s bylaws provide that special meetings of the shareholders, for any purpose or purposes unless prescribed by statute, may be called by the Chairman, Chief Executive Officer, the President or by the board of directors, and shall be called by the Chief Executive Officer at the request of the holders of shares representing not less than 50% of all votes entitled to be cast by all shares of Seacoast common stock outstanding.

	First Bank	Seacoast
Quorum	First Bank’s bylaws provide that a majority of the votes entitled to be cast on the matter by the voting group, constitutes a quorum of that voting group at a meeting of shareholders. If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or applicable law requires a greater number of affirmative votes. After a quorum has been established at a shareholders’ meeting, a subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.
Proxy	A shareholder, other person entitled to vote on behalf of a shareholder pursuant to law, or attorney in fact, may vote the shareholder’s shares in person or by proxy. An appointment of a proxy is effective when received by the secretary or other officer of First Bank authorized to tabulate votes and is valid for up to eleven months unless a longer period is expressly provided in the appointment form.	Under the FBCA, a proxy is valid for 11 months unless a longer period in expressly provided in the appointment form.
Preemptive Rights	First Bank’s shareholders do not have preemptive rights.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement	First Bank does not have a shareholder rights plan. Neither First Bank nor First Bank’s shareholders are parties to a shareholders’ agreement with respect to First Bank’s capital stock.	Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers	First Bank’s bylaws provide that First Bank may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA, subject to certain regulatory exclusions for prohibited indemnification payments as a result of an administrative proceeding brought by a bank regulatory agency that results in a civil money penalty, a removal or prohibition from banking, or a required action (or ceasing of an action) with respect to a bank.	Seacoast’s bylaws provide that Seacoast may indemnify its current and former directors, officers, employees and agents in accordance with that provided under the FBCA.

	First Bank	Seacoast
Certain Business Combination Restrictions	First Bank’s articles of incorporation do not contain any provision regarding business combinations between First Bank and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.
Fundamental Business Transactions	First Bank’s articles of incorporation do not contain any provision regarding fundamental business transactions.	Seacoast’s articles of incorporation provide that Seacoast needs the affirmative vote of 66 2∕3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2∕3% of all directors and a majority of the Continuing Directors.
Non-Shareholder Constituency Provision	First Bank’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.	Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on Seacoast and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which Seacoast and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and Seacoast’s prospects as an independent entity.

	First Bank	Seacoast
Dissenters’ Rights	Under the FFIC, a shareholder generally has the right to dissent from any merger to which First Bank is a party and to receive fair value for his or her shares if the shareholder does not vote in favor of, or otherwise consent to, that merger proposal and provides the required notice to First Bank at or prior to the date of such shareholder vote or consent that such shareholder dissents form the merger.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF FIRST BANK OF THE PALM BEACHES
General
First Bank is a Florida-chartered state nonmember bank, which commenced operations in 2006 and is subject to the supervision and regulation of the Florida Office of Financial Regulation and Federal Deposit Insurance Corporation. First Bank is a full service commercial bank, providing a wide range of business and consumer financial services to customers primarily in South Florida. First Bank’s principal executive offices are located in West Palm Beach, Florida. At September 30, 2019, First Bank had total assets of approximately $189.1 million, gross loans of approximately $150.2 million, total deposits of approximately $171.7 million, and total shareholders’ equity of approximately $16.4 million.
First Bank’s website is www.firstbankpb.bank. The information on First Bank’s website is not part of this proxy statement/prospectus, and the reference to the First Bank website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Headquartered in West Palm Beach, Florida, First Bank operates two branches and a loan production office in Palm Beach County, Florida. First Bank is a client-driven community bank providing personalized service while also offering customers the latest in banking technology. The South Florida market in which First Bank operates has historically been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition, and service. First Bank’s management believes large banks have generally applied a transactional business approach, based upon volume considerations, in this market, which provides opportunities for smaller community banks that tend to use a more relationship-based approach.
First Bank’s principal business is lending to and accepting deposits from small- to medium-sized businesses, the owners and operators of these businesses, as well as other professionals, entrepreneurs and high net worth individuals. First Bank generates the majority of its revenue from interest earned on loans, investments, and other interest earning assets; loan and deposit fees and service charges; and fees relating to the sale of mortgage loans and loan originations. First Bank incurs interest expense on deposits and other borrowed funds, as well as operating expenses, such as salaries and employee benefits and occupancy expenses.
First Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The products and services offered by First Bank include: demand interest bearing and noninterest bearing deposit accounts, money market deposit accounts, NOW accounts, time deposits, debit cards, internet banking, direct deposit, notary services, money orders, night depository, cashier’s checks, domestic collections, bank drafts, automated teller services, drive-in tellers, and the full range of consumer loans, both collateralized and uncollateralized. In addition, First Bank makes secured and unsecured commercial, real estate, and development loans and issues stand-by letters of credit.
First Bank’s target market is consumers, professionals, small businesses and commercial real estate investors located in South Florida. First Bank believes that the small business customer (typically, a commercial entity with revenue of  $10 million or less) has the opportunity to generate significant revenue for First Bank yet is generally underserved by large bank competitors. First Bank believes its small business customers offer great potential as a result of their needs for a multitude of products and services compared to the average retail customer.
Banking Services
Commercial Banking.   First Bank focuses its commercial loan originations on small- and mid-sized business (generally up to $10 million in annual revenue) and such loans are usually accompanied by business-related deposits. Commercial underwriting is primarily driven by cash flow analysis supported by collateral analysis and review, among other things, in compliance with First Bank’s credit policies. Commercial loan products include commercial real estate loans (both owner-occupied and non-owner-occupied), construction and development loans, and commercial term loans; working capital loans and lines of credit; demand, term, and time loans; and equipment, inventory, and accounts receivable financing. First Bank also offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to commercial customers.
Retail Banking.   First Bank’s retail banking activities emphasize consumer deposit and checking accounts. A range of these services is offered by First Bank to meet the varied needs of customers within First Bank’s South Florida market from young persons to senior citizens. In addition, First Bank offers debit cards, online banking, and electronic bill payment services. Consumer loan products offered by First Bank include home equity lines of credit, second mortgages, new and used automobile and boat loans, and unsecured personal credit lines.
Mortgage Banking.   First Bank’s mortgage banking business is structured to provide a source of fee income largely from the origination of residential mortgage loans for sale on the secondary market (primarily fixed rate loans), as well as the origination of primarily adjustable rate loans to be held in First Bank’s loan portfolio. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting and construction to permanent financing.
Employees
As of September 30, 2019, First Bank employed 32 full-time equivalent employees. First Bank’s employees are not represented by a collective bargaining unit. First Bank considers relations with its employees to be good.
Properties
The main office of First Bank is located at 615 North Dixie Highway, West Palm Beach Florida 33401. First Bank also operates a branch in Wellington, Florida and operates a loan production office in Palm Beach Gardens, Florida.
Legal Proceedings
First Bank is not currently subject to any material legal proceedings. First Bank is from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of banking, lending, and other applicable regulations, competition law, labor laws and consumer protection laws, as well as claims or litigation relating to intellectual property, securities, breach of contract and tort.
Seasonality
First Bank does not believe its business to be seasonal in nature.
Competition
First Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies, as well as an increasing level of interstate banking, have created a highly competitive environment for commercial banking. In one or more aspects of its business, First Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that First Bank does not currently provide. In addition, many of First Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Moreover, credit unions are able to offer similar products and services as lower cost due to the fact that credit unions are exempt from corporate income taxes.

BENEFICIAL OWNERSHIP OF FIRST BANK COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FIRST BANK
The following table sets forth the beneficial ownership of First Bank’s outstanding shares of Class A and Class B Common Stock as of December 31, 2019 by (i) each person or entity who is known by First Bank to beneficially own more than 5% of the outstanding shares of a class of First Bank common stock, (ii) each director and executive officer of First Bank, and (iii) all directors and executive officers of First Bank as a group.
The percentage of beneficial ownership is calculated based on 5,213,491 outstanding shares of First Bank common stock (including both Class A and Class B common stock). Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of December 31, 2019. As of December 31, 2019, First Bank’s directors and executive officers held 476,339 stock options that were exercisable within 60 days after December 31, 2019. Unless otherwise indicated, to First Bank’s knowledge, the persons identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent of Class A	Number	Percent of Class B	% of Total Voting Power
5% or Greater Shareholders
Second First De Novo, L.P.	—	0.0%	325,000	8.5%	6.2%
399 Park Avenue, New York, NY 10022
Marie Martin	73,663	5.3%	350,190	9.2%	8.1%
801 S. Delaware Avenue, Tampa, FL 33606
Executive Officers and Directors
John Ahrenholz(1)	—	0.0%	151,268	3.9%	2.9%
Darell Bowen(2)	—	0.0%	48,214	1.3%	0.9%
Thomas Burns(3)	—	0.0%	70,714	1.8%	1.3%
Steve Eassa(4)	—	0.0%	151,268	3.9%	2.9%
Patrick Koenig(5)	—	0.0%	70,714	1.8%	1.3%
Michael Lehman(6)	45,000	3.2%	83,214	2.2%	2.4%
Brian Mahoney(7)	—	0.0%	201,268	5.2%	3.8%
John Maus(8)	10,000	0.7%	133,214	3.5%	2.7%
Alan Schick(9)	—	0.0%	95,714	2.5%	1.8%
Joseph B. Shearouse, III(10)	—	0.0%	301,268	7.8%	5.8%
Cindy Sheppard(11)	—	0.0%	46,518	1.2%	0.9%
John Surovek(12)	79,166	5.6%	233,214	6.1%	6.0%
All Directors and Executive Officers as a Group (12 Persons)	134,166	9.6%	1,586,588	37.0%	30.2%

(1)
Includes (i) 100,000 shares held through an IRA and (ii) 51,268 exercisable stock options.

(2)
Includes (i) 12,500 shares of Class B common stock held through the Darell W. Bowen Trust Dated January 17, 2001 for which Mr. Bowen serves as trustee, (ii) 10,000 shares of Class B common stock held through an IRA, and (iii) 25,714 exercisable stock options.

(3)
Includes (i) 37,500 shares of Class B common stock held jointly with his spouse and (ii) 33,214 exercisable stock options.

(4)
Includes (i) 100,000 shares of Class B common stock held through an IRA and (ii) 51,268 exercisable stock options.

(5)
Includes 33,214 exercisable stock options.

(6)
Includes 33,214 exercisable stock options.

(7)
Includes (i) 150,000 shares of Class B common stock held through an IRA and (ii) 51,268 exercisable stock options.

(8)
Includes 33,214 exercisable stock options.

(9)
Includes (i) 62,500 shares of Class B common stock held jointly with his spouse and (ii) 33,214 exercisable stock options.

(10)
Includes (i) 250,000 shares of Class B common stock held through an IRA and (ii) 51,268 exercisable stock options.

(11)
Includes 46,268 exercisable stock options.

(12)
Includes (i) 32,500 shares of Class B common stock held through two IRAs, (ii) 10,000 shares of Class B common stock held by his spouse through an IRA, and (iii) 33,214 exercisable stock options.

DESCRIPTION OF SEACOAST CAPITAL STOCK
Common Stock
General
The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FCBA and to Seacoast’s amended and restated articles of incorporation, as amended, and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 120 million shares of common stock, par value of  $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”
Voting Rights
Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.
There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain articles of incorporation Provisions.”
Dividends, Liquidation and Other Rights
Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities and of any preferences of any series of our preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.
Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.
Restrictions on Ownership
The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the Florida Business Corporation Act and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus.
Preferred Stock
General
Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.
Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.
Transfer Agent and Registrar
The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.
Anti-Takeover Effects of Certain Articles of Incorporation Provisions
Seacoast’s articles of incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.
Seacoast’s articles of incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.
The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.
Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities, (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person, or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an Affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors, and (y) a majority of the Continuing Directors (as defined in Seacoast’s articles of incorporation).
Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:
•
A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;

•
A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors, and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. An “Independent Majority of Shareholders” means the majority of the outstanding voting shares that are not beneficially owned or controlled, directly or indirectly by a related party. For these purposes, a “related party” means a beneficial owner of 5% or more of the voting shares, or any person who is an affiliate of Seacoast and at any time within five years was the beneficial owner of 5% or more of Seacoast’s then outstanding shares; provided, however, that this provision shall not include (i) any person who is the beneficial owner of more than 5% of Seacoast’s shares on February 28, 2003, (ii) any plan or trust established for the benefit of Seacoast’s employees generally, or (iii) any subsidiary of Seacoast that holds shares in a fiduciary capacity, whether or not it has the authority to vote or dispose of such securities;

•
A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and

•
A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The articles of incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of  (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).
Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.
EXPERTS
The consolidated financial statements of Seacoast Banking Corporation of Florida and subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of Seacoast Banking Corporation of Florida’s internal control over financial reporting as of December 31, 2018 have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia.
OTHER MATTERS
No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.
DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

•
Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 26, 2019;

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019, for the quarter ended June 30, 2019, filed on August 7, 2019 and for the quarter ended September 30, 2019, filed on November 12, 2019;

•
The information incorporated by reference into Part III of our Annual Report on Form 10-K from our Proxy Statement for the 2019 Annual Meeting, filed on April 5, 2019;

•
Current Reports on Form 8-K, filed on March 21, 2019, May 16, 2019, May 29, 2019, November 20, 2019 and November 22, 2019; and

•
The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the First Bank shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.
Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information”:
Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000
To obtain timely delivery, you must make a written or oral request for a copy of such information by     , 2020.

Appendix A
EXECUTION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SEACOAST BANKING CORPORATION OF FLORIDA
SEACOAST NATIONAL BANK
AND
FIRST BANK OF THE PALM BEACHES
Dated as of November 19, 2019

A-i

A-ii

LIST OF EXHIBITS
Exhibit	Description
A	Form of Shareholder Support Agreement
B	Form of Claims Letter
C	Form of Restrictive Covenant Agreement
A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 19, 2019, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and collectively with SBC, “Seacoast”) and First Bank of the Palm Beaches, a Florida chartered bank (the “Company”).
Preamble
WHEREAS, the Boards of Directors of SBC, which owns all of the outstanding shares of SNB, and the Company have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of each of SBC and the Company and each of SBC’s and the Company’s shareholders;
WHEREAS, this Agreement provides for the acquisition of the Company by SBC pursuant to the merger of the Company with and into SNB (the “Merger”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, (i) the Company’s directors, (ii) certain of the Company’s executive officers and (iii) beneficial holders of five percent (5%) or more of the outstanding shares of Company Common Stock, have executed and delivered to SBC an agreement in substantially the form of Exhibit A (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Company Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER
1.1 Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 herein), the Company shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank (the “Surviving Bank”) resulting from the Merger and the separate existence of the Company shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.
1.2 Time and Place of Closing.   Unless otherwise mutually agreed to by SBC and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m., Eastern Time, on the date when the Effective Time is to occur (the “Closing Date”).
1.3 Effective Time.   Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Merger to take effect (the “Effective Time”) to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.4 Conversion of Company Common Stock.
(a) At the Effective Time, in each case subject to Section 1.4(d) and excluding Excluded Shares and subject to certain adjustments set forth in this Agreement, by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms herein, the number of shares of SBC Common Stock that is equal to the Exchange Ratio (the “Merger Consideration”); provided, however, that in the event the conditions set forth in Section 5.2(j) of this Agreement are not satisfied, Seacoast shall have the option to adjust the Merger Consideration downward by an amount that equals the difference between the Company’s Consolidated Tangible Shareholders’ Equity and the Company’s Target Consolidated Tangible Shareholders’ Equity and waive the satisfaction of such condition set forth in Section 5.2(j) herein. At least ten (10) days prior to the Closing Date, the Company and Seacoast shall agree on a schedule setting forth the expected Company Consolidated Tangible Shareholders’ Equity amount as of the Closing Date. The consideration which all of the Company shareholders and option holders are entitled to receive pursuant to this Article 1 is collectively referred to herein as the “Aggregate Merger Consideration.”
(b) At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent only the right to receive the Merger Consideration and any cash in lieu of fractional shares pursuant to Section 1.4(c), and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.
(c) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Seacoast Closing Price less any applicable withholding taxes. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.
(d) If, prior to the Effective Time, the issued and outstanding shares of SBC Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration.
(e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Company Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).
1.5 SBC Common Stock.   At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.
1.6 Company Equity Awards.   The Company shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to cause each Company Equity Award issued and outstanding immediately prior to the Effective Time to be terminated in exchange for an amount in cash, without interest, equal to the product of  (x) the aggregate number of shares of Company Common Stock subject to such Company Equity Award immediately prior to its termination, multiplied by (y) the excess, if any, of the value of the Merger Consideration, as finally determined as of the Effective Time, over the exercise price per share of the Company Equity Award. No Company Equity Award shall be outstanding as of the Effective Time, and no obligations to issue Company Equity Awards shall exist following the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans as of the Effective Time and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of the Effective Time, and the Company shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any Company Equity Award, a person for whom a future grant of a Company Equity Award had been approved, or a participant in any Company Stock Plan or other Company Benefit Plan, shall have any right thereunder to acquire any capital stock of SBC, SNB, or the Company, except as provided in Section 1.6 of this Agreement with respect to the Company Common Stock which such person received or became entitled to receive in accordance with the exercise of such Company Equity Award prior to the Effective Time.
1.7 Organizational Documents of Surviving Bank; Directors and Officers.
(a) The Organizational Documents of SNB in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Bank after the Effective Time until otherwise amended or repealed.
(b) The directors of SNB immediately prior to the Effective Time shall be the directors of the Surviving Bank as of the Effective Time. The officers of SNB immediately prior to the Effective Time shall be the officers of the Surviving Bank as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.
1.8 Tax Consequences.   It is the intention of the Parties to this Agreement that the Merger, for federal income tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code. The business purpose of the Merger is to combine two financial institutions to create a strong commercial banking franchise. SBC shall have the right to revise the structure of the Merger contemplated by this Agreement in order to assure that the Merger, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or to substitute an interim corporation that is wholly owned by SBC, which interim corporation may merge with and into the Company, provided, that no such revision to the structure of the Merger shall (a) result in any changes in the amount or type of the consideration that the holders of shares of Company Common Stock are entitled to receive under this Agreement or (b) adversely affect the tax treatment of the Merger with respect to the Company shareholders as a result of the transactions contemplated by this Agreement. SBC may exercise this right of revision by giving written notice to the Company in the manner provided in Section 7.9, which notice shall be in the form of an amendment to this Agreement.
ARTICLE 2
DELIVERY OF MERGER CONSIDERATION
2.1 Exchange Procedures.
(a) Delivery of Transmittal Materials. Prior to the Effective Time, SBC shall appoint an exchange agent (the “Exchange Agent”) to act as exchange agent hereunder. At or immediately prior to the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) SBC Common Stock issuable pursuant to Section 1.4(a) in book-entry form equal to the aggregate Stock Consideration (excluding any fractional share consideration), and (ii) cash in immediately available funds in an amount sufficient to pay fractional share consideration and any dividends under Section 2.1(d). As promptly as practicable after the Effective Time (and within five Business Days), the Exchange Agent shall send to each former holder of record of shares of Company Common Stock, including holders of the Company Equity Awards who received Company Common Stock in accordance with the exercise of such Company Equity Awards prior to the Effective Time, but excluding the holders, if any, of Dissenting Shares, immediately prior to the Effective Time transmittal materials for use in exchanging such holder’s Company Certificates for the Merger Consideration

(which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of such Company Certificates (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).
(b) Delivery of Merger Consideration. After the Effective Time, following the surrender of a Company Certificate to the Exchange Agent (or effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of the letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock represented by its Company Certificate or Certificates. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Certificate so surrendered is registered, it shall be a condition to such payment that such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Company Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Payments to holders of Dissenting Shares shall be made as required by the FFIC.
(c) Payment of Taxes. The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, SBC) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of SBC Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or SBC, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or SBC, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or SBC, as the case may be.
(d) Return of Merger Consideration to SBC. At any time upon request by SBC, SBC shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed within six months following the Effective Time to holders of Company Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by SBC), and holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of SBC Common Stock and any dividends or other distributions with respect to SBC Common Stock payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e) Lost Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by SBC or the Exchange Agent, the posting by such Person of a bond in such sum as SBC may reasonably direct as indemnity against any claim that may be made against the Company or SBC with respect to such Company Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Certificates.
2.2 Rights of Former Company Shareholders.   On or before the Closing Date, the stock transfer books of the Company shall be closed as to holders of Company Common Stock and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Company Certificate (other than the Company Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor and any cash in lieu of fractional shares of SBC Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.4(c), and any dividends or distributions to which such holder is entitled pursuant to this Article 2. No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Company Certificate with respect to the shares of SBC Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.4(c), and all such dividends, other distributions and cash in lieu of fractional shares of SBC Common Stock shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate in accordance with this Article 2. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Certificate there shall be delivered to the holder of an SBC stock certificate representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time theretofore paid with respect to such whole shares of SBC Common Stock and the amount of any cash payable in lieu of a fractional share of SBC Common Stock to which such holder is entitled pursuant to Section 1.4(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions, if applicable, with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SBC Common Stock. SBC shall make available to the Exchange Agent cash for these purposes, if necessary.
2.3 Dissenters’ Rights.   Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the Florida Financial Institutions Code (“FFIC”). Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Section 658.44 of the FFIC with respect to shares of Company Common Stock owned by such Dissenting Shareholder. The Company shall give SBC (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FFIC. The Company shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1 Company Disclosure Letter.   Prior to the execution and delivery of this Agreement, the Company has delivered to Seacoast a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter as an exception to any representation or warranty of the Company if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect with respect to the Company. Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast shall be qualified by reference to Seacoast’s SEC Reports and such disclosures in any such SEC Reports or other publicly available documents filed with or furnished by Seacoast to the SEC or any other Governmental Authority prior to the date hereof  (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2 Standards.
(a) No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c) and 3.4(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties which are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.
(b) Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, development, violation, inaccuracy or circumstance the effect, individually or in the aggregate, of which is or is reasonably likely to have, (i) a material adverse impact on the condition (financial or otherwise), property, business, assets (tangible or intangible) or results of operations or prospects of such Party taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to perform its obligations under this Agreement or to timely consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written consent or at the direction of the other Party in contemplation of the transactions contemplated hereby, (ii) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (iii) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies and (iv) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies, except to the extent with respect to clauses (ii), (iii) or (iv) that the effect of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies. Similarly, unless the context indicates specifically to the contrary, a “Material Adverse Change” is an event, change or occurrence resulting in a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.
3.3 Representations and Warranties of the Company.   Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Seacoast as follows:
(a) Organization, Standing, and Power.   The Company (i) is duly organized, validly existing, and is in good standing under the Laws of the State of Florida, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires them to be so qualified or licensed. The Company is a Florida state non-member bank. The Company is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending, or to the Knowledge of the Company, threatened.

(b) Authority; No Breach of Agreement.
(i) The Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Company Shareholder Approval and such regulatory approvals as are required by law. Subject to the Company Shareholder Approval, Regulatory Consent and assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii) As of the date hereof, the Company’s Board of Directors has (A) by the affirmative vote of at least a majority of the entire Board of Directors of the Company duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Company Common Stock; (C) resolved to recommend adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Company Common Stock (such recommendations being the “Company Directors’ Recommendation”); (D) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption; and (E) no Knowledge of any fact, event or circumstance that would cause any beneficial holder of five percent (5%) or more of the outstanding shares of Company Common Stock to vote against the adoption of this Agreement, the Merger and the other transactions contemplated hereby.
(iii) Except as set forth in Section 3.3(b)(iii) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of its Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of the Company under any Contract or Permit, or (C) subject to receipt of the Regulatory Consent and the expiration of any waiting period required by Law, violate any Law or Order applicable to the Company or any of its material assets.
(iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, (C) filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (D) as set forth in Section 3.3(b)(iv)(D) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.
(c) Capital Stock.   The Company’s authorized capital stock consists of 30,000,000 shares consisting of  (i) 10,000,00 shares of Class A Common Stock, par value $5.00 per share, of which, as of the date of this Agreement, 1,402,001 shares are validly issued and outstanding, and (ii) 20,000,000 shares of Class B Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 3,811,490 shares are validly issued and outstanding. Set forth in Section 3.3(c) of the

Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Company Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. As of the date hereof, there were 658,399 options outstanding for shares of Company Common Stock granted and vested and unvested in accordance with the Company Stock Plans and such restricted shares represent all of the Rights issued under the Company Stock Plans. Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Company Common Stock or other equity securities of the Company outstanding and no outstanding Rights relating to Company Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of the Company. All of the outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among the Company and its shareholders or by which the Company is bound with respect to the voting or transfer of Company Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Company Common Stock and all Rights to acquire shares of Company Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. The Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company on any matter.
(d) Financial Statements; Regulatory Reports.
(i) The Company has delivered or made available (which shall include access to the following by electronic data room or by public access through the website of a Governmental Authority) to Seacoast true and complete copies of  (A) all monthly reports and financial statements of the Company that were prepared for the Company’s Board of Directors since December 31, 2017, including the Company’s Financial Statements; (B) all call reports and financial statements, including all amendments thereto, to the FDIC since December 31, 2016 of the Company; and (D) the Company’s Annual Report to Shareholders for the years ended 2017 and 2018 and all subsequent Quarterly Reports to Shareholders.
(ii) The Company’s Financial Statements, true and correct copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto. The Company’s Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates thereof and for the periods covered thereby (subject to, in the case of unaudited statements, recurring audit adjustments normal in nature and amount). All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Company’s Financial Statements (the “Company’s Latest Balance Sheet”), the Company has not had, nor are any of its assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Florida Office of Financial

Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company since January 1, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the FDIC, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The Company’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. The Company has timely filed all reports and other documents required to be filed by them with the FDIC. The call reports of the Company and the accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2017, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.
(iii) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of the Company is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company (including all means of access thereto and therefrom). The corporate record books of the Company are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Board of Directors and shareholders of the Company.
(iv) Since January 1, 2017, neither the Company nor any current director, officer, nor to the Company’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of the Company has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) of securities laws, breach of fiduciary duty or similar violations by the Company or any officers, directors, employees or agents of the Company to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.
(v) The Company’s independent public accountants, which have expressed their opinion with respect to the Financial Statements (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to the Company within the meaning of Regulation S-X and (C) with respect to the Company, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. The Company’s independent public accountants have not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.3(d) of the Company Disclosure Letter lists all non-audit services performed by the Company’s independent public accountants for the Company since January 1, 2017.
(vi) There is no transaction, arrangement or other relationship between the Company or any unconsolidated or other affiliated entity that is not reflected in the Company Financial Statements. The Company has no Knowledge of  (A) any significant deficiency in the design or operation of internal controls which would adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since December 31, 2017, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of the Company.
(vii) The Company does not have any Liabilities, except Liabilities which are accrued or reserved against in the Company’s Latest Balance Sheet included in the Company’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, except for such Liabilities incurred or paid in the ordinary course of business and consistent with past business practice. The Company has not incurred or paid any Liability since December 31, 2017, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or (B) in connection with the transactions contemplated by this Agreement. The Company is not directly or indirectly liable, by guarantee or otherwise, to assume any Liability or to any Person for any amount in excess of  $10,000. Except (x) as reflected in the Company’s Latest Balance Sheet or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (y) for liabilities incurred in the ordinary course of business since January 1, 2016 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, the Company does not have any Liabilities or obligations of any nature. The Company has delivered to Seacoast true and complete copies of the Company Financial Statements as of December 31, 2017 and the Company shall deliver promptly, when available, all subsequent Quarterly Reports of the Company Financial Statements.
(e) Absence of Certain Changes or Events.   Except as set forth in Section 3.3(e) of the Company Disclosure Letter and actions take in connection with the transactions contemplated by this Agreement, since January 1, 2019, (A) the Company has conducted its business only in the ordinary course, (B) the Company has not taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (D) the Company has not made any new election or change in any existing election made by the Company for federal or state tax purposes.
(f) Tax Matters.
(i) All Taxes of the Company that are or were due or payable (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. The Company has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Company Tax Return by any Taxing Authority. The Company has made available to Seacoast true and correct copies of the United States federal, state and local income tax returns and related workpapers filed by it for each of the three most recent fiscal years ended on or before December 31, 2018. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Taxes by that jurisdiction, and to the Knowledge of the Company, no basis for such a claim exists.
(ii) The Company has not received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company or the assets of the Company. No officer or employee responsible for Tax matters of the Company expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed by the Company. The Company has not received from any Governmental Authority any notice of deficiency or proposed adjustment for any amount of Tax, or any demand for information, formal or informal, for any tax year. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company, and the Company has not waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a tax assessment or deficiency. The relevant statute of limitations is closed with respect to all Tax Returns of the Company for all taxable periods through December 31, 2014.
(iii) The Company is not a party to a tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and the Company has not been a member of an affiliated group filing a consolidated federal, state or local income tax return or any combined, affiliated or unitary group for any tax purpose (other than the group of which it is currently a member), and the Company does not have any Liability for Taxes under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.
(iv) The Company has withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by it, and has complied in all respects with all information reporting and backup withholding requirements under all applicable Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under applicable Law.
(v) The Company has not been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of the Company, except for statutory Liens for Taxes not yet due and payable.
(vi) The Company has not been and will not be required to include any item in income or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting pursuant to Section 481 of the Internal Revenue Code or any comparable provision under applicable Laws; (B) “closing agreement” as described in Section 7121 of the Internal Revenue Code or any comparable provision under applicable Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision of Law; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date; (F) election under Section 108(i) of the Internal Revenue Code (or any corresponding or similar provision of applicable Law); (G) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) similar election, action or agreement deferring the Liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(vii) The Company has never taken a reporting position on a Tax Return that, if not sustained, could be reasonably likely to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Internal Revenue Code (or any similar provision of state, local or foreign law), or participated in any “reportable transaction” or “listed transaction”, as those terms are defined in Treasury Regulation Section 1.6011-4(b) or any comparable provision of Law, or participated in any transaction substantially similar to a reportable transaction. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
(viii) The unpaid Taxes of the Company (A) did not, as of the date of the Company’s Latest Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Company’s Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.
(ix) The Company has not requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Governmental Authority. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.
(x) The Company has never been a “United States real property holding corporation” within the meaning of Section 897 of the Internal Revenue Code within the period described in Section 897(c)(1)(A)(ii).
(g) Environmental Matters.
(i) The Company has delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by the Company relating to its Properties and Facilities.
(ii) The Company and its Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.
(iii) There is no Litigation pending or threatened before any Governmental Authority or other forum in which the Company or any of its respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by the Company and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by the Company) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.
(iv) During or prior to the period of  (A) the Company’s ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) the Company’s participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.
(i) The Company has in effect all Permits and has made all filings, applications and registrations with Governmental Authorities that are required for it to own, lease or operate its properties and assets and to carry on its business as now conducted (and has paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to its business or employees conducting its business.
(ii) Except as set forth in Section 3.3(h)(ii) of the Company Disclosure Letter, the Company is not and has not since December 31, 2015, been in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, the Company does not know of any reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.
(iii) Except as set forth in Section 3.3(h)(ii) of the Company Disclosure Letter, the Company has not received any notification or communication from any Governmental Authority, (A) asserting that the Company is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require the Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.
(iv) Except as set forth in Section 3.3(h)(ii) of the Company Disclosure Letter, the Company is and, at all times since December 31, 2015, has been, in compliance with all Laws applicable to its business, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.
(v) The Company is not subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015, a recipient of any supervisory letter from, or since December 31, 2015, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company been advised in writing or, to the Knowledge of the Company, orally, since December 31, 2015, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
(vi) There (A) is no written, or to the Knowledge of the Company, oral unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company, (B) have been no written, or to the Knowledge of the Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its business, operations, policies or procedures since December 31, 2015, and (C) is not any pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of the Company.

(vii) Neither the Company, nor to the Company’s Knowledge any of its directors, executives, officers, employees or Representatives (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.
(viii) Except as required by the Bank Secrecy Act, to the Knowledge of the Company, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any employee thereof acting in its capacity as such. Neither the Company nor any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
(ix) Since December 31, 2015, the Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that the Company was required to file with any Governmental Authority and all other reports and statements required to be filed by the Company since December 31, 2015, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority, have been so filed, and the Company has paid all fees and assessments due and payable in connection therewith.
(x) The Company is not authorized to act in any capacity as a corporate fiduciary.
(i) Labor Relations.
(i) The Company is not the subject of any Litigation asserting that the Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company to bargain with any labor organization as to wages or conditions of employment, nor is the Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(ii) (A) Each individual that renders services to the Company who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees of the Company, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
(iii) The Company is not in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement with respect to employment, employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.
(iv) No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters.

(j) Employee Benefit Plans.
(i) Section 3.3(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.
(ii) The Company has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 or other similar report (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, (F) in the case of Benefit Plans that are Rights or individual award agreements under a Company Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Company Common Stock covered thereby, (G) all documents evidencing any agreements or arrangements with service providers relating to Benefit Plans, (H) all material correspondence and/or notifications from any Governmental Authority or administrative service with regard to any Benefit Plan, and (I) nondiscrimination testing data and results for the two most recently completed plan years (if applicable) with regard to any Benefit Plan.
(iii) All of the Benefit Plans have been administered in compliance with their terms and with the applicable provisions of ERISA and the Internal Revenue Code and (if applicable) in a manner that complies with and is exempt from tax or penalty under the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Internal Revenue Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.
(iv) The Company has not engaged in a transaction with respect to any of its Benefit Plans that would subject the Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor any administrator or fiduciary of any of its Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans has been made to employees of the Company that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.
(v) The Company or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j)) (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)) or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any Liability under Title IV of ERISA or Internal Revenue Code Section 412.
(vi) Except as set forth on Section 3.3(j)(vi) of the Company Disclosure Letter, neither the Company nor its ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, surgical, hospitalization, death or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.
(vii) Except as set forth in Section 3.3(j)(vii) of the Company Disclosure Letter, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, or (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Benefit Plans, contracts, plans, or arrangements. No amounts paid or payable (whether in cash, property or the vesting of property) individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s), but excluding any compensation arrangement arranged by Seacoast following the Closing, other than any agreement entered into with Seacoast), will result in the payment of any amount that would, individually or in combination with any other such payment, and in the absence of waivers or consents as set forth in Section 4.22, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code. The Company has made available to Seacoast true and complete copies of 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.
(viii) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with, Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A. The Company has no indemnification obligation pursuant to any Benefit Plan or any Contract to which the Company is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code.
(ix) The Company does not maintain and has never maintained a supplemental executive retirement plan or any similar plan for directors, officers or employees.
(x) All of the Benefit Plans that constitute compensation arrangements involving officers of the Company have been approved and administered by the Company’s Board of Directors in accordance with all applicable regulatory requirements.

(k) Material Contracts.
(i) Except as listed in Section 3.3(k) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by the Company or the guarantee by the Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit the ability of the Company or any of its Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, the Company or Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by the Company of  $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (F) any Contract relating to the provision of data processing, network communications or other material technical services to or by the Company, (G) any Contract to which any Affiliate, officer, director, employee or consultant of the Company is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (H) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (I) any Contract that provides any rights to investors in the Company, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Company’s Board of Directors, (J) any Contract that provides for potential material indemnification payments by the Company, or (K) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if the Company were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on the Company thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) the Company is not in Default thereunder; (y) the Company has not repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of the Company, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.3(k)(i)(B) of the Company Disclosure Letter, all indebtedness for money borrowed of the Company is pre-payable without penalty or premium.
(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for its own account or its customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither the Company, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Company Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2016, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.
(l) Legal Proceedings.   There is no Litigation pending or, to its Knowledge, threatened against the Company or any of its assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against the Company, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on the Company or would materially impede or delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions hereby. There is no Litigation, pending or, to the Knowledge of the Company, threatened, against any officer, director, advisory director or employee of the Company, in each case by reason of any person being or having been an officer, director, advisory director or employee of the Company.
(m) Intellectual Property.
(i) The Company owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all Intellectual Property (including the Technology Systems) that is used by the Company in its business. The Company has not (A) licensed to any Person in source code form any Intellectual Property owned by the Company or (B) entered into any exclusive agreements relating to Intellectual Property owned by the Company.
(ii) Section 3.3(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to the Company included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.
(iii) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. Since January 1, 2015, the Company (A) has not been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has not brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.
(n) Loan and Investment Portfolios.
(i) All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Company and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other Laws affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, and (2) the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of June 30, 2019 and on a monthly basis thereafter, and of the investment portfolios of the Company as of such date, are disclosed in Section 3.3(n)(i) of the Company Disclosure Letter.
(ii) Except as specifically set forth in Section 3.3(n)(ii) of the Company Disclosure Letter, the Company is not a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of the Company, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Company or any Regulatory Authority having jurisdiction over the Company, (D) an obligation of any director, executive officer or 10% shareholder of the Company who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.
(iii) Each outstanding Loan (including Loans held for resale to investors) in which the Company is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(iv) None of the agreements pursuant to which the Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(v) The Company is not now nor has it ever been since January 1, 2015, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(o) Adequacy of Allowances for Losses.   Each of the allowances for losses on loans, financing leases and other real estate included on the Company Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of the Company at all times from and after the date of the Company Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.
(p) Loans to Executive Officers and Directors.   The Company has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, except as permitted by Section 13(k) of the 1934 Act, as applicable, and as permitted by Federal Reserve

Regulation O and that have been made in accordance with the provisions of Regulation O. Section 3.3(p) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the 1934 Act applies.
(q) Community Reinvestment Act.   The Company has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(r) Privacy of Customer Information.
(i) The Company is the sole owner of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.
(ii) The Company’s collection and use of such IIPI, the transfer of such IIPI to Seacoast or any of its Subsidiaries, and the use of such IIPI by Seacoast or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.
(s) Technology Systems.
(i) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Bank and its Subsidiaries to the same extent and in the same manner that it has been used by the Company prior to the Effective Time.
(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.
(iii) The Company has furnished to Seacoast a true and correct copy of its disaster recovery and business continuity arrangements.
(iv) The Company has not received notice of and is not aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its agreements or arrangements relating to the Technology Systems (including maintenance and support).
(t) Insurance Policies.   The Company maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. A true and complete list of all such insurance policies is attached as Section 3.3(t) of the Company Disclosure Letter.   The Company is not now liable for, nor has it received notice of, any material retroactive premium adjustment. The Company is in compliance in all material respects with its insurance policies and is not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and the Company has not received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of the Company, the Company is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 3.3(t)(A) of the Company Disclosure Letter, within the last three years, the Company has not been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and the Company does not have any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.
(u) Corporate Documents.   The Company has delivered to SBC true and correct copies of its Organizational Documents and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of the Company that will be made available to SBC after the date hereof, are current, complete and correct in all material respects.
(v) State Takeover Laws.   The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(w) Certain Actions.   Neither the Company nor any of its Affiliates has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To its Knowledge, there exists no fact, circumstance, or reason that would cause any required Consent not to be received in a timely manner.
(x) Real and Personal Property.   The Company has good, valid and marketable title to all material real property owned by it free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. The Company has paid, and will pay, any and all applicable tangible personal property taxes owed or due by the Company. The Company has good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by it, free and clear of all Liens (other than Permitted Liens). The Company has complied with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Company or, to the Knowledge of the Company, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.
(y) Brokers and Finders.   Except for Keefe, Bruyette & Woods, Inc., neither the Company nor any of its directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(z) Fairness Opinion.   Prior to the execution of this Agreement, the board of directors of the Company has received an executed opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock and a copy of such executed opinion will be delivered by the Company to SBC for informational purposes only immediately following the execution of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.
(aa) Transactions with Affiliates.   Except as set forth in Section 3.3(aa) of the Company Disclosure Letter, there are no agreements, contracts, plans, arrangements or other transactions between the Company, on the one hand, and any (i) officer or director of the Company, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.
(bb) Representations Not Misleading.   No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
3.4 Representations and Warranties of Seacoast.   Subject to and giving effect to Sections 3.1 and 3.2, and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:
(a) Organization, Standing, and Power.   Each of SBC and SNB (i) is duly organized, validly existing, and (as to SBC) in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or conduct of their business requires them to be so qualified or licensed, except in the cause of clause (ii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had or would not reasonably be excepted to have a Material Adverse Effect on SBC or SNB. SBC is a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association domiciled in the State of Florida. SNB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the knowledge of SBC, threatened.
(b) Authority; No Breach of Agreement.
(i) SBC and SNB each have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB, in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (B) except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(ii) SBC’s and SNB’s Boards of Directors have duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby.

(iii) Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to SBC or SNB or any of their respective material assets.
(c) Capital Stock.   SBC’s authorized capital stock consists of  (i) 120 million shares of SBC Common Stock, of which, as of September 30, 2019, 51,730,773 shares are issued (of which 51,482,029 shares are outstanding and 248,744 shares were held in its treasury) and (ii) 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock and 50,000 of which has been designated as Series B Preferred Stock (collectively, “SBC Preferred Stock”), of which, as of the date of this Agreement, no shares are issued or outstanding. As of the date of this Agreement, there were 219,919 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with the SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in this Section 3.4(c), Section 3.4(c) of the Seacoast Disclosure Letter and as set forth in SBC’s SEC Reports, as of the date of this Agreement there were no equity securities of SBC outstanding (other than the SBC Common Stock) and no outstanding Rights relating to SBC Common Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of its Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens, charges, security interests, mortgages, pledges and other encumbrances.
(d) Financial Statements.   The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(e) Legal Proceedings.   There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to its Knowledge, threatened against Seacoast, or against any asset, interest, or right of any of them, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Seacoast.

(f) Compliance with Laws.
(i) SBC and each of its Subsidiaries are, and at all times since December 31, 2016, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. SBC and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2016, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default under (with or without notice or lapse of time or both) or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of SNB are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.
(ii) Since December 31, 2016, neither SBC nor any of its Subsidiaries has received any written notification or communication from any Governmental Authority (A) requiring SBC or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “SBC Regulatory Agreement”), or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and, to the Knowledge of SBC, neither SBC nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither SBC nor any of its Subsidiaries is currently a party to or subject to any SBC Regulatory Agreement.
(iii) Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
(g) Reports.   Except as set forth on Section 3.4(g) of the Seacoast Disclosure Letter, SBC has and each of its Subsidiaries have timely filed all reports, statements, and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 and prior to the date hereof with Governmental Authorities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, statement or offering materials made or given to shareholders of SBC or SNB since December 31, 2016, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.
(h) Community Reinvestment Act.   SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.
(i) Legality of Seacoast Securities.   All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.
(j) Certain Actions.   Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization with the meaning of Section 368(e) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge, there exists no fact, circumstance, or reason that would cause any required Regulatory Consent not to be received in a timely manner.
(k) Brokers and Finders.   Except for Sandler O’Neill & Partners, L.P., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.
(l) Representations Not Misleading.   No representation or warranty by Seacoast in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES
4.1 Conduct of Business Prior to Effective Time.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (iv) provide Seacoast with the Company’s consolidated balance sheets (including related notes and schedules, if any), and related statements of operations and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) prepared for any periods subsequent to the date of this Agreement. Neither party shall take any action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
4.2 Forbearances.   During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (iii) grant any Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock except pursuant to the exercise of the Company Equity Awards outstanding as of the date of this Agreement, or (v) make any change in any instrument or Contract governing the terms of any of its securities;
(c) other than in the ordinary course of business or consistent with past practice or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;
(d) (i) charge off  (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount less than its book value;
(e) terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
(f) enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;
(g) except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any Lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of  $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of its material Intellectual Property;
(h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;
(i) other than purchases of investment securities in the ordinary course of business consistent with past practice or in consultation with SBC, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(j) terminate or waive any material provision of any Contract other than normal renewals of Contracts without materially adverse changes of terms or otherwise amend or modify any material Contract;
(k) except as set forth in Section 4.2(k) of the Company Disclosure Letter and other than in the ordinary course of business and consistent with past practice or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of, or grant any bonuses to, any of its officers, employees or directors, whether under a Benefit Plan or otherwise, (ii) pay any pension or retirement allowance not required by any existing

Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement, retention agreement or severance arrangement with or for the benefit of any officer, employee or director, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any the Company Stock Plan, except pursuant to Section 1.6, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $100,000;
(l) settle any Litigation, except in the ordinary course of business;
(m) revalue any of its assets or change any method of accounting or accounting practice used by it, other than changes required by GAAP or the FDIC or any Regulatory Authority;
(n) file or amend any Tax Return except in the ordinary course of business; settle or compromise any Liability for Taxes; or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar provision of Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;
(o) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(o) shall preclude the Company from exercising its rights under Sections 4.5 or 4.12;
(p) merge or consolidate with any other Person;
(q) acquire assets outside of the ordinary course of business consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of  $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;
(r) enter into any Contract that is material and would have been material had it been entered into prior to the execution of this Agreement;
(s) make any adverse changes in the mix, rates, terms or maturities of its deposits or other Liabilities;
(t) close or relocate any existing branch or facility;
(u) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory lending limits;
(v) take any action or fail to take any action that will cause the Company’s Consolidated Tangible Shareholders’ Equity to be less than $14,104,000 at the Effective Time;
(w) make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of such policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Company from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that from the date hereof, any new individual loan or new extension of credit in excess of  $250,000 and which is unsecured, or $500,000 and which is secured, shall require the written approval of the chief executive officer, chief financial officer or chief credit officer of SNB, which approval shall not be unreasonably conditioned, delayed or withheld, and the approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to SNB;

(x) take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;
(y) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or
(z) agree or commit to take any of the actions prohibited by this Section 4.2.
4.3 Litigation.   Each of SBC and the Company shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or the Company, as applicable, threatened against SBC, the Company or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent, which shall not be unreasonably withheld or delayed.
4.4 Regulatory Filings.   Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and the Company shall execute and the Parties shall cause to be filed the Articles of Merger with the Office of the Comptroller of the Currency.
4.5 Company Shareholder Approval; Registration Statement and Proxy Statement/ Prospectus.
(a) The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Company Shareholder Approval and such other matters as the Board of Directors of the Company or SBC may direct, and the Company shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. SBC shall be entitled to have a representative attend such meeting of shareholders. The Board of Directors of the Company shall make the Company Directors’ Recommendation to its shareholders and the Company Directors’ Recommendation shall be included in the Proxy Statement/Prospectus; provided, that the Company’s Board of Directors may withdraw, modify, or change in an adverse manner to Seacoast its recommendations if the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel) that the failure to so withdraw, modify, or change its recommendations would constitute, or would be reasonably likely to result in, a breach of the fiduciary duties of the Company’s Board of Directors under applicable Law. Notwithstanding such withdrawal of such the Company Directors’ Recommendation then the Company shall nevertheless submit this Agreement to its shareholders for adoption.
(b) As soon as reasonably practicable after the execution of this Agreement (but in no event later than sixty (60) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
(c) Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Company shareholders and at the times of the meeting of the Company shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.
4.6 Listing of SBC Common Stock.   SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
4.7 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.
(b) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger and to take no action that would cause the Merger to not qualify for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.
(c) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.
4.8 Applications and Consents.
(a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.
(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals from FINRA and any relevant state regulator in connection with a change of control of the Company Subsidiaries that are broker-dealers, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.
(c) Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.
4.9 Notification of Certain Matters.   Each Party will give prompt notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, development or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be or give rise to a termination right under Section 6.1. The Company shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Keefe, Bruyette & Woods, Inc. or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.
4.10 Investigation and Confidentiality.
(a) Upon reasonable notice and subject to applicable Laws, each Party shall permit the other to make or cause to be made such investigations of the business and Properties of it and its Subsidiaries and of its Subsidiaries’ financial and legal conditions as the other reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other or the right of a Party to rely thereon. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. No investigation by Seacoast shall affect the representations and warranties of the Company or the right of Seacoast to rely thereon.
4.11 Press Releases; Publicity.   Prior to the Effective Time, Seacoast shall provide the Company with a draft of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto and Seacoast shall consider any comments and/or modifications to any such press release or public statement provided by the Company; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law, the SEC or NASDAQ.
4.12 Acquisition Proposals.
(a) The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after consultation with its outside legal counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Seacoast with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) advise Seacoast following the receipt or notice of any Acquisition Proposal and the substance thereof  (including the identity of the Person making such Acquisition Proposal), and will keep Seacoast apprised of any related developments, discussions and negotiations on a current basis. The Company agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by the Company.
(b) Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) that an Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal and that failure to accept such Superior Proposal would reasonably be expected to result in a breach of its fiduciary obligations under applicable Laws, the Company Board of Directors may at any time prior to the Company Shareholder Approval (i) withdraw or modify (a “Change in Recommendation”) the Company Directors’ Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify the Company Directors’ Recommendation, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of the Company may not make a Change in Recommendation, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) the Company shall not have breached this Section 4.12 in any respect and (ii) (A) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues or is reasonably expected to continue to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by SBC under this Section 4.12(b); (B) the Company has given SBC at least four (4) Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, the Company has negotiated, and has caused its representatives to negotiate in good faith with SBC during such notice period to the extent SBC wishes to negotiate, to enable SBC to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to SBC a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 4.12 with respect to such new written notice. The Company will advise SBC in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof  (including the identity of the Person making such Acquisition Proposal) and will keep SBC apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

4.13 Takeover Laws.   If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.
4.14 Employee Benefits and Contracts.
(a) Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of the Company on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries; and provided further that in no event shall SBC be required to take into account any retention arrangements or equity compensation when determining whether employee benefits are substantially comparable. SBC shall give the Covered Employees full credit for their prior service with the Company and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC.
(b) With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(c) Prior to the Effective Time, the Company shall take all actions requested by SBC that may be necessary or appropriate to (i) cause the Company’s 401(k) Plan, one or more the Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the termination of the Company’s 401(k) Plan, (iv) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by SBC, or (v) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned, or delayed.
(d) Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries (including, following the Closing Date, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the

Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(e) If, within six (6) months after the Effective Time, any Covered Employee (other than those Covered Employees who receive change in control benefits or retention benefits pursuant to employment or retention agreements with the Company), is terminated by SBC or its Subsidiaries other than “for cause” or as a result of death, disability, or unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount as set forth in the severance policies set forth in Section 4.14(e)(i) of the Seacoast Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with the Company at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14 (e)(ii) of the Seacoast Disclosure Letter.
4.15 Indemnification.
(a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, or employee of the Company, its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Seacoast shall indemnify, defend and hold harmless, to the same extent permitted by Law, such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to (x) the Organizational Documents of the Company and (y) the FFIC, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation. In the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, that (1) Seacoast shall have the right to assume the defense thereof and upon such assumption Seacoast shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Seacoast elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between Seacoast and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Seacoast shall advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Seacoast shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) Seacoast shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(b) Seacoast agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers, and employees of the Company (the “Covered Parties”) as provided in their respective Organizational Documents as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of Seacoast or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by Seacoast is required to effectuate any indemnification for any director or officer of the Company, Seacoast shall direct, at the election of the Indemnified Party that the determination of any such approval shall be made by independent counsel mutually agreed upon between Seacoast and the Indemnified Party.
(c) Seacoast, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of the Company at or before the Effective Time to be covered by the Company’s existing directors’ and officers’ liability insurance policy; provided, that Seacoast may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 150% of the current annual premium paid by the Company (as set forth in Section 4.15(c) of the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.
(d) If SBC or SNB or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC or SNB, as applicable, as the surviving entities shall assume the obligations set forth in this Section 4.15.
(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
4.16. Resolution of Certain Matters.   The Company shall use its reasonable best efforts and take any and all actions (including completing any necessary filings with Regulatory Authorities) to resolve the items set forth on Section 4.16 of the Seacoast Disclosure Letter, all subject to SBC’s reasonable satisfaction.
4.17 Claims Letters.   Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director or officer of the Company set forth on Section 4.17 of the Seacoast Disclosure Letter to execute and deliver a Claims Letter in the form attached hereto as Exhibit B.
4.18 Restrictive Covenant Agreement.   Concurrently with the execution and delivery of this Agreement, the Company has caused each director or officer of the Company set forth on Section 4.18 to the Seacoast Disclosure Letter to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit C.
4.19. Systems Integration; Operating Functions.   From and after the date hereof, the Company shall and shall cause its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause the Company’s data processing consultants and software providers to, cooperate and assist the Company and Seacoast in connection with an electronic and systems conversion of all applicable data of the Company to the Seacoast systems, including the training of the Company employees during normal banking hours. Following the date hereof, the Company shall provide Seacoast access to its data files to facilitate the conversion process, including but not limited to, (i) sample data files with data dictionary no later than 30 days following the date of this Agreement; (ii) a full set of data files, including electronic banking and online bill payment data, for mapping and mock conversion no later than 90 days prior to the targeted conversion date as determined by Seacoast; (iii) a second full set of data files from which to establish CIS records, deposit shells, electronic banking accounts, bill payment payees and order debit cards no later than 21 days prior to the targeted conversion date; and (iv) a final set of data files no later than the date of the targeted conversion date. The Company shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of Company) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. The Company shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Company with

SNB. Without limiting the foregoing, the Company shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of the Company and Seacoast shall meet from time to as the Company or Seacoast may reasonably request, to review the financial and operational affairs of the Company and its Subsidiaries, and the Company shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of the Company prior to the Effective Time, and (ii) the Company shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.
4.20 Additional Contracts.   Effective at Closing Date, the parties shall have entered into the contracts and in the form set forth on Schedule 4.20.
4.21 Transfer Taxes.   All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar taxes or fees applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement and all related fees, interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Company shareholders when due. The Company shareholders will timely file or cause to be timely filed all necessary documentation and Tax Returns with respect to Transfer Taxes, and Seacoast will assist in such filing as may be required by applicable Law. Each Party will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.
4.22 Approval of 280G Payments. If, after reviewing the 280G calculations and other supporting materials prepared by the Company and its Representatives, either the Company or Seacoast determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the shareholders of the Company, then the Company will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the 280G calculations. If, in the opinion of Seacoast or its Representatives, the Company is not able to modify its obligations to make such payments or benefits comply with the foregoing within 30 days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, the Company will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. The Company will be responsible for all liabilities and obligations related to the matters described in this Section 4.22, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. The Company will provide to Seacoast copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 4.22, a reasonable period of time before disseminating such materials to the disqualified individuals and the Company’s shareholders, and will work with Seacoast in good faith regarding the inclusion of any comments provided by Seacoast thereto. Prior to the Closing, the Company shall deliver to Seacoast evidence that a vote of the Company’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 4.22 and that the requisite number of shareholder votes was or was not obtained with respect thereto.

ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
5.1 Conditions to Obligations of Each Party.   The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:
(a) The Company Shareholder Approval.   The Company shall have obtained the Company Shareholder Approval.
(b) Regulatory Approvals.   All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a Material Adverse Effect on Seacoast or any of its Subsidiaries, including the Company.
(c) No Orders or Restraints; Illegality.   No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger.
(d) Registration Statement.   The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e) Listing of SBC Common Stock.   The shares of SBC Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.
5.2 Conditions to Obligations of Seacoast.   The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:
(a) Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.
(b) Performance of Agreements and Covenants.   Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.
(c) Corporate Authorization.   Seacoast shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
(d) Consents.   The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(b) of the Company Disclosure Letter.

(e) Limitation on Dissenter’s Rights.   As of the Closing Date, the holders of no more than five percent (5%) of Company Common Stock that is issued and outstanding shall have taken the actions required by the FFIC to qualify their Company Common Stock as Dissenting Shares.
(f) Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on the Company.
(g) Tax Opinions.   Seacoast shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to it, dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and each of SBC and the Company will be a party to that reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel.
(h) Claims Letters.   Seacoast shall have received from the Persons listed in Section 4.17 of the Seacoast Disclosure Letter an executed written agreement in substantially the form of Exhibit B.
(i) Restrictive Covenant Agreement.   Each of the Persons as set forth in Section 4.18 of the Seacoast Disclosure Letter shall have entered into the Restrictive Covenant Agreement in substantially the form of Exhibit C.
(j) The Company’s Consolidated Tangible Shareholders’ Equity.   The Company’s Consolidated Tangible Shareholders’ Equity as of the close of business on the fifth Business Day prior to the Closing Date shall be an amount not less than $14,104,000 and the Company’s general allowance for loan and lease losses shall be an amount not less than 0.73% of total loans and leases outstanding.
(k) Termination of the Company Equity Awards.   All outstanding Company Equity Awards shall have been terminated and cashed out as provided in Section 1.6, and the Company’s Board of Directors and shareholders shall have taken all action necessary to terminate the Company Stock Plans effective prior to the Effective Time. No Company Equity Awards, whether vested or unvested, or obligations to issue Company Equity Awards, shall be outstanding as of the Effective Time.
(l) Non-Foreign Affidavit. Delivery to Seacoast of an affidavit, in the form provided by Treasury Regulation Section 1.8297-2(h), from the Company, along with the notice to be provided to the IRS, if applicable, that the ownership interests in the Company are not United States real property interests.
(m) Completion of Section 4.16 Items.   Each of the items set forth in Section 4.16 of the Seacoast Disclosure Letter shall have been completed and finalized prior to the Effective Time, all to the reasonable satisfaction of Seacoast.
5.3 Conditions to Obligations of the Company.   The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:
(a) Representations and Warranties.   The representations and warranties of Seacoast set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.
(b) Performance of Agreements and Covenants.   Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by a duly authorized officer of Seacoast, to such effect.

(c) Material Adverse Effect.   Since the date hereof, there shall not have occurred any fact, circumstance or even, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on Seacoast.
(d) Corporate Authorization.   The Company shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standings, dated not more the three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida and the FDIC.
ARTICLE 6
TERMINATION
6.1 Termination.   Notwithstanding any other provision of this Agreement, and notwithstanding the Company Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a) By mutual consent of the Board of Directors of the Company and the Board of Directors or Executive Committee of the Board of Directors of SBC; or
(b) By the Board of Directors of either Party in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below; or
(c) By the Board of Directors of either Party in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final non-appealable action of such Governmental Authority, or (ii) the Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon; or
(d) By the Board of Directors of either Party in the event that the Merger has not been consummated by June 30, 2020, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or
(e) By the Board of Directors of SBC in the event that (i) the Company has withdrawn, qualified or modified the Company Directors’ Recommendation in a manner adverse to Seacoast or shall have resolved to do any of the foregoing, (ii) the Company has failed to substantially comply with its obligations under Sections 4.5 or 4.12, or (iii) the Board of Directors of the Company has recommended, endorsed, accepted or agreed to an Acquisition Proposal; or
(f) By the Board of Directors of the Company in the event that (i) the Board of Directors of the Company has determined in accordance with Section 4.12 that a Superior Proposal has been made with respect to it and has not been withdrawn, and (ii) neither the Company nor any of its Representatives has failed to comply in all material respects with Section 4.12; or
(g) By the Board of Directors of SBC if holders of more than five percent (5.0%) in the aggregate of the outstanding shares of Company Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FFIC.
6.2 Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of Seacoast, the Company, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1 Definitions.
(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company or 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in or would reasonably be expected to result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.
“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.
“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and the Company Stock Plan, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which the Company or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any Company employee.
“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.
“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Company Common Stock” shall mean, collectively the Class A common stock of the Company and the $1.00 par value per share Class B common stock of the Company.
“Company Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of Company Common Stock and shall specifically include any restricted stock awards.
“Company Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock.
“Company Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which the Company Equity Awards have been or may be issued.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated July 8, 2019, by and between Seacoast and the Company.
“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
“Consolidated Tangible Shareholders’ Equity” shall mean as to the Company as of the close of business on the fifth Business Day prior to the Closing Date (the “Measuring Date”), the consolidated shareholders’ equity of the Company as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, (ii) all intangible assets, and minus any unrealized gains or plus any unrealized losses (as the case may be) in such Party’s Subsidiaries’ securities portfolio due to mark-to-market adjustments as of the Measuring Date, or (iii) the cash amount of  $1,271,321 (as adjusted to the equivalent after-tax amount), representing the proceeds expected to be received by the Company pursuant to the Transferable Development Rights Purchase and Sale Agreements that are expected to close in December 2019 (provided that the Consolidated Tangible Shareholders’ Equity will be adjusted up or down, as applicable, for any amount in excess of such amount or that represents a shortfall from such amount, accordingly). The calculation of Consolidated Tangible Shareholders’ Equity shall be delivered by the Company to Seacoast, accompanied by appropriate supporting detail, no later than ten days prior to the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.
“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.
“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.
“Determination Date” means the later of  (i) the date on which the last Required Consent is obtained without regard to any requisite waiting period or (ii) the date on which the Company Shareholder Approval is obtained.
“Dissenting Shares” shall mean shares of Company Common Stock that are owned by shareholders that properly demand and exercise their dissenters’ rights and who complies in all respects with the provisions of Section 658.44 of the FFIC.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.
“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of  (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.
“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.
“Exchange Ratio” shall mean 0.2000, which shall remain fixed.
“Exhibits” A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
“Facilities” shall mean all buildings and improvements on the Property of any Person.
“FBCA” shall mean the Florida Business Corporation Act.
“FDIC” shall mean the Federal Deposit Insurance Corporation.
“FINRA” shall mean the Financial Industry Regulatory Authority.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of June 30, 2019 and as of December 31, 2017 and 2018, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the six months ended June 30, 2019 and each of the three years ended December 31, 2016, 2017 and 2018, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to December 31, 2018. Financial Statements will also include balance sheets and income statements delivered by the Company to SBC prior to the Effective Time for each subsequent quarter-end.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.
“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).
“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, mask works or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.
“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.
“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property taxes not yet due and payable.
“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.
“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.
“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.
“Permitted Expenses” shall mean (i) the reasonable expenses of the Company incurred or to be accrued in connection with the Merger (including fees and expenses of attorneys, accountants or other consultants) in the amounts as set forth in Section 7.1(b) of the Seacoast Disclosure Letter and (ii) the fee payable to the Company’s financial advisor in accordance with the engagement letter disclosed to SBC prior to the execution of this Agreement.
“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairman’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of the Company consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws.
“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.
“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.
“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of the Company and the prospectus of SBC constituting a part of the Registration Statement.
“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the shareholders of the Company in connection with the transactions contemplated by this Agreement.
“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, NASDAQ, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).
“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.
“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include the Company Equity Awards.
“SBC Common Stock” shall mean the $0.10 par value per share common stock of SBC.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.
“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC since December 31, 2016. To the extent the most recent disclosures by a Party in their SEC Reports updates, revises, amends or replaces such prior disclosures, then the most recent disclosures shall prevail.

“Seacoast Closing Price” shall mean the average of the VWAP for the twenty (20) Trading Days ending on the Trading Day immediately prior to the Determination Date.
“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.
“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.
“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (1) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Keefe, Bruyette & Woods, Inc. is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.
“Target Consolidated Tangible Shareholders’ Equity” shall mean no less than $14,104,000.
“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a result of being a member of an affiliated or combined or unitary group, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.
“Tax Return” shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.
“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.
“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $1,500,000.
“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).
“VWAP” shall mean the daily volume weighted average price of the SBC Common Stock on the NASDAQ Stock Market or such other exchange or market on which the SBC Common Stock is then listed or quoted for trading on the day in question.
(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:
Affordable Care Act	Section 3.3(iii)
Aggregate Merger Consideration	Section 1.4(a)
Articles of Merger	Section 3.3
Agreement	Parties
Change in Recommendation	Section 4.12(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Parties
Company Certificates	Section 1.4(b)
Company Directors’ Recommendation	Section 3.3(b)(ii)
Company Disclosure Letter	Section 3.1
Company Latest Balance Sheet	Section 3.3(d)(ii)
Company Regulatory Agreement	Section 3.3(v)
Covered Employees	Section 4.14(a)
Covered Parties	Section 4.15(b)
CRA	Section 3.3(q)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.4(e)
IIPI	Section 3.3(r)(i)
Indemnification Notice	Section 7.2(b)
Indemnified Party	Section 4.15(a)
Indemnified Parties	Section 7.2(b)
Material Adverse Effect	Section 3.2(b)
Measuring Date	Section 7.1(a)
Merger	Preamble
Merger Consideration	Section 1.4(a)
OCC	Section 1.3
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.3(d)(iv)
Shareholder Support Agreement	Preamble
Surviving Bank	Section 1.1
Takeover Laws	Section 3.3(v)

SBC	Parties
SBC Preferred Stock	Section 3.4(c)
SBC Regulatory Agreement	Section 3.4(f)(ii)
Seacoast	Parties
SNB	Parties
(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.
7.2 Non-Survival of Representations and Covenants; Indemnification.   Except for Articles 1 and 2, Sections 4.15 and 4.20 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
7.3 Expenses.
(a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Seacoast shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.
(b) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.
7.4 Termination Fee.
(a) In the event that (A) (i) either Party terminates this Agreement pursuant to Section 6.1(c)(ii), or (ii) SBC terminates this Agreement pursuant to Section 6.1(b), as a result of a willful breach of a covenant or agreement by the Company, or pursuant to Sections 6.1(e)(i) or 6.1(e)(ii), (B) at any time after the date of this Agreement and prior to such termination Company shall have received or there shall have been publicly announced an Acquisition Proposal that has not been formally withdrawn or abandoned prior to such termination, and (C) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Seacoast the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a) all references in the definition of  “Acquisition Proposal” to “25%” shall be to “50%.”
(b) In the event that SBC terminates this Agreement pursuant to Section 6.1(e)(iii), the Company shall pay to Seacoast the Termination Fee within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds. In the event the Company terminates this Agreement pursuant to Section 6.1(f), the Company shall pay to Seacoast the Termination Fee on the date this Agreement is terminated, by wire transfer of immediately available funds.
(c) The Company hereby acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that the Company fails to pay when due any amount payable under this Section 7.4, then (i) the Company shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.
(d) Assuming the Company is not in breach of its obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or rising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.
7.5 Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
7.6 Amendments.   Before the Effective Time, this Agreement (including the Company Disclosure Letter, the Seacoast Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Company Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of the Company, unless such required approval is obtained.
7.7 Waivers.
(a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.
(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
7.8 Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

7.9 Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed effective as of the date so delivered:
Seacoast:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Telecopy Number: (772) 288-6086 Attention: Dennis Hudson
Copy to Counsel (which shall not constitute notice):	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 Telecopy Number: (404) 881-7777 Attention: Randolph A. Moore III
Company:	First Bank of the Palm Beaches 615 North Dixie Highway West Palm Beach, Florida 33401 Telecopy Number: (561) 847-2722 Attention: Joseph B. Shearouse III
Copy to Counsel (which shall not constitute notice):	Gunster, Yoakley & Stewart, P.A. 777 South Flagler Drive, Suite 500 East West Palm Beach, FL 33401 Telecopy Number: 561-671-2425 Attention: Michael V. Mitrione MMitrione@gunster.com
7.10 Governing Law.   This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction, except that the Laws of the United States shall govern the consummation of the Merger. The parties agree that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be brought and determined exclusively in the state or federal courts located in Palm Beach County, Florida. With respect to any such court action, each Party hereby (i) irrevocably submits to the personal jurisdiction of such courts, (ii) consents to service of process, (iii) consents to venue, and (iv) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, service of process, or venue. Each Party further agrees that the state or federal courts located in Palm Beach County, Florida are convenient forums for any dispute that may arise from this Agreement and that no Party shall raise as a defense that the dispute in such court is brought in an inconvenient forum or that the venue of such dispute is improper.
7.11 Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.
7.12 Captions.   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations.   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.
7.14 Severability.   If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
7.15 Attorneys’ Fees.
In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
7.16. Waiver of Jury Trial.
THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.
SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III Chief Executive Officer
SEACOAST NATIONAL BANK
By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III Chief Executive Officer
FIRST BANK OF THE PALM BEACHES
By:	/s/ Joseph B. Shearouse, III
Joseph B. Shearouse, III Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
FORM OF
COMPANY SHAREHOLDER SUPPORT AGREEMENT
THIS SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2019, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), First Bank of the Palm Beaches, a Florida chartered bank (“Seller”), and each of the undersigned (i) directors of Seller that are beneficial owners of any shares of Seller Stock (as defined below), (ii) executive officers of Seller that are beneficial owners of any shares of Seller Stock, and (iii) each beneficial holder of five percent (5%) or more of the outstanding shares of Seller Stock (each of  (i), (ii) and (iii), a “Shareholder,” and collectively, the “Shareholders”).
RECITALS
WHEREAS, the Shareholders desire that Buyer and Seller consummate the transactions (the “Transactions”) set forth in that certain Agreement and Plan of Merger, dated as of November 19, 2019 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Buyer, Seacoast National Bank, and Seller, that provides for, among other things, the merger of Seller with and into Buyer (the “Merger”); and
WHEREAS, the Shareholders, Seller and Buyer are executing this Agreement as an inducement and condition to Buyer entering into, executing and performing the Merger Agreement and consummating the Transactions.
NOW, THEREFORE, in consideration of, and as a material inducement to, entering into and the execution and delivery by Buyer of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.   Representations and Warranties. Each Shareholder represents and warrants to Buyer severally, but not jointly, as follows:
(a)   The Shareholder has voting power over the number of shares (“Shareholder’s Shares”) of the common stock of Seller, par value $5.00 per share of the Class A Common Stock and par value $1.00 per share of the Class B Common Stock (collectively, “Seller Stock”), set forth below such Shareholder’s name on the signature page hereto. Except for the Shareholder’s Shares, the Shareholder does not have voting power over any shares of Seller Stock.
(b)   This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.
(c)   Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder’s Shares are subject. Consummation by the Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder’s Shares.
(d)   The Shareholder’s Shares and the certificates representing the Shareholder’s Shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (any such encumbrance, a “Lien”), except for (i) any such Liens arising hereunder, and (ii) Liens, if any, which have been previously disclosed in writing to Buyer and will be satisfied and released at Closing.
(e)   The Shareholder understands and acknowledges that Buyer entered into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 4 of this Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Buyer.
A-A-1

(f)   No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.
(g)   The Shareholder represents that there are no outstanding or valid proxies or voting rights given to any Person in connection with Shareholder’s Shares.
2.   Voting Agreements. The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   At any meeting of shareholders of Seller called to vote upon the Merger Agreement, the Merger and the Transactions, and at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, the Merger and the Transactions is sought (collectively, the “Shareholders’ Meeting”), the Shareholder shall vote (or cause to be voted) all of the Shareholder’s Shares in favor of the approval of the terms of the Merger Agreement, the Merger and each of the Transactions, and shall not grant any proxies to any third party, except where such proxies are expressly directed to vote in favor of the Merger Agreement, the Merger and the Transactions. The Shareholder hereby waives all notice and publication of notice of any Shareholders’ Meeting to be called or held with respect to the Merger Agreement, the Merger and the Transactions.
(b)   At any Shareholders’ Meeting or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder’s Shares against (i) any acquisition proposal, including, without limitation, any merger or exchange agreement or merger or exchange (other than the Merger Agreement, the Merger and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Seller; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) any amendment of Seller’s articles of incorporation or bylaws or other proposal or transaction involving Seller or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger Agreement, or any of the Transactions, other than an amendment or other proposal or transaction required by a regulatory authority or other Governmental Authority(each of the foregoing in clauses (i), (ii) or (iii) above, a “Competing Transaction”).
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
3.   Covenants. The Shareholder agrees with, and covenants to, Buyer as follows:
(a)   Without the prior written consent of Buyer, the Shareholder shall not (i) “Transfer” (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge, transfer, hypothecation or other disposition), or consent to any Transfer of, any or all of the Shareholder’s Shares or any interest therein, (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any or all of Shareholder’s Shares or any interest therein, (iii) grant or solicit any proxy, power of attorney or other authorization in or with respect to Shareholder’s Shares, except for this Agreement, (iv) deposit Shareholder’s Shares into a voting trust or enter into any voting agreement, arrangement or understanding with respect to Shareholder’s Shares for any purpose (other than to satisfy its obligations under this Agreement), or (v) initiate a shareholders’ vote or action by consent of Seller’s shareholders with respect to a Competing Transaction; provided, however, that the foregoing shall not preclude a Transfer in connection with bona fide estate planning purposes to the Shareholder’s affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the ownership of the Shareholder’s Shares) and provided further, that the assigning Shareholder shall remain jointly and severally liable for any breaches by any of his or her affiliates or immediate family
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members of the terms hereof. The restriction on the Transfer of the Shareholder’s Shares set forth in this Section 3(a) shall terminate upon the first to occur of  (x) the Effective Time of the Merger and the Transactions or (y) the date upon which the Merger Agreement is terminated in accordance with its terms.
(b)   The Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger or the Transactions that such Shareholder may have.
(c)   The Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, knowingly induce or encourage, or knowingly take an action to facilitate the making of the submission of any Competing Transaction, or (ii) except as provided in the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transactions, other than the Merger or the Transactions contemplated by the Merger Agreement.
4.   Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer with the full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to Shareholder’s Shares, to vote each of such Shareholder Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 2 hereof at any Shareholders’ Meeting, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Seller taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 9 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shareholder Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.
5.   Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of Shareholder’s Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of the Seller affecting the Seller Common Stock, or the acquisition of additional shares of Seller Stock or other voting securities of Seller by Shareholder, the number of shares of Seller Stock subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Seller Stock or other voting securities of the Seller issued to or acquired by the Shareholder.
6.   Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, irreparable damage will occur and Buyer will not have any adequate remedy at law. It is accordingly agreed that Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or to prevent any breach and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that it shall not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. In addition, any third party participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement and of the rights of Buyer hereunder, and any such participation by such third party with Shareholder in activities in violation of the Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party and Buyer acknowledges that Shareholder may be responsible for any associated liabilities caused by such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such
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action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.
7.   Further Assurances. The Shareholder shall, upon the request of the Buyer, promptly execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Buyer to be necessary or desirable to carry out the provisions hereof and to vest in the Buyer the power to vote such Shareholder’s Shares as contemplated by Section 2 and 4 of this Agreement and the other irrevocable proxies provided herein.
8.   Confidentiality. The undersigned recognizes and acknowledges that he or she may have access to certain confidential information of the Buyer and its subsidiaries (including that obtained from the Seller and its shareholders in connection with the Transactions), the Seller and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of the Buyer, the Seller and the Buyer’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the undersigned, is herein referred to as “Confidential Information.” The undersigned will not disclose or directly or indirectly utilize in any manner any such Confidential Information for Shareholder’s own benefit or the benefit of anyone other than the Buyer and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement pursuant to Section 9; provided that the undersigned may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.
9.   Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination; provided further that the provisions of Section 8 of this Agreement shall remain in full force and effect regardless of any such termination pursuant to this Section 9.
10.   Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.
11.   Miscellaneous.
(a)   Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement. As used herein, the singular shall include the plural and any reference to gender shall include all other genders. The terms “include,” “including” and similar phrases shall mean including without limitation, whether by enumeration or otherwise.
(b)   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by reliable overnight delivery or by facsimile or electronic transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to the Buyer or Seller, to the addresses set forth in Section 7.9 of the Merger Agreement; and (ii) if to the Shareholder, to its address shown below its signature on the last page hereof.
(c)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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(d)   This Agreement may be executed in two or more counterparts by facsimile or other electronic means, all of which shall be considered and have the same force and effect as one and the same agreement.
(e)   This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(f)   This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to the applicable conflicts of laws principles thereof.
(g)   If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.
(h)   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 3(a) of this Agreement. Any assignment in violation of the foregoing shall be void.
(i)   No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by both parties.
(j)   The parties acknowledge that nothing in this Agreement shall be interpreted to give rise to joint obligations among the Shareholders. No Shareholder shall be deemed to be in breach of this Agreement as a result of the actions of any other Shareholder.
(k)   Notwithstanding any other provision of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Seller and its Affiliates have complied with the terms and conditions of the Merger Agreement, including Section 4.5 and 4.12 of the Merger Agreement.
(l)   Notwithstanding anything to the contrary in this Agreement, nothing herein is intended or shall be construed or require the Shareholder, in his or her capacity as a director, officer, or employee of the Company, to act or fail to act in accordance with his or her fiduciary duties as a director or officer, subject to the terms and conditions of the Merger Agreement.
[Signatures on following pages]
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IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Support Agreement as of the day and year first above written.
“SELLER”
FIRST BANK OF THE PALM BEACHES
By: Name: Joseph B. Shearouse Title: Chief Executive Officer
“BUYER”
SEACOAST BANKING CORPORATION OF FLORIDA
By: Name: Dennis S. Hudson, III Title: Chief Executive Officer
“SHAREHOLDER”

Name:
Address:
Number of Shares of Common Stock Over Which Shareholder Has Voting Power and Capacity of Ownership:
[Signature Page to the Shareholder Support Agreement]
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EXHIBIT B
FORM OF
CLAIMS LETTER
November 19, 2019
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Dennis S. Hudson, III
Gentlemen:
This claims letter (“Claims Letter”) is delivered pursuant to Section 4.17 of that certain Agreement and Plan of Merger, dated as of November 19, 2019 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer, and First Bank of the Palm Beaches, a Florida state-chartered bank (“Seller”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.
Concerning claims which the undersigned may have against Seller or Buyer or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Seller, or any Seller entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.
1.   Claims. The undersigned does not have, and is not aware of, any claims he or she might have against Seller or Buyer or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, under written loan commitments and agreements between the undersigned and Seller, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) checks issued by any other depositor of Seller; (vi) any rights that the undersigned has or may have under the Merger Agreement including, without limitation, the indemnification rights set forth in Section 4.15 thereof; and (vii) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Seller or as an officer or director of Seller or a holder of a Company Equity Award (collectively, the “Disclosed Claims”).
2.   Releases and Assignment. Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Seller, Buyer, Seacoast National Bank and all other Seller entities and Buyer entities, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, transfers and assigns to Buyer, as successor to Seller, respectively, all claims, actions, rights, title and interests of the undersigned in and to any and all software, databases, records, files, data, information and hardware, and any and all intellectual property (including, but not limited to, any and
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all patent, copyright, trademark, trade secret, know-how, confidential information, and other proprietary rights, and all registrations and applications directed to any of the foregoing) of any nature whatsoever, conceived, reduced to practice, invented, created, authored, designed, developed, issued, registered, applied for, licensed or used by or for the undersigned or the Seller, or any Seller entity, in any case in connection with the Seller’s (or Seller entity’s) business (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released, discharged, transferred or assigned herein has been transferred, sold or assigned, expressly, impliedly, by operation of law or otherwise, and that all Claims released, discharged, transferred or assigned hereby are owned solely and exclusively by the undersigned, which has the sole authority to release, discharge, transfer and assign them to Buyer, as the successor to Seller. The undersigned agrees, without any further consideration, to execute any and all other documents requested by the Buyer or the Seller necessary in order to carry out or evidence the release, discharge, transfer or assignment, or other intent, of this Claims Letter.
3.   Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, taxing authority arbitral or other authority to collect or enforce any Claims which are released and discharged hereby.
4.   Miscellaneous.
(a)   This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).
(b)   This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.
(c)   This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.
(d)   In any legal action or other proceeding relating to this Claims Letter and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Claims Letter is brought against a party, the prevailing party in any such litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other party all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of one counsel, court costs and expenses incident to arbitration, appellate and post-judgement proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(e)   IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.
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EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.
(f)   This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Buyer, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.
(g)   The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.
(h)   This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.
[Signatures on following page.]
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Sincerely,
Signature of Officer or Director
Printed Name of Officer or Director
On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of November 19, 2019.
SEACOAST BANKING CORPORATION OF FLORIDA
By: Name: Dennis S. Hudson, III Title: Chief Executive Officer
[Signature Page to Claims Letter]
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EXHIBIT C
FORM OF
RESTRICTIVE COVENANT AGREEMENT
EXECUTIVE OFFICER AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of November 19, 2019, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned executive officer (“Employee”) of First Bank of the Palm Beaches, a Florida state-chartered bank (“First Bank” or, “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and First Bank are parties to that certain Agreement and Plan of Merger, dated as of November 19, 2019, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of First Bank with and into Buyer (the “Merger”);
WHEREAS, Employee is a shareholder and/or officer of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee and/or an Affiliate of Employee is selling shares of First Bank Common Stock held by Employee and/or the Employee’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;
WHEREAS, Employee is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Employee has served as a manager of Seller, and, therefore, Employee has knowledge of the Confidential Information (hereinafter defined);
WHEREAS, the Employee acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Employee will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Employee and/or the Employee’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer, SNB or their respective Affiliated Companies, sale/acquisition plans and
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contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer, SNB or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Employee acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information. From the Effective Time and for a period of five (5) years thereafter, Employee shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Employee; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Employee is nonetheless, in the good faith written opinion of his legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Employee is required to be disclosed.
(b)   Nonrecruitment of Employees. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Employee’s services as a manager of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition. Employee hereby agrees that, for two (2) years following the Effective Time, Employee shall not, without the prior written consent of Buyer’s Chief Executive Officer, which
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consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities with, for or on behalf of any other (i) financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) Person, business or enterprise, in either case that competes in the Restricted Area with the Buyer, SNB and their Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit an Employee from providing to any entity which engages in Business Activities within the Restricted Area (i) services that the Employee provides as of the date of this Agreement, and (ii) services that the Employee has provided prior to the date of this Agreement as a part of such Employee’s current business. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, Broward, Collier, Dade, DeSoto, Glades, Hendry, Highlands, Hillsborough, Indian River, Lake, Manatee, Marion, Martin, Okeechobee, Orange, Osceola, Palm Beach, Pinellas, Polk, Seminole, St. Lucie, Sumter and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit Employee from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit Employee or any of such Employee’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that, such securities were held by the Employee or any of such Employee’s Affiliated Company as of the date of this Agreement.
(e)   Enforceability of Covenants. Employee acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Employee acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Employee acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Employee agrees that his position as an Employee of First Bank involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Employee and Buyer agree that Employee’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provision of this Agreement shall not constitute a defense to the enforceability of this covenant. Employee and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Employee acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Employee), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
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3.   Successors.
(a)   This Agreement is personal to Employee, is not assignable by Employee, and none of Employee’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(a)   Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(b)   Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection. Buyer and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Employee agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Palm Beach County, Florida. With respect to any such court action, Employee hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Palm Beach County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).
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To Buyer: Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Facsimile Number: (772) 288-6086 Attention: Dennis S. Hudson, III
To Employee: To the address set forth under such Employee’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.
(i)   Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signatures on following page]
A-C-5

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name: Dennis S. Hudson, III Title: Chairman and Chief Executive Officer
EMPLOYEE:
Name:
Address:
[Signature Page to Restrictive Covenant Agreement]
[Executive Officer 2-Year]
A-C-6

FORM OF
RESTRICTIVE COVENANT AGREEMENT
DIRECTOR AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of November 19, 2019, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“Buyer”), and the undersigned director (“Director”) of First Bank of the Palm Beaches, a Florida corporation (“First Bank” or “Seller”) and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).
WHEREAS, Buyer, Seacoast National Bank, a national banking association and wholly owned subsidiary of Buyer (“SNB”), and First Bank are parties to that certain Agreement and Plan of Merger, dated as of November 19, 2019, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of First Bank with and into Buyer (the “Merger);
WHEREAS, Director is a shareholder and/or director of Seller;
WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director and/or an Affiliate of Director is selling shares of First Bank Common Stock held by Director and/or the Director’s Affiliate to Buyer and will receive Merger Consideration in exchange for such shares;
WHEREAS, Director is in possession of trade secrets and valuable confidential business information of Seller, and has substantial relationships with its banking customers;
WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of Seller, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);
WHEREAS, the Director acknowledges that the Buyer has legitimate business interests to justify the enforcement of this Agreement;
WHEREAS, as a result of the Merger, Buyer will succeed to all of the Confidential Information, for which Buyer, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and
WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Seller, as a condition and inducement to the willingness of Buyer and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:
1.   Certain Definitions.
(a)   “Affiliated Company” means any company or entity controlled by, controlling or under common control with Buyer or Seller.
(b)   “Confidential Information” means all information regarding Seller, Buyer, SNB and their respective Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by Seller, Buyer, SNB or their respective Affiliated Companies (except to applicable regulatory authorities and/or pursuant to confidential or other relationships where there is no expectation of public disclosure or use by third Persons). “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of Seller, Buyer, SNB or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of Seller, Buyer,
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SNB or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Seller, Buyer or SNB or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information.Director acknowledges and agrees that the trading in Buyer or Seller securities using Confidential Information or other non-public information may violate federal and state securities laws.
(c)   Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.
2.   Restrictive Covenants.
(a)   Nondisclosure of Confidential Information. From the Effective Time and for a period of five (5) years thereafter, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of Buyer, which consent may be withheld in the sole discretion of Buyer’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide Buyer with prompt notice of such requirement so that Buyer may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment; provided, further, that no such notice or efforts shall be required in connection with any routine audit or investigation by any Governmental Authority or taxing authority that does not expressly reference Seller, Buyer, SNB or any of their respective Affiliated Companies. If, in the absence of a required waiver or protective order, Director is nonetheless, in the good faith written opinion of Director’s legal counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.
(b)   Nonrecruitment of Employees. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of the Buyer’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with Buyer or any of its Affiliated Companies, on his or her own behalf or on behalf of any other Person, (i) any then-current employee of Buyer or any of its Affiliated Companies or (ii) any employee of Seller who worked at Seller or any of its Affiliated Companies during Director’s services as a director of Seller or any Seller Affiliated Company and who has not ceased employment for a minimum of a six month period with Buyer, Seller or any Affiliated Companies, as applicable. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(c)   Nonsolicitation of Customers. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of the Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, directly or indirectly, on behalf of himself, herself or of anyone other than Seller, Buyer, SNB or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client of Seller for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client to cease, reduce, restrict or divert its business with Seller, Buyer, SNB or any Affiliated Company. It is acknowledged that general advertisements shall not be deemed to violate this provision.
(d)   Noncompetition. Director hereby agrees that, for three (3) years following the Effective Time, Director shall not, without the prior written consent of Buyer’s Chief Executive Officer, which consent may be withheld at the sole discretion of Buyer’s Chief Executive Officer, prepare or apply to
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commence, or engage or participate in, Business Activities with, for or on behalf of any other (i) financial institution as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or (ii) Person, business or enterprise, in either case that competes in the Restricted Area with the Buyer, SNB and their Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by Buyer, Seller, SNB or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, IRA and retirement accounts, commercial or consumer mortgage loans, and commercial or consumer home equity lines of credit. For the avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing to any entity which engages in Business Activities within the Restricted Area (i) services that the Director provides as of the date of this Agreement, and (ii) services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business. For purposes of this Agreement, the “Restricted Area” shall mean Brevard, Broward, Collier, Dade, DeSoto, Glades, Hendry, Highlands, Hillsborough, Indian River, Lake, Manatee, Marion, Martin, Okeechobee, Orange, Osceola, Palm Beach, Pinellas, Polk, Seminole, St. Lucie, Sumter and Volusia counties in Florida. Nothing in this Section 2(d) shall prohibit Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any company or business organization which may compete directly or indirectly with Seller, Buyer, SNB or any of their Affiliated Companies. Nothing in this Agreement shall prohibit a Director or any of such Director’s Affiliated Companies from continuing to hold outstanding securities of an entity that engages in Business Activities; provided that such securities were held by the Director or any of such Director’s Affiliated Company as of the date of this Agreement. If Buyer is sold during the term of the Agreement, the terms under Section 2(b), 2(c), and 2(d) hereof shall be automatically reduced from three (3) years to two (2) years.
(e)   Enforceability of Covenants. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of Buyer, SNB and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of Seller that are derived from the acquisition of Seller by Buyer. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of Seller involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and Buyer agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Buyer to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and Buyer agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to the Buyer, SNB and their Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, Buyer will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by the Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.
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3.   Successors.
(a)   This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.
(b)   This Agreement may be assigned by, and shall be binding upon and inure to the benefit of the Buyer, SNB and any of their Affiliated Companies and their successors and assigns.
4.   Miscellaneous.
(a)   Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and Buyer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.
(a)   Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.
(b)   Attorneys’ Fees. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any right or benefit provided by this Agreement is brought against a Party, the prevailing Party in any such legal action or other proceeding pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought shall be entitled upon demand to be paid by the other Party, all reasonable costs incurred in connection with such legal action or other proceeding, including the reasonable legal fees and charges of counsel, court costs and expenses incident to arbitration, appellate and post-judgment proceedings, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.
(d)   Governing Law and Forum Selection. Buyer and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Palm Beach County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Palm Beach County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
(e)   Notices. All notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address at such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), or (iii) in the case of Buyer only, on the first business day after it is sent by electronic transmission or facsimile to the facsimile number set forth below (or to other such facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(e)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(e).
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To Buyer: Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Facsimile Number: (772) 288-6086 Attention: Dennis S. Hudson, III
To Director: To the address set forth under such Director’s name on the signature page of this Agreement
Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.
(f)   Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.
(g)   Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between Buyer and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.
(h)   Counterparts. This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.
(i)   Termination. If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.
[Signatures on following page]
A-C-11

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
BUYER:
SEACOAST BANKING CORPORATION OF FLORIDA
By:
Name: Dennis S. Hudson, III Title: Chairman and Chief Executive Officer
EMPLOYEE:
Name:
Address:
[Signature Page to Restrictive Covenant Agreement]
[Director 3-Year]
A-C-12

APPENDIX B
November 19, 2019
The Board of Directors
First Bank of the Palm Beaches
615 North Dixie Highway
West Palm Beach, FL 33401
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of First Bank of the Palm Beaches (“First Bank”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of First Bank with and into Seacoast National Bank (“SNB”), a wholly owned subsidiary of Seacoast Banking Corporation of Florida (“SBC”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among First Bank, SBC and SNB. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of SBC, SNB, First Bank or the shareholders of First Bank, each share of Class A Common Stock, par value $5.00 per share, and Class B Common Stock, par value $1.00 per share, of First Bank (collectively, “First Bank Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding the Excluded Shares (as defined in the Agreement)), shall be converted into the right to receive 0.2000 of a share of common stock, par value $0.10 per share, of SBC (“SBC Common Stock”). The foregoing ratio of 0.2000 of a share of SBC Common Stock for one share of First Bank Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
KBW has acted as financial advisor to First Bank and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between a KBW broker-dealer affiliate and SBC), may from time to time purchase securities from, and sell securities to, First Bank and SBC. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of SBC for our and their own respective accounts and for the accounts of our and their respective customers and clients. KBW employees may also from time to time maintain individual positions in First Bank and SBC. As First Bank has previously been informed by KBW, such positions currently include an individual position in shares of First Bank Common Stock held by a senior member of the KBW advisory team providing services to First Bank in connection with the proposed Merger. We have acted exclusively for the board of directors of First Bank (the “Board”) in rendering this opinion and will receive a fee from First Bank for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, First Bank has agreed to indemnify us for certain liabilities arising out of our engagement.
Keefe, Bruyette & Woods, A Stifel Company
787 Seventh Avenue, New York, NY 10019
(212) 887-7777 • www.kbw.com

The Board of Directors — First Bank of the Palm Beaches
November 19, 2019

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to First Bank. In the past two years, KBW has not provided investment banking and financial advisory services to SBC. We may in the future provide investment banking and financial advisory services to First Bank or SBC and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Bank and SBC and bearing upon the Merger, including among other things, the following: (i) the execution version of the Agreement; (ii) the audited financial statements for the three fiscal years ended December 31, 2018 of First Bank; (iii) the unaudited quarterly financial statements for the quarters ended March 31, 2019 and June 30, 2019 of First Bank; (iv) certain draft and unaudited quarterly financial results for the quarter ended September 30, 2019 of First Bank (provided by First Bank); (v) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2018 of SBC; (vi) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 of SBC; (vii) certain regulatory filings of First Bank and SBC and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2018 as well as the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; (viii) certain other interim reports and other communications of First Bank and SBC to their respective shareholders; and (ix) other financial information concerning the businesses and operations of First Bank and SBC that was furnished to us by First Bank and SBC or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of First Bank and SBC; (ii) the assets and liabilities of First Bank and SBC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information for First Bank and certain financial and stock market information for SBC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of First Bank that were prepared by First Bank management, provided to us and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of SBC, as well as assumed long-term SBC growth rates provided to us by SBC management, all of which information was discussed with us by SBC management and used and relied upon by us based on such discussions, at the direction of First Bank management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on SBC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by SBC management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of First Bank management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of First Bank and SBC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by First Bank, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with First Bank.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of First Bank as to the reasonableness and achievability of the financial and operating

The Board of Directors — First Bank of the Palm Beaches
November 19, 2019

forecasts and projections of First Bank referred to above (and the assumptions and bases therefor), and we have assumed that such forecasts and projections have been reasonably prepared and represent the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of First Bank, upon SBC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of SBC, the assumed long-term SBC growth rates, and the estimates regarding certain pro forma financial effects of the Merger on SBC (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the SBC “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of SBC management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of First Bank and SBC that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of SBC referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of First Bank and SBC and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Bank or SBC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for First Bank and SBC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Bank or SBC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of First Bank or SBC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the execution version reviewed by us and referred to above) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of First Bank Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related

The Board of Directors — First Bank of the Palm Beaches
November 19, 2019

transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Bank, SBC or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of First Bank that First Bank has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Bank, SBC, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters. We have assumed, at the direction of First Bank and without independent verification, that First Bank’s Consolidated Tangible Shareholders’ Equity (as defined in the Agreement) as of the close of business on the fifth business day prior to the Closing Date (as defined in the Agreement) will not be less than First Bank’s Target Consolidated Tangible Shareholders’ Equity (as defined in the Agreement).
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of First Bank Common Stock, without regard to the differences between the classes of First Bank Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to First Bank, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of First Bank to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Bank or the Board; (iii) the fairness of the amount or nature of any compensation to any of First Bank’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of First Bank Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Bank (other than the holders of First Bank Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of SBC or any other party to any transaction contemplated by the Agreement; (v) the relative fairness of the Exchange Ratio as between holders of the different classes of First Bank Common Stock; (vi) any adjustment (as provided in the Agreement) to the Exchange Ratio assumed for purposes of our opinion; (vii) the actual value of SBC Common Stock to be issued in the Merger; (viii) the prices, trading range or volume at which SBC Common Stock will trade following the public announcement of the Merger or following the consummation of the Merger; (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to First Bank, SBC, their respective shareholders, or relating to or arising out of or as a consequence of the Mergeror any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of First Bank Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or

The Board of Directors — First Bank of the Palm Beaches
November 19, 2019

any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of First Bank Common Stock.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

APPENDIX C
658.44   Approval by stockholders; rights of dissenters; preemptive rights. —
(1)   The office shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the office, has been approved:
(a)   By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and
(b)   After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.
Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.
(2)   Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each shareholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders, including stockholders not entitled to vote but dissenting under paragraph (c), will be entitled to payment in cash of the value of only those shares held by the stockholders:
(a)   Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;
(b)   As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or
(c)   With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the shareholder dissents from the plan of merger and merger agreement, and which shares are not voted for approval of the plan or written consent given pursuant to paragraph (a) or paragraph (b).
Hereinafter in this section, the term “dissenting shares” means and includes only those shares, which may be all or less than all the shares of any class owned by a shareholder, described in paragraphs (a), (b), and (c).
(3)   On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the
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holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.
(4)   The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.
(5)   The fair value, as defined in s. 607.1301(5), of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined pursuant to ss. 607.1326 – 607.1331 except as the procedures for notice and demand are otherwise provided in this section as of the effective date of the merger.
(6)   Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.
(7)   The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.
(8)   The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.
(9)   After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the office, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the office, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.
History. — s. 4, ch. 28016, 1953; ss. 12, 35, ch. 69-106; s. 3, ch. 76-168; s. 1, ch. 77-457; ss. 34, 151, 152, ch. 80-260; ss. 2, 3, ch. 81-318; s. 147, ch. 83-216; ss. 29, 51, ch. 84-216; s. 1, ch. 91-307; ss. 1, 127, ch. 92-303; s. 1789, ch. 2003-261; s. 15, ch. 2008-75; s. 290, ch. 2019-90.
Note. — Former s. 661.05.
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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers of Seacoast
The Florida Business Corporation Act, or FBCA, permits, under certain circumstances, the indemnification of directors and officers of a corporation, or indemnified party, with respect to any threatened, pending or completed action, suit or proceeding to which such person is or was a party because of his or her being a directors and officer of the corporation or is or was serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against liability incurred in such proceeding; provided, however, that such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also permits indemnification against expenses and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Unless ordered by a court, a corporation may not indemnify an indemnified party unless authorized for a specific proceeding after a determination that indemnification is permissible because the director or officer has met the relevant standard of conduct by either, depending on the circumstances, (i) a majority of directors or a committee designated by the board if a quorum is not obtainable, (ii) independent special legal counsel selected by the board, or (iii) the shareholders (excluding shares voted by a party to the proceeding).
Under the FBCA, a corporation must indemnify an indemnified party who was successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.
A corporation may, under the FBCA, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an officer or director who is a party to the proceeding because that individual is or was a director or an officer if such person delivers to the corporation a signed written undertaking to repay any funds advanced if such person is not entitled to indemnification under the FBCA. Expenses incurred by other employees and agents may be paid in advance upon the terms the board of directors of a corporation decide to be appropriate. Unless a corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, the FBCA permits an indemnified party to apply for indemnification or an advance for expenses, or both, to a court having jurisdiction.
Notwithstanding other sections of the FBCA regarding indemnification, unless ordered by a court in certain circumstances, the FBCA prohibits indemnification or the advancement of expenses to an indemnified party if a judgment or other final adjudication establishes that such person’s actions were material to the cause of action and (i) constitute willful or intentional misconduct or a conscious disregard for the best interests of the company, (ii) an improper personal benefit was involved, (iii) constitute a violation of criminal law (unless such person had reasonable cause to believe the conduct was lawful) or (iv) involves liability under the statute for unlawful distributions.
In addition to the authority granted to us by the FBCA to indemnify our directors and officers, certain other provisions of the FBCA have the effect of further limiting the personal liability of our directors and officers. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act as a director except in the case of certain qualifying breaches of the director’s duties.
Our Bylaws contain indemnification provisions similar to the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   List of Exhibits
Exhibit 2.1	—	Agreement and Plan of Merger, dated November 19, 2019, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank and First Bank of the Palm Beaches (attached as Appendix A to the proxy statement/prospectus).
Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Seacoast Banking Corporation of Florida hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and schedules.
Exhibit 3.1.1	—	Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Quarterly Report on Form 10-Q, filed May 10, 2006).
Exhibit 3.1.2	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 23, 2008).
Exhibit 3.1.3	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.4 to Seacoast’s Form S-1, filed June 22, 2009).
Exhibit 3.1.4	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed July 20, 2009).
Exhibit 3.1.5	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 3, 2009).
Exhibit 3.1.6	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K/A, filed July 14, 2010).
Exhibit 3.1.7	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 25, 2010).
Exhibit 3.1.8	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 1, 2011).
Exhibit 3.1.9	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 13, 2013).
Exhibit 3.1.10	—	Articles of Amendment to the Amended and Restated articles of incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed May 30, 2018).
Exhibit 3.2	—	Amended and Restated By-laws of the Corporation (incorporated herein by reference from Exhibit 3.2 to Seacoast’s Form 8-K, filed December 21, 2007).

Exhibit 4.1	—	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-K, filed March 17, 2014).
Exhibit 5.1	—	Legal Opinion of Alston & Bird LLP
Exhibit 8.1	—	Tax Opinion of Alston & Bird LLP
Exhibit 21.1	—	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 to Seacoast’s Form 10-K, filed on February 26, 2019).
Exhibit 23.1	—	Consent of Alston & Bird LLP (included in the opinions referred to in Exhibit 5.1and Exhibit 8.1)
Exhibit 23.2	—	Consent of Crowe LLP
Exhibit 24	—	Power of Attorney (included on the signature page hereto)
Exhibit 99.1	—	Form of Proxy to be used at First Bank of the Palm Beaches Special Shareholders Meeting (to be filed by amendment).
Exhibit 99.2	—	Consent of Keefe, Bruyette & Woods, Inc.
(b)   Financial Statement Schedules
None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.
(c)   Opinion of Financial Advisor
Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.
Item 22.   Undertakings.
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart and State of Florida, on January 10, 2020.
SEACOAST BANKING CORPORATION OF FLORIDA
By:
/s/ Dennis S. Hudson, III

Name:
Dennis S. Hudson, III

Title:
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis S. Hudson, III his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact, agent or his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	January 10, 2020
/s/ Charles M. Shaffer Charles M. Shaffer	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 10, 2020
/s/ Jacqueline L. Bradley Jacqueline L. Bradley	Director	January 10, 2020
/s/ H. Gilbert Culbreth, Jr. H. Gilbert Culbreth, Jr.	Director	January 10, 2020
/s/ Maryann B. Goebel Maryann B. Goebel	Director	January 10, 2020
/s/ Robert J. Lipstein Robert J. Lipstein	Director	January 10, 2020
/s/ Herbert Lurie Herbert Lurie	Director	January 10, 2020

Signature	Title	Date
/s/ Alvaro J. Monserrat Alvaro J. Monserrat	Director	Janaury 10, 2020
/s/ Thomas E. Rossin Thomas E. Rossin	Director	January 10, 2020